SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
Cincinnati Bell Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 1, 2012
To Our Shareholders:
The 2012 Annual Meeting of Shareholders of Cincinnati Bell Inc. (the “Company”) will be held on Tuesday, May 1, 2012, at 11:00 a.m., Central Time, at the Marriott at Legacy Town Center, 7120 Dallas Parkway, Plano, Texas, for the following purposes:

1	To elect ten directors to serve a one-year term ending in 2013;

2	To seek shareholder approval by a non-binding vote of the Company's executive compensation as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act;

3	To seek shareholder reapproval of the material terms of the performance goals of the Cincinnati Bell Inc. 2007 Long Term Incentive Plan;

4	To seek shareholder approval of an amendment to the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors;

5	To ratify the appointment of the Company's independent accountants to audit the financial statements of the Company for the year 2012; and

6	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.
The Board of Directors has established the close of business on March 2, 2012 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to vote on matters to be presented at the Annual Meeting.
Your vote is important. Your prompt response will also help reduce proxy costs and will help you avoid receiving follow-up telephone calls or mailings. Please vote as soon as possible.
Also, the Company has elected to take advantage of Securities and Exchange Commission rules that allow the Company to furnish proxy materials to you and other shareholders on the internet.

By Order of the Board of Directors

Christopher J. Wilson
Vice President, General Counsel and Secretary
March 16, 2012
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 1, 2012: The Proxy Statement and Annual Report are available at www.proxyvote.com

INFORMATION FOR SHAREHOLDERS THAT PLAN TO ATTEND THE
2012 ANNUAL MEETING OF SHAREHOLDERS

The Marriott at Legacy Town Center is located at 7120 Dallas Parkway, Plano, Texas 75024. Below are directions to the Marriott at Legacy Town Center.

From: Sam Rayburn Tollway Northbound	Take Frontage Road North exit. Turn right at West Spring Parkway. Turn left at Dallas Parkway.

From: Sam Rayburn Tollway Southbound	Take Frontage Road South exit. Turn left at Parkwood Boulevard. Turn right at Democracy Drive. Turn right on Dallas Parkway.

From: Dallas North Tollway Northbound	Take exit toward Spring Creek Parkway/Tennyson Parkway. Merge onto Dallas Parkway.

From: Dallas North Tollway Southbound	Take exit toward Spring Creek Parkway/Windhaven Parkway. Merge onto Dallas Parkway. Make sharp left to continue on Dallas Parkway.

From: N. President George Bush Turnpike Eastbound
Take Dallas North Tollway South exit. Keep left at the fork, follow signs for Dallas North Tollway North and merge onto Dallas North Tollway North. Take the exit toward Spring Creek Parkway/Tennyson Parkway. Merge onto Dallas Parkway.

From: N. President George Bush Turnpike Westbound
Take Dallas North Tollway North/Dallas North Tollway South exit. Keep right at fork and merge onto Dallas North Tollway North. Take exit toward Spring Creek Parkway/Tennyson Parkway. Merge onto Dallas Parkway.

CINCINNATI BELL INC.
221 East Fourth Street
Cincinnati, Ohio 45202
PROXY STATEMENT
For the Annual Meeting of Shareholders
to be held on Tuesday, May 1, 2012
This Proxy Statement is furnished to the shareholders of Cincinnati Bell Inc., an Ohio corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the 2012 Annual Meeting of Shareholders. The Annual Meeting will be held on Tuesday, May 1, 2012, at 11:00 a.m., Central Time, at the Marriott at Legacy Town Center, Plano, Texas 75024. The Notice of Annual Meeting of Shareholders, the Proxy Statement, the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and the Company's Summary 2011 Annual Report are being furnished to the shareholders beginning on or about March 22, 2012.
The Company's Board of Directors has established the close of business on March 2, 2012 as the record date (the “Record Date”) for determining shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote on matters to be presented at the Annual Meeting.
The agenda for the Annual Meeting is as follows:

1	To elect ten directors to serve a one-year term ending in 2013;

2
To seek shareholder approval of a non-binding vote of the Company's executive compensation (“Say-on-Pay”) as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);

3	To seek shareholder reapproval of the material terms of the performance goals of the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (the “2007 Long Term Incentive Plan”);

4	To seek shareholder approval of an amendment to the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors (the “2007 Directors Plan”);

5	To ratify the appointment of the Company's independent accountants to audit the financial statements of the Company for the year 2012; and

6	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.
PLEASE VOTE - YOUR VOTE IS IMPORTANT

Cincinnati Bell Inc. is a full-service regional provider of data and voice communications services over wireline and wireless networks, a full-service international provider of data center colocation operations, a provider of managed services, and a reseller of information technology ("IT") and telephony equipment. The Company provides telecommunications service to businesses and consumers in the Greater Cincinnati and Dayton, Ohio, areas primarily on its owned wireline and wireless networks with a well-regarded brand name and reputation for service. The Company also provides business customers with outsourced data center colocation operations in world class, state-of-the-art data center facilities primarily located in the Midwest, Texas, England and Singapore. In connection with the data center colocation operations in the Midwest, the Company also provides business customers with a full range of managed IT solutions. The Company operates in four segments: Wireline, Wireless, Data Center Colocation, and IT Services and Hardware.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Q: Why am I receiving these proxy materials?
A: The Company's Board of Directors (the “Board”) is providing these proxy materials to you in connection with the Annual Meeting of Shareholders, which will take place on May 1, 2012. As a shareholder, you are invited to attend the meeting and are entitled to vote on the proposals described in this Proxy Statement.
Q: What information is contained in the package of materials that I received?
A: The Company's combined Proxy Statement, Summary 2011 Annual Report and Annual Report on Form 10-K for the year ended December 31, 2011, which includes our 2011 consolidated financial statements, contains information relating to the proposals to be voted on at the meeting, the voting process, the compensation of directors and certain officers and certain other information required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the rules and listing standards of the New York Stock Exchange (the “NYSE”). Although you are encouraged to vote either by the internet or by telephone, these materials, if received in printed form, also include a proxy card or voting instruction card for your use in voting by mail or at the Annual Meeting.
Q: What proposals will be voted on at the meeting?

1	The election of ten directors to serve a one-year term ending in 2013;

2	The approval by non-binding vote of the Company's executive compensation (“Say-On-Pay”);

3	The reapproval of the material terms of the performance goals of the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (the “2007 Long Term Incentive Plan”);

4	The approval of an amendment to the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors (the “2007 Directors Plan”); and

5
The ratification of the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche LLP”) as the independent registered public accounting firm (“Independent Registered Public Accounting Firm”) to audit the financial statements of the Company for the year 2012.

Q: What is the Board of Directors' voting recommendation?
A: The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;

•	“FOR” approval by non-binding vote of the Company's executive compensation and the Say-On-Pay proposal;

•	“FOR” reapproval of the material terms of the performance goals of the 2007 Long Term Incentive Plan;

•	“FOR” approval of an amendment to the 2007 Directors Plan; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm to audit the financial statements of the Company for the year 2012.

Q: Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
A: Pursuant to the rules of the SEC, the Company has elected to provide access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners, which instructs them as to how they may submit their proxy on the internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. In addition, you may request to receive proxy materials in printed form by mail or by email on an ongoing basis.
Q: How can I get electronic access to the proxy materials?
A: Instructions regarding how to view the proxy materials for the Annual Meeting on the internet and to instruct the Company to send future proxy materials to you via email or in printed form are included in the Notice and on the website. If you elect to receive future proxy materials by email, the Company will save the cost of printing and mailing the proxy materials. You will also receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. The election to receive proxy materials by email will remain in effect until you terminate it.
Q: What shares can I vote?
A: You may vote all Company common shares and 6 3/4% Cumulative Convertible Preferred Shares that you own (or for which you have been given the right to provide instructions as to how such shares should be voted) as of the close of business on the Record Date. This includes: (i) shares held directly in your name as the shareholder of record, including common shares purchased through the Cincinnati Bell Employee Stock Purchase Plan; (ii) shares that are held by a trust used in connection with a Company employee or director plan pursuant to which the value of such shares has been credited to your account under such plan; and (iii) shares held for you as the beneficial owner through a broker or other nominee.
Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A: Many Cincinnati Bell shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record
If your shares are registered directly in your name with Cincinnati Bell's transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record for those shares. As a shareholder of record, you may grant your voting proxy over the internet, by mail, by telephone or you may vote your shares in person at the meeting.
Beneficial Owner
If your shares are held in a stock brokerage account or by another nominee, (including a trust used in connection with a Company employee or director plan), you are considered the beneficial owner of shares held in street name, and your broker or nominee is considered to be the shareholder of record. If you are a participant in the Cincinnati Bell Inc. Retirement Savings Plan or the Cincinnati Bell Inc. Savings and Security Plan, you are the beneficial owner of the shares credited to your account. As the beneficial owner, a Notice and/or proxy card was forwarded to you by the shareholder of record. As the beneficial owner, you may direct and provide voting instructions to your broker or nominee to vote the shares held in your account by proxy over the internet or by telephone by following the instructions provided in the Notice or the proxy card. You can also mail your proxy to the Company by following the instructions provided in the proxy card (if forwarded by your broker or nominee). You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting, unless you obtain a signed proxy from the shareholder of record authorizing you to vote the shares.

Q: How can I attend and vote my shares at the meeting?
A: Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to attend the meeting and vote in person, you will need to provide proof of identification and then you will be presented a proxy card. Beneficial shares, held either in street name or credited to your account under a Company employee or director plan, cannot be voted at the Annual Meeting unless you obtain a signed proxy from the shareholder of record authorizing you to vote these shares.
Q: How can I vote my shares without attending the meeting?
A: The methods for voting without attending the meeting are:
By Internet - If you have internet access, you may submit your vote from any location by following the instructions provided in the Notice or the proxy card.
By Telephone - If you live in the United States or Canada, you may submit your vote by following the “Vote by Phone” instructions provided in the Notice or the proxy card.
By Mail - You may vote by mail by completing and signing your proxy card and mailing it in the accompanying enclosed, pre-addressed postage-paid envelope.

Q: What happens if I don't give specific voting instructions?
A: The effect of not providing specific voting instructions depends on if you are the shareholder of record or the beneficial owner of the shares.
Shareholder of Record
If you are a shareholder of record and (i) you indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, or (ii) you sign and return a proxy without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on each of the matters presented in this proxy statement for which you did not provide specific voting instructions, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owner
If you are deemed to be the beneficial owner of shares and do not provide the broker or nominee that holds your shares with specific voting instructions, the broker or nominee that holds such shares may generally vote on routine matters but cannot vote on non-routine matters, as provided by the rules of the NYSE. If the broker or nominee that holds such shares does not receive instructions on how to vote on a non-routine matter, the broker or nominee will inform the Inspector of Elections that it does not have authority to vote on such matter with respect to such shares. This is generally referred to as a “broker non-vote.” The Company encourages you to provide voting instructions to the broker or nominee that holds such shares by carefully following the instructions provided in the proxy card or as described above.
Q: Which ballot measures are considered "routine" or "non-routine"?
A: Proposal 1 (election of directors), Proposal 2 (advisory Say-On-Pay vote on executive compensation), Proposal 3 (reapproval of the material terms of the performance goals of the 2007 Long Term Incentive Plan), and Proposal 4 (approval of an amendment to the 2007 Directors Plan) are considered non-routine matters, and your broker or nominee cannot vote your shares without your specific voting instructions. Proposal 5 (ratification of the Independent Registered Public Accounting Firm) is considered a routine matter, which generally allows your broker or nominee to vote your shares on this matter even if you did not provide specific voting instructions.
Q: How are abstentions treated?
A: Abstentions are counted for the purpose of determining whether a quorum is present. For the purpose of determining whether shareholders have approved Proposal 1 (election of directors), abstentions are not treated as votes cast affirmatively or negatively, and therefore have no effect on the outcome of such proposal. For the purpose of determining whether shareholders have approved Proposal 2 (advisory Say-On-Pay vote on executive compensation), Proposal 3 (reapproval of the material terms of the performance goals of the 2007 Long Term Incentive Plan), Proposal 4 (approval of an amendment to the 2007 Directors Plan), and Proposal 5 (ratification of the Independent Registered Public Accounting Firm), abstentions will have a negative effect on the outcome of such proposals.
Q: Can I change my vote?
A: Yes. You may change your voting instructions at any time prior to the vote at the Annual Meeting. You may change your vote by either: (i) granting a new proxy or voting instructions bearing a later date (which automatically revokes the earlier proxy or voting instructions) whether made on the internet, by telephone or by mail; (ii) if you are a shareholder of record, notifying the Company's Secretary in writing that you want to revoke your earlier proxy; or (iii) if you are a shareholder of record attending the Annual Meeting, giving notice of your proxy revocation in open meeting and voting in person. Please note that in order to revoke your previously granted proxy at the Annual Meeting, you must specifically request the revocation of your previous proxy.
Q: What does it mean if I receive more than one Notice or more than one proxy card?
A: It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices and proxy cards that you receive.
Q: Where can I find the voting results of the meeting?
A: We will announce preliminary voting results at the meeting and publish final results in the Company's Current Report on Form 8-K, which will be filed on or before May 7, 2012.
Q: What happens if additional proposals are presented at the meeting?
A: Other than the proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Phillip R. Cox, Lynn A. Wentworth and John M.

Zrno, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of the nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.
Q: What classes of shares are entitled to be voted?
A: Each common share and each 6 3/4% Cumulative Convertible Preferred Share outstanding as of the close of business on the Record Date is entitled to vote on all items being voted upon at the Annual Meeting. You are entitled to one vote for each common share and one vote for each 6 3/4% Cumulative Convertible Preferred Share you own of record on the Record Date or to provide instructions on how to vote such shares in which you have a beneficial interest. The 6 3/4% Cumulative Convertible Preferred Shares will vote with the common shares as one class on each of the proposals described in this Proxy Statement. There are no cumulative voting rights for either class of shares. On the Record Date, we had 196,996,468 common shares and 155,250 6 3/4% Cumulative Convertible Preferred Shares issued and outstanding.
Q: What is the quorum requirement for the meeting?
A: The quorum requirement for holding the meeting and transacting business is the presence, in person or by proxy, of a majority of the common and preferred shares issued and outstanding on the Record Date and entitled to vote at such meeting. However, if any particular action requires more than a simple majority because of the law, the NYSE rules, the Company's Amended Articles of Incorporation or the Company's Amended Regulations, that particular action will not be approved unless the required percentage of affirmative votes has been obtained or the required number of votes has been cast.
Abstentions are counted as present for the purpose of determining the presence of a quorum. If a routine matter is to be voted upon, broker non-votes are also counted as present for the purpose of determining the presence of a quorum. Since there is a routine matter to be voted upon this year, broker non-votes will be counted for determining the existence of a quorum.

Q: Who will count the votes?
A: A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as the Inspector of Elections.
Q: Is my vote confidential?
A: Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects voting privacy. Your vote will not be disclosed either within the Company or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, or (iii) to facilitate a successful proxy solicitation by the Board. Occasionally, shareholders provide written comments on their proxy card, which are forwarded to the Company's management.
Q: Who will bear the cost of soliciting votes for the meeting?
A: The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the proxy materials. If you choose to access the proxy materials and/or vote via the internet, you are responsible for any internet access charges you may incur. In addition to the costs of mailing the proxy materials, the Company may also incur costs to provide additional copies of these proxy materials (if requested) and for its directors, officers and employees to solicit proxies or votes in person, by telephone or by electronic communication. Our directors, officers and employees will not receive any additional compensation for such activities. We have hired Georgeson Inc. to solicit proxies for $10,500 plus expenses. We have also hired Broadridge for a fee of approximately $10,000 plus expenses to assist us in facilitating the voting of proxies over the internet and serving as the Inspector of Elections. We will also reimburse brokerage houses and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.
Q: What percentage of the Company's issued and outstanding voting shares do our directors and executive officers beneficially own?
A: Our directors and executive officers owned approximately 6% of our voting shares as of the Record Date.
Q: Do any of our shareholders hold more than 5% of the issued and outstanding shares of any class of the Company's voting stock?
A: As of the Record Date or an earlier date, if indicated, each of the following entities (together with their affiliates) indicated that it held more than 5% of the issued and outstanding common shares of the Company: Blackrock, Inc., GAMCO Investors, Inc. and affiliates, Pinnacle Associates, LTD, The Vanguard Group, Inc., and Wells Fargo and Company. See page 28 for more details on the number of shares owned and percentage ownership as of the Record Date or an earlier date, if indicated.

Q: What is householding?
A: Householding is a process that allows the Company to reduce costs and increase efficiencies by mailing only one copy of Company communications to multiple shareholders who reside at the same household mailing address. If you and other shareholders at the same household mailing address are currently receiving only one copy of Company communications but would like to receive separate copies or are currently receiving multiple copies of Company communications but would like to participate in our householding program, please see the instructions on page 59.

BOARD STRUCTURE AND CORPORATE GOVERNANCE
Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.
General Information and Corporate Governance
The Company's Amended Regulations provide that the Board shall consist of not less than nine nor more than 17 persons, with the exact number to be fixed and determined by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. At this time, the Board has determined that the Board shall consist of 10 members.
As discussed in its Corporate Governance Guidelines, the Company has a long-standing policy that the positions of Chairman of the Board (currently held by Mr. Cox) and Chief Executive Officer (currently held by Mr. Cassidy) should be held by separate persons. The Company continues to believe that this structure is in the best interest of shareholders because it facilitates the Board's oversight of management, allows the independent directors to be more actively involved in setting agendas and establishing priorities for the work of the Board, and is consistent with the principles of good corporate governance.
Our Board currently has the following four committees: (i) the Audit and Finance Committee, (ii) the Compensation Committee, (iii) the Governance and Nominating Committee, and (iv) the Executive Committee. The members and function of each committee are described below. During fiscal year 2011, the Board held eleven meetings, and no director attended less than 75% of all Board and applicable committee meetings during the period in which he or she served as a director.
Under the Company's Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Shareholders. All of the directors, who were on the Board at the time, attended the 2011 Annual Meeting of Shareholders.
For information on how to obtain a copy of the Company's Corporate Governance Guidelines, please see page 59.
Evaluation of Director Independence
In accordance with the rules and listing standards of the NYSE and the Company's Corporate Governance Guidelines, the Board affirmatively evaluates and determines the independence of each director and each nominee for election. Based on an analysis of information supplied by the directors, the Board evaluates whether any director has any material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company that might cause a conflict of interest in the performance of a director's duties.
Based on these standards, the Board determined that each of the following persons who served as a non-employee director in 2011 is (or was) independent and has (or had) no relationship with the Company, except as a director and shareholder:

• Bruce L. Byrnes	• Alan R. Schriber**
• Phillip R. Cox	• Alex Shumate
• Jakki L. Haussler	• Lynn A. Wentworth
• Mark Lazarus*	• John M. Zrno
• Craig F. Maier

*	Mr. Lazarus resigned from the Board effective January 29, 2011.
**	Mr. Schriber was appointed to the Board effective May 3, 2011.
In addition, based on these standards, the Board determined that John F. Cassidy is not independent because he is the President and Chief Executive Officer of the Company, and Gary J. Wojtaszek is not independent because he is the President of CyrusOne Inc., a subsidiary of the Company, and previously served as Chief Financial Officer of the Company.

Executive Sessions of Non-Management Directors
The non-management directors of the Company meet in executive session without management present at each regularly scheduled meeting of the Board. Mr. Cox presides at the meetings of the non-management directors.

Committees of the Board
The following table sets forth the membership of the committees of the Board for 2011:

Name of Director	Audit and Finance	Compensation	Governance and Nominating	Executive
Non-Employee Directors (a)
Bruce L. Byrnes		*	* (Chair)	*
Phillip R. Cox	*	*	*	* (Chair)
Jakki L. Haussler	*		*
Mark Lazarus (b)
Craig F. Maier	*	*
Alan R. Schriber (c)			*
Alex Shumate		*	*
Lynn A. Wentworth	* (Chair)			*
John M. Zrno	*	* (Chair)		*

Employee Directors
John F. Cassidy				*
Gary J. Wojtaszek (d)

(a)	All Non-Employee Directors were determined by the Board to be independent directors.

(b)	Mr. Lazarus resigned from the Board effective January 29, 2011.

(c)	Mr. Schriber was appointed to the Board effective May 3, 2011.

(d)	Mr. Wojtaszek was appointed to the Board effective July 29, 2011.
Audit and Finance Committee:  The Audit and Finance Committee currently consists of five persons, none of whom is an executive officer of the Company. The Audit and Finance Committee held five meetings during 2011. The purpose of the Audit and Finance Committee is, among other things, to assist the Board in its oversight of (i) the integrity of the financial statements of the Company, (ii) the Company's compliance with legal and regulatory requirements, (iii) the independence and qualifications of the Independent Registered Public Accounting Firm, (iv) the Company's risk assessment and risk management policies, and (v) the performance of the Company's internal audit function and Independent Registered Public Accounting Firm. To this end, the Audit and Finance Committee meets in executive session with its own members and may also meet separately with the Independent Registered Public Accounting Firm, the Company's internal auditors, General Counsel or members of management. The Audit and Finance Committee Charter provides a more detailed description of the responsibilities and duties of the Audit and Finance Committee. For information on how to obtain a copy of the Audit and Finance Committee Charter, please see page 59.
While the Board has ultimate responsibility for risk oversight, it delegates many of these functions to the Audit and Finance Committee. The Audit and Finance Committee receives regular updates on the Company's existing and emerging risks from the Vice President of Internal Audit. The updates are based upon interviews with senior management of the Company as well as other key employees. The updates include risk rankings and a general description of risk mitigation activities pertaining to each item. The Audit and Finance Committee provides periodic updates to the full Board on risk oversight matters.
In performing its duties, the Audit and Finance Committee meets as often as necessary and at least once each calendar quarter with members of management, the Company's internal audit staff and the Independent Registered Public Accounting Firm. An agenda for each such meeting is provided in advance to the members of the Audit and Finance Committee.
The Board determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. No member of the Audit and Finance Committee serves on the audit committees of more than three public companies. In addition, the Board determined that Ms. Wentworth and Ms. Haussler are audit committee financial experts as defined in the regulations of the SEC and that each member of the Audit and Finance Committee is financially literate as defined by the rules and listing standards of the NYSE.

Compensation Committee:  The Compensation Committee currently consists of five persons, none of whom is an executive officer. The Compensation Committee held four meetings during 2011. The Compensation Committee is responsible for, among other things, ensuring that directors and certain key executives are effectively and competitively compensated in terms of base compensation and short- and long-term incentive compensation and benefits. In addition, the Compensation Committee evaluates the performance of the Chief Executive Officer and reviews with management the succession planning process for key executive positions. The Compensation Committee Charter provides a more detailed description of the responsibilities and duties of the Compensation Committee. For information on how to obtain a copy of the Compensation Committee Charter, please see page 59.
In performing its duties, the Compensation Committee meets at least three times each calendar year. The Compensation Committee also meets separately with the Company's Chief Executive Officer and other corporate officers, as it deems appropriate, to establish and review the performance criteria and compensation of the Company's executive officers. An agenda for each meeting is provided in advance to the members of the Compensation Committee.
The Board determined that each member of the Compensation Committee satisfies the independence requirements of the rules and listing standards of the NYSE.
Governance and Nominating Committee:  In 2011, the Governance and Nominating Committee consisted of five persons, none of whom is an executive officer, until the resignation of Mr. Lazarus, who served on the Governance and Nominating Committee, and then it consisted of four persons. When Mr. Schriber joined the Board, the Governance and Nominating Committee increased back to five persons. The Governance and Nominating Committee held four meetings during 2011. The Governance and Nominating Committee, among other things, identifies individuals to become members of the Board, periodically reviews the size and composition of the Board, evaluates the performance of Board members, makes recommendations regarding the determination of a director's independence, recommends committee appointments and chairpersons to the Board, periodically reviews and recommends to the Board updates to the Company's Corporate Governance Guidelines and related Company policies and oversees an annual evaluation of the Board and its committees. The Governance and Nominating Committee Charter provides a more detailed description of the responsibilities and duties of the Governance and Nominating Committee. For information on how to obtain a copy of the Governance and Nominating Committee Charter, please see page 59.
In performing its duties, the Governance and Nominating Committee typically meets four times each calendar year. The Chief Executive Officer and the Secretary of the Company typically attend the meetings of the Governance and Nominating Committee. An agenda for each such meeting is provided in advance to the members of the Governance and Nominating Committee.
The Board determined that each member of the Governance and Nominating Committee satisfies the independence requirements of the rules and listing standards of the NYSE.
Executive Committee:  The Executive Committee consists of five persons, one of whom is the President and Chief Executive Officer of the Company. The Committee held two meetings during 2011. The Executive Committee acts on behalf of the Board in certain matters, when necessary, between Board meetings.
Director Nominations
The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee did not receive, and therefore did not consider, any recommendations for director candidates by any shareholder for the 2012 Annual Meeting.
The Governance and Nominating Committee uses the following process to identify and evaluate director nominee candidates. Any qualified individual or group, including shareholders, incumbent directors and members of senior management, may at any time propose a candidate to serve on the Board. Background information on proposed candidates is forwarded to the Governance and Nominating Committee. The Governance and Nominating Committee reviews forwarded materials relating to prospective candidates in the event of a director vacancy. A candidate selected from the review is interviewed by each member of the Governance and Nominating Committee, unless the member waives the interview requirement. If approved by the Governance and Nominating Committee, the candidate will be recommended to the full Board for consideration. The Governance and Nominating Committee evaluates shareholder-recommended candidates in the same manner that it evaluates all other candidates.
All nominees to the Board should possess the following attributes:

•	Established leadership reputation in his/her field;

•	Known for good business judgment;

•	Active in business;

•	Knowledge of business on a national/global basis;

•	Meets high ethical standards; and

•	Commitment to regular board/committee meeting attendance.
In addition, the Board will consider the following factors:

•	The nominee's familiarity with the field of telecommunications; and

•	Whether the nominee would contribute to the gender, racial and/or geographical diversity of the Board.
While the Company has not adopted a formal process or policy for making sure that diversity exists on the Board, the selection criteria used by the Governance and Nominating Committee when considering director nominees, as noted above, includes as a factor whether a nominee would contribute to the gender, racial and/or geographical diversity of the Board.

DIRECTOR COMPENSATION
Director Compensation Arrangements
The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors spend in fulfilling their duties to the Company as well as the skill level required.
Compensation for Employee Directors
Directors who are also employees of the Company (or any subsidiary of the Company) receive no additional compensation for serving on the Board or its committees.
General Compensation Policy for Non-Employee Directors
Directors who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) receive compensation from the Company for their service on the Board. The table below sets forth the annual compensation for non-employee directors in 2011.

Compensation Element	2011
Chairman of the Board Annual Retainer (a)	$180,000
Annual Board Retainer	$70,000
Annual Audit and Finance Committee Chairman Retainer	$27,000
Annual Audit and Finance Committee Member Retainer	$15,000
Annual Compensation Committee Chairman Retainer	$18,000
Annual Compensation Committee Member Retainer	$10,000
Annual Governance and Nominating Committee Chairman Retainer	$16,000
Annual Governance and Nominating Committee Member Retainer	$10,000

(a)
Beginning in 2012, the Annual Chairman of the Board Retainer was increased to $320,000. However, beginning in 2012, the Chairman is no longer entitled to receive any of the other annual Board or Committee retainers described above.

Non-Employee Directors Deferred Compensation Plan
The Cincinnati Bell Inc. Deferred Compensation Plan for Outside Directors (the “Directors Deferred Compensation Plan”) currently allows each non-employee director of the Company to defer receipt of all or a part of his or her director fees and annual retainers and to have such deferred amounts credited to an account of the director under the plan. A non-employee director may also choose to have such deferrals assumed to be invested among a number of investment options that are designated for this purpose by the Compensation Committee of the Board, and his or her account under the plan is adjusted by the investment returns that would result if such amounts were invested in the investment options that he or she chooses.
Subject to future changes in the Directors Deferred Compensation Plan, the Board may, in its discretion, also credit to the plan account of any non-employee director of the Company an amount equal to the value of a number of Company common shares determined by the Board. The Board will exercise its discretion in crediting amounts to the plan accounts of the non-employee directors with the intent that such credits, together with other compensation that either is paid in the form of Company common shares or has its value determined in relation to the value of common shares (such grants and such other compensation referred to as “Company equity-based compensation”), is approximately equal to the median level of the value of equity-based compensation provided by comparable companies to their non-employee directors. In exercise of such discretion,

(i) in 2011 each non-employee director of the Company on the first business day of the year had his or her account under the Directors Deferred Compensation Plan credited with an amount equal to the value of 6,000 common shares, but (ii) the Board decided not to make a similar credit to the non-employee directors' plan accounts for 2012. Any credit made by the Board in its discretion to a non-employee director's account under the plan is also adjusted by the investment returns that would result if such amounts were invested exclusively in common shares of the Company. A non-employee director will generally be vested in the amounts credited to his or her account under the plan only if he or she completes at least five years of active service as a non-employee director of the Company (with a fraction of a year of service as a non-employee director being rounded up or down to the nearest whole year) or if he or she dies while a member of the Board.

A non-employee director of the Company may also have had additional amounts credited to his or her account under the Directors Deferred Compensation Plan based on his or her deferral of director fees and annual retainers for earlier years or on other extra amounts that were credited by the Company to his or her account under the plan in prior years. The portion of a non-employee director's account under the plan that is attributable to such earlier credited amounts is also adjusted by the investment returns that would result if such amounts were invested in investment options that he or she chooses, in common shares or in other investments, depending on the particular credits that are involved.
Other than for certain circumstances described below and subject to future changes in the Directors Deferred Compensation Plan, a non-employee director of the Company can, if he or she complies with specific election rules and procedures set forth in or adopted under the plan and with the requirements of applicable law (including the American Jobs Creation Act of 2004, which generally applies to any compensation of a non-employee director that was or is credited to his or her account under the plan in 2005 or any later year), elect that the vested amounts credited to his or her account under the Directors Deferred Compensation Plan will not be received by him or her (and thereby generally will not be subject to federal income tax) until after he or she has ceased to be a member of the Board or until a specific year he or she chooses, that is not earlier than the year in which the sixth anniversary of his or her deferral election occurs. When the vested amounts are to be paid, he or she generally may elect to have the amounts distributed in a lump sum or in up to ten annual installments.
Each payment made to a non-employee director of the vested amounts credited to his or her account under the Directors Deferred Compensation Plan is made in the form of cash to the extent such amounts are deemed to be invested under the plan other than in common shares and will be distributed in the form of common shares to the extent such amounts are deemed to be invested under the plan in such shares; except that (i) the vested portion of his or her account under the plan that is attributable to any credit that is or has been made by the Board in its discretion to his or her plan account (or that is attributable to certain Board designated annual credits made to his or her plan account in earlier years) and (ii) the value of any vested amount that is deemed to be invested in a fractional common share will, in each such case, only be paid in cash.
The Company will reimburse a non-employee director for all reasonable commissions or similar costs he or she incurs in selling any common shares he or she receives under the Directors Deferred Compensation Plan, or make arrangements to permit the director to have such shares sold without commissions or similar fees charged to him or her, if the director wants to sell such shares shortly (generally within two weeks) after he or she receives them.
The Directors Deferred Compensation Plan provides three exceptions to the rules regarding the timing of distributions of a non-employee director's account under the plan: (i) in the event of a change in control of the Company; (ii) at the election of the non-employee director in the event of severe financial hardship; and (iii) at the election of the non-employee director if he or she agrees to certain forfeitures and restrictions (although under the American Jobs Creation Act of 2004, this final exception cannot apply to amounts attributable to compensation credited on or after January 1, 2005, to a non-employee director's account under the plan).
Until paid, all amounts credited to a non-employee director's account under the Directors Deferred Compensation Plan are not funded or otherwise secured, and all payments under the plan are made from the general assets of the Company.
The Directors Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a non-employee director's account under the plan. The Company has amended the plan to meet the requirements of the American Jobs Creation Act of 2004.
Non-Employee Directors Plan
The Company grants its non-employee directors time-based restricted shares and/or options to purchase common shares under the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors (the “2007 Directors Plan”). Pursuant to the current terms of such plan, each non-employee director of the Company, at the discretion of the Board, may be granted a number of restricted common shares and/or a stock option for a number of common shares (as determined by the Board) on the date of each annual meeting, if such director first became a non-employee director of the Company before the date of such annual meeting, and continues in office as a non-employee director after such meeting.
As described in more detail on page 22, the shareholders of the Company are being asked to approve an amendment to the 2007 Directors Plan. The amendment, if approved, would permit all of the shares available for issuance under the 2007

Directors Plan to be issued in the form of restricted stock awards. Currently, only a portion of the shares available for issuance under the 2007 Directors Plan may be issued in the form of restricted stock awards. The current terms of the 2007 Directors Plan permit all of the shares available for issuance under the plan to be issued in the form of stock option awards.

For 2010 and earlier, the Board decided to annually grant time-based restricted shares with an aggregate value of $35,000 on the date of grant to each incumbent non-employee director. In 2011, because of the restricted share limits set forth in the 2007 Directors Plan, the Board granted time-based restricted shares with an aggregate value of $28,438 on the date of grant to each incumbent non-employee director. Beginning in 2012, assuming that the shareholders approve the amendment to the 2007 Directors Plan described on page 22, the Board has decided to annually grant time-based restricted shares with an aggregate value of $70,000 on the date of grant to each incumbent non-employee director. These restricted shares will vest on the third anniversary of the grant date. The Board increased the annual grant value to offset the elimination of the annual phantom share grant in 2012. If the shareholders do not approve the amendment to the 2007 Directors Plan described on page 22, no further restricted stock awards will be granted under the 2007 Directors Plan.
The Board will exercise its discretion in granting such options and/or time-based restricted shares with the intent that such grants, together with other Company equity-based compensation, provide Company equity-based compensation that is competitive with the value of equity-based compensation provided by comparable companies to their non-employee directors.
Each stock option granted to a non-employee director under the 2007 Directors Plan, or a predecessor plan, requires that upon the exercise of the option, the price to be paid for the common shares that are being purchased under the option will be equal to 100% of the fair market value of such shares as determined at the time the option is granted. With certain exceptions provided in the 2007 Directors Plan, a non-employee director of the Company who is granted an option under the plan generally will have ten years from the date of the grant to exercise the option.
In general, each restricted share award will require that the restrictions not lapse in full unless the non-employee director continues to serve as a director of the Company for at least three years after the award grant date or ends service as a Company director under special circumstances (e.g., death, disability, or attaining retirement age).
Director Compensation in 2011 Fiscal Year
The following table shows the compensation paid to our non-employee directors for the 2011 fiscal year:
Director Compensation for Fiscal 2011

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b) (c)	Option Awards ($) (c)	Total ($)
Bruce L. Byrnes	102,560	45,658	—	148,218
Phillip R. Cox	291,560	45,658	—	337,218
Jakki L. Haussler	101,560	45,658	—	147,218
Mark Lazarus (resigned)	20,000	—	—	20,000
Craig F. Maier	101,560	45,658	—	147,218
Alan R. Schriber	46,560	28,438	—	74,998
Alex Shumate	96,560	45,658	—	142,218
Lynn A. Wentworth	103,560	45,658	—	149,218
John M. Zrno	109,560	45,658	—	155,218

(a)	No Board member elected to defer fees or annual retainers in fiscal 2011.

(b)
The values reflect the aggregate grant-date fair value of the 9,840 time-based restricted share awards granted on May 3, 2011 computed in accordance with Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“ASC 718”) for all awards. On May 3, 2011, 12,110 time-based restricted share awards were granted to each non-employee director, but such amount was reduced to 9,840 when the Board rescinded 2,270 shares of such time-based restricted share awards in order to comply with limitations set forth in the 2007 Directors Plan. The values also include the amounts credited to the Directors Deferred Compensation Plan which was equal to the value of 6,000 common shares with a value of $2.87 per share on January 3, 2011. For a discussion of the valuation assumptions and methodology, see Note 14 to the Company's Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2011.

(c)	As of December 31, 2011, the non-employee directors held an aggregate of 294,301 unvested stock awards and an aggregate of 276,300 option awards (granted in years prior to 2008), as set forth below:

Name	Number of Unvested Stock Awards Outstanding as of December 31, 2011	Number of Option Awards Outstanding as of December 31, 2011
Bruce L. Byrnes	32,923	61,000
Phillip R. Cox	32,923	59,300
Jakki L. Haussler	50,923	—
Mark Lazarus	—	—
Craig F. Maier	50,923	—
Alan R. Schriber	9,840	—
Alex Shumate	32,923	43,000
Lynn A. Wentworth	50,923	—
John M. Zrno	32,923	113,000
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2011, the members of the Compensation Committee included Messrs. Byrnes, Cox, Maier, Shumate and Zrno. None of the Compensation Committee members have at any time been an officer or employee of the Company. None of the Company's executive officers serve, or in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board or Compensation Committee.
CODE OF BUSINESS CONDUCT AND CODES OF ETHICS
The Company has a Code of Business Conduct applicable to all officers and employees that describes requirements related to ethical conduct, conflicts of interest and compliance with laws. In addition to the Code of Business Conduct, the Chief Executive Officer and senior financial officers are subject to the Code of Ethics for Senior Financial Officers and the directors are subject to the Code of Ethics for Directors.
For information on how to obtain a copy of the Company's Code of Business Conduct, Code of Ethics for Senior Financial Officers or Code of Ethics for Directors, please see page 59.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Company's preference to avoid related party transactions. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship (i) in which the Company is a participant, (ii) in which the transaction has an aggregate value greater than $120,000, and (iii) in which any of the following persons has or will have a direct or indirect interest:
• an executive officer, director or director nominee of the Company;
• any person who is known to be the beneficial owner of more than 5% of the Company's common shares;
• any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company's common shares; or
• any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.
The Company's Code of Ethics for Senior Financial Officers, the Company's Code of Ethics for Directors and the Company's Code of Business Conduct require directors, officers and all other members of the workforce to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. The Company's Code of Business Conduct, Code of Ethics for Senior Financial Officers and Code of Ethics for Directors generally require (i) a director to promptly disclose to the Governance and Nominating Committee any potential or actual conflict of interest involving him or her and (ii) an employee, including the executive officers, to promptly disclose a conflict of interest to the General Counsel. The Governance and Nominating Committee (and, if applicable, the General Counsel) determines an appropriate resolution to actual or potential conflicts of interest on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.
All related party transactions shall be disclosed in the Company's applicable filings with the Securities and Exchange Commission as required under SEC rules. In 2011, the related party transactions required to be disclosed are as follows:

•
    Mr. Cassidy, a director and President and Chief Executive Officer of the Company, serves as a trustee for the Boomer Esiason Foundation (the “Foundation”), a non-profit corporation established to provide support to find a cure for cystic fibrosis. In 2011, the Company donated approximately $200,000 of in-kind services to the Foundation. The Company believes that Mr. Cassidy received no personal benefit in connection with the Company providing these in-kind services and, therefore, he has no interest in this transaction.

•
    Mr. Cassidy also serves as a director of the Cincinnati City Center Development Corporation ("3CDC"), a non-profit organization with a mission to strengthen the core assets of downtown Cincinnati. The Company maintains investments in the Cincinnati Equity Funds and Cincinnati New Market Funds, which are managed by 3CDC. In 2011, the Company invested approximately an additional $680,000 to the 3CDC managed funds. The Company receives tax credits for the investment in Cincinnati New Market Funds. The Company believes the investment in both funds provide Mr. Cassidy no personal benefit and, therefore, he has no interest in the transactions.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)
The Company's Amended Regulations provide that the Board shall consist of not less than nine nor more than 17 persons, with the exact number to be fixed and determined by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. The Board has determined that the Board shall consist of ten members. The Board presently has ten members, two of whom are officers of the Company.
The directors will serve until their respective successors are elected and qualified.
The Board has nominated Bruce L. Byrnes, Phillip R. Cox, Jakki L. Haussler, Craig F. Maier, Alan R. Schriber, Alex Shumate, Lynn A. Wentworth, John M. Zrno, John F. Cassidy and Gary J. Wojtaszek, all of whom are incumbent directors, to serve until the 2013 Annual Meeting of Shareholders. The Board has determined each nominee other than Messrs. Cassidy and Wojtaszek are independent and has no relationship with the Company other than as a shareholder and director.
If, at the time of the Annual Meeting, one or more of the nominees should be unavailable or unable to serve as a candidate, the shares represented by the proxies will be voted to elect the remaining nominees, if any, and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees will be unavailable or unable to serve.
Information regarding the business experience of each nominee is provided below.
Majority Vote Requirements; Holdover Directors
A director nominee who receives a majority of the votes cast will be elected to the Board. If a director nominee is an incumbent director and does not receive a majority of the votes cast, the Company's Amended Regulations require that such “holdover director” promptly tender his or her resignation to the Board, subject to acceptance by the Board. The Governance and Nominating Committee would make a recommendation to the Board as to whether to accept or reject the holdover director's resignation or whether other action should be taken. The Board will act on the tendered resignation by the holdover director, taking into account the Governance and Nominating Committee's recommendation, and publicly disclose its decision regarding the tendered resignation of the holdover director and the rationale behind the decision within 90 days from the date of the certification of the election results by the Inspector of Elections. The Governance and Nominating Committee in making its recommendation and the Board in making its decision may consider any factors or other information that they consider appropriate and relevant. The holdover director who tenders his or her resignation shall not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her tendered resignation.
If a holdover director's resignation is accepted by the Board pursuant to the Company's Amended Regulations, the Board may either fill the resulting vacancy or, if permitted, may decrease the size of the Board in accordance with law and the Company's Amended Regulations.
Vote Required
A director nominee must receive a majority of the votes cast to be elected to the Board. Since neither abstentions nor broker non-votes will be considered as votes cast in the election of directors, they will not have an effect on the outcome of the election.

Our Recommendation
The Board recommends election of each of the nominees.
The following are brief biographies of each person nominated for election as a director of the Company.
NOMINEES FOR DIRECTORS
(Terms Expire in 2013)

Mr. Cox has been President and Chief Executive Officer of Cox Financial Corporation (a financial planning services company) since 1972. He is a current director of The Timken Company, Diebold Inc., and Touchstone Mutual Funds. He is a former director of the Federal Reserve Bank of Cleveland, Duke Energy Corporation, and Long Stanton Manufacturing Company. Director since 1993. Age 64.

With his years of entrepreneurial and managerial experience in the development and growth of Cox Financial Corporation, coupled with the experience he has gained from serving on the audit and compensation committees of several public company boards, Mr. Cox brings a valuable perspective to the Company's Board of Directors. In addition, having served as Chairman of the Company's Board of Directors since 2003, Mr. Cox has demonstrated an effective management style and the ability to facilitate the Board's primary oversight functions.

Phillip R. Cox

Mr. Byrnes is retired. He was Vice Chairman of the Board - Global Brand Building Training of The Procter & Gamble Company (a consumer products company) from July 2007 through June 2008. Prior to that, he was Vice Chairman of the Board and President - Global Household Care of The Procter & Gamble Company. From 2002 through 2004, he served The Procter & Gamble Company as Vice Chairman of the Board and President - Global Beauty & Feminine Care and Global Health Care. He is a director of Boston Scientific Corp., Diebold Inc., and Brown-Forman Corporation. Director since 2003. Age 63.

With his years of business and marketing experience at The Procter & Gamble Company, Mr. Byrnes brings to the Board of Directors demonstrated management ability at the highest levels of a large corporation. This experience gives Mr. Byrnes critical insights into the strategic, marketing and operational aspects of running a successful business and makes him a valuable asset to the Board of Directors, as Chairman of the Governance and Nominating Committee and as a member of the Compensation Committee.

Bruce L. Byrnes

Ms. Haussler has served as Chairman and Chief Executive Officer of Opus Capital Group (a registered investment advisory firm) since 1996. She is a current director of Capvest Venture Fund, LP. She is also a partner of Adena Ventures, LP (a venture capital fund). She is a former director of The Victory Funds. Director since 2008. Age 54.
With more than 30 years of experience in the financial services industry, including her years of entrepreneurial and managerial experience in the development and growth of Opus Capital Group, Ms. Haussler brings a valuable perspective to the Company's Board of Directors. Through her role at Opus Capital and her service as a director of several venture capital funds and other boards, Ms. Haussler has gained valuable experience dealing with accounting principles and evaluating financial results of large corporations. She is a certified public accountant (inactive), a licensed attorney in the State of Ohio, and an audit committee financial expert under SEC regulations. This experience, coupled with her educational background, makes her a valuable asset to the Board of Directors, the Audit and Finance Committee and the Governance and Nominating Committee.

Jakki L. Haussler

Mr. Maier has been President and Chief Executive Officer of Frisch's Restaurants, Inc. (operator of family style restaurants) since 1989. He is a director of Frisch's Restaurants, Inc. Director since 2008. Age 62.

With over 20 years of experience as the chief executive officer of a large, publicly-traded corporation, Mr. Maier brings to the Board of Directors demonstrated management and leadership ability. In addition, Mr. Maier has valuable experience dealing with accounting principles, financial reporting regulations and evaluating financial results of large corporations. This experience makes him a valuable asset to the Board of Directors, the Audit and Finance Committee and the Compensation Committee.

Craig F. Maier

Mr. Schriber is a consultant. He was Chairman of the Public Utilities Commission of Ohio from 1999 to 2010. He also served as Chairman of the Ohio Power Siting Board from 1999 to 2010. Prior to his public service, Mr. Schriber was President of ARS Broadcasting Corp., an owner and operator of radio stations in Indiana, from 1989 to 1997. He also was Assistant Professor of Economics at Miami University in Oxford, Ohio from 1977 to 1983, where he taught government regulation of business, micro- and macro-economic theory, money and banking. He is a current director of American Transmission Company. Director since 2011. Age 66.

Mr. Schriber's knowledge and experience in the regulation of telecommunications and power generating utilities, as well as his management experience as President of ARS Broadcasting Corp., and his academic training in economics make him a very valuable asset to the Company's Board of Directors. This knowledge and experience is particularly useful to the Board, Governance and Nominating Committee, and Company management as they evaluate growth opportunities in the data center segment, which depend in large part upon the availability of reliable and economically efficient sources of electric power.

Alan R. Schriber, Ph.D

Mr. Shumate is currently the Managing Partner, North America, of Squire, Sanders & Dempsey (US) LLP (an international law firm) since 2009. Prior to that, he served as the Managing Partner of the Columbus office of Squire Sanders since 1991. He is a current director of The J.M. Smucker Company. He also served as a director of the Wm. Wrigley Jr. Company from 1998 until its acquisition in 2008, as well as Nationwide Financial Services from 2002 until its acquisition in 2009. Director since 2005. Age 61.

With his legal background, his years of experience serving as the managing partner of a major law firm, and his service on the boards of other publicly-traded companies, Mr. Shumate brings to the Board of Directors demonstrated managerial ability and a thorough understanding of the principles of good corporate governance. This experience makes him a valuable asset to the Board of Directors, the Governance and Nominating Committee and the Compensation Committee.

Alex Shumate

Ms. Wentworth is retired. She was Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. (a building products distributor) from 2007 to 2008. Prior to joining BlueLinx, she was, most recently, Vice President and Chief Financial Officer for BellSouth Corporation's Communications Group and held various other positions at BellSouth from 1985 to 2007. She is a certified public accountant and a member of the Georgia Society of Certified Public Accountants. She is a director of Graphic Packaging Holding Company. Director since 2008. Age 53.

Ms. Wentworth's experience as Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. as well as her 22 years of telecommunications industry experience at BellSouth makes her a valuable asset, both on the Company's Board of Directors and as the Chair of the Audit and Finance Committee. Ms. Wentworth qualifies as an audit committee financial expert under applicable SEC regulations. At the time, she was specifically recruited to join the Company's Audit and Finance Committee with the understanding that she would assume leadership of the Committee upon the retirement of its then current Chairman. Ms. Wentworth's prior experience has provided her with a wealth of knowledge in dealing with complex financial and accounting matters affecting large corporations in the telecommunications industry.

Lynn A. Wentworth

Mr. Zrno is retired. He was President and Chief Executive Officer of IXC Communications, Inc. (a telecommunications company) from June 1999 through November 1999. He served as President and Chief Executive Officer of ALC Communications Corporation from 1988 through 1995. Director since 1999. Age 73.

With over 30 years of experience in the telecommunications industry, and his past experience as the chief executive officer of two large telecommunications corporations, Mr. Zrno brings to the Board of Directors demonstrated management and leadership ability. In addition, Mr. Zrno has gained valuable experience dealing with accounting principles, financial reporting regulations and evaluating financial results of large corporations. This experience makes him a valuable asset to the Board of Directors, as the Chairman of the Compensation Committee and as a member of the Audit and Finance Committee.

John M. Zrno

Mr. Cassidy has been the President and Chief Executive Officer of Cincinnati Bell Inc. since July 2003 and a director of Cincinnati Bell Inc. since September 2002. Mr. Cassidy has held various other positions within the Company including President and Chief Operating Officer of Cincinnati Bell Telephone Company and President of Cincinnati Bell Wireless Company. Director since 2002. Age 57.

Having served as the Company's Chief Executive Officer since 2003 and in various other senior-level management roles with the Company, Mr. Cassidy brings to the Board of Directors critical knowledge and understanding of the products and services offered by the Company, as well as a thorough understanding of the telecommunications industry in which it operates.

John F. Cassidy

Mr. Wojtaszek was appointed to the Company's Board of Directors on July 29, 2011, and was named President of CyrusOne Inc. effective August 5, 2011. Prior to that, he was the Company's Chief Financial Officer since July 2008. Before joining the Company, Mr. Wojtaszek served as the Senior Vice President, Treasurer and Chief Accounting Officer for the Laureate Education Corporation in Baltimore, Maryland from 2006 to 2008. Director since 2011. Age 45.

While currently serving as the President of CyrusOne Inc., and having previously served as the Company's Chief Financial Officer, Mr. Wojtaszek brings to the Board of Directors critical knowledge and understanding of the data center colocation business coupled with an in-depth understanding of the Company's capital structure.

Gary J. Wojtaszek

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2 on Proxy Card)

In deciding how to vote on this proposal, our Board and the Compensation Committee urge you to specifically consider the actions taken and major changes related to our executive compensation practices that were instituted in response to last year's advisory vote, which are more fully described in the Compensation Discussion and Analysis (“CD&A”) beginning on page 30.
At our 2011 Annual Meeting of Shareholders, as required by the Dodd-Frank Act, the Company submitted a non-binding advisory vote to our shareholders to approve our executive compensation (“say-on-pay vote”) and a non-binding advisory vote to determine the frequency of the Company's submission of a say-on-pay vote to its shareholders. The Board of Directors determined that it would submit a say-on-pay vote to our shareholders annually. This year's say-on-pay vote addresses our executive compensation as disclosed in the CD&A beginning on page 30 and the Executive Compensation section beginning on page 47.
The guiding principles of the Company's compensation policies and decisions include aligning each executive's compensation with the Company's business strategy and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total compensation for each of our executives is directly related to the Company's revenues, earnings and other performance factors that measure our progress against the goals of our strategic plan as well as performance against our peer companies. The Compensation Committee and the Board believe that our compensation design and practices are effective in implementing our strategic goals. For the above reasons, we ask our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board of Directors. However, our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officers compensation as disclosed in this Proxy Statement, we will seek to determine the causes of any significant negative voting results in an effort to better understand shareholder issues and concerns with our executive compensation.
Vote Required
Approval of this proposal requires the affirmative vote of the holders of a majority of the common shares and 6 3/4% Cumulative Convertible Preferred Shares, voting as one class, present in person or represented by proxy at the annual meeting and entitled to vote on this proposal. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that, if your broker is the recordholder of your shares, you must give voting instructions to your broker with respect to this Item 2 if you want your broker to vote your shares on this matter. Proxies submitted without direction pursuant to this solicitation will be voted for the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are not considered shares entitled to vote on this proposal and will have no impact on the outcome of this proposal.
Our Recommendation
The Board recommends that shareholders vote “FOR” the approval, on an advisory basis, of the compensation of its named executive officers as disclosed in the CD&A and Executive Compensation sections of this Proxy Statement.
PROPOSAL TO REAPPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER
CINCINNATI BELL INC. 2007 LONG TERM INCENTIVE PLAN
(Item 3 on Proxy Card)
The Board is requesting shareholder reapproval of the material terms of the performance goals that may be used in setting conditions for the payment of certain awards made under the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (the “2007 Long Term Incentive Plan”). The Company's shareholders previously approved the 2007 Long Term Incentive Plan, including the material terms of the performance goals, at the 2007 annual meeting of the Company's shareholders. The reapproval is necessary so that certain awards to be granted under the plan may comply with Section 162(m) of the Internal Revenue Code (the “Code”). No changes are being made to the terms of the 2007 Long Term Incentive Plan in connection with the requested shareholder reapproval of the material terms of the plan's performance goals.
Section 162(m) of the Code generally provides that a publicly traded corporation may not deduct for federal income tax purposes, with respect to any tax year of the corporation, compensation paid to an employee who is a “covered employee” for such tax year to the extent such compensation exceeds one million dollars. For purposes of Section 162(m) of the Code, a “covered employee” of a publicly traded corporation generally means, with respect to any tax year of the corporation, (i) an employee who, as of the close of the tax year, is or is acting as the corporation's principal executive officer, and (ii) any other officer whose total compensation for that tax year is required to be reported to the corporation's shareholders under the Securities Exchange Act of 1934 by reason of the officer being among the three highest compensated officers for the tax year (other than the principal executive officer or the principal financial officer).
However, performance-based compensation that is payable to a covered employee for a tax year will be exempt from such tax deduction limits if the material terms of such performance goals (i.e., the employees eligible to receive such compensation, the business criteria on which such performance goals are based, and the maximum amount of such performance-based compensation that could be paid to any employee) are disclosed to and approved by the applicable corporation's shareholders, generally at least every five years. “Performance-based compensation” means compensation paid in connection with certain pre-established objective performance goals based on business criteria being met.

In order to give the Company the ability to deduct, without regard to the deduction limits of Section 162(m) of the Code, the performance-based compensation payable under any awards that are granted under the plan to covered employees on or after the Company's 2012 annual shareholder meeting, the Company's shareholders must reapprove the material terms of such performance goals at the 2012 annual shareholder meeting, (which is five years from when the Company's shareholders last approved the material terms of such performance goals). However, even if the shareholders reapprove the material terms of the performance goals of the 2007 Long Term Incentive Plan, the Company cannot guarantee that an award that is intended to provide performance-based compensation to a covered employee will avoid being subject to the deduction limits of Section 162(m) of the Code. Nevertheless, the Company wants the opportunity to deduct for federal income tax purposes, without regard to the deduction limits of Section 162(m), performance-based compensation provided by the Company under the 2007 Long Term Incentive Plan to executives whose compensation is otherwise subject to such deduction limits.
As indicated above, the Company is asking for shareholder reapproval of the material terms of the performance goals under which performance-based compensation can be paid under the 2007 Long Term Incentive Plan.
Material Terms of Performance Goals
The following is a summary of the material terms of the performance goals under which compensation can be paid under the 2007 Long Term Incentive Plan. THE FULL TEXT OF THE 2007 LONG TERM INCENTIVE PLAN IS SET FORTH IN APPENDIX A OF THIS PROXY STATEMENT AND THE FOLLOWING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH TEXT.
1.    Employees Eligible to Receive Awards
The persons who are eligible to be granted awards under the 2007 Long Term Incentive Plan are all persons who are employees of the Company and its subsidiaries, including the covered employees, and who are not represented by a recognized collective bargaining unit (unless a collective bargaining agreement calls for them to be eligible for plan awards). As of March 2, 2012, approximately 2,200 persons were eligible to participate in the 2007 Long Term Incentive Plan.
In general, a committee appointed by the administrator of the plan (the “Committee”) selects the specific eligible employees to whom awards will be granted under the 2007 Long Term Incentive Plan, the types of awards that will be granted to each employee and the terms of any such award (subject to the terms of the plan). Unless changed by the Board, the Committee shall be the Compensation Committee of the Board.
The Committee may delegate to the Company's Chief Executive Officer its right to make awards under the 2007 Long Term Incentive Plan to employees who (i) are not otherwise subject to the stock reporting requirements of Section 16 of the Securities Exchange Act of 1934 and (ii) are not expected to become covered employees whose compensation is deductible by the Company only up to certain limits under Section 162(m) of the Code.
2.    Types of Awards
The Committee may grant awards under the 2007 Long Term Incentive Plan at any time. The grants may consist of one or a combination of the following forms of awards: (i) stock options, (ii) stock appreciation rights (“SARs”), (iii) restricted stock, (iv) performance shares, (v) share-based performance units, (vi) nonshare-based performance units, and (vii) non-restricted stock. No award may be granted under the plan after May 2, 2017.
(a) Stock Options. A stock option represents an option to purchase, over a certain time period not to exceed ten years, a number of common shares at a fixed purchase price. The fixed purchase price of any stock option granted under the 2007 Long Term Incentive Plan will not be less than 100% of the fair market value of a common share on the grant date of the option.
Stock options can either be incentive stock options (“ISOs”) or options that are not ISOs. ISOs are special types of stock options that can provide special tax advantages for employees that are not available to options that are not ISOs, but they provide less ability for the Company to deduct their value when exercised by the applicable employees. Also, by reason of applicable law, the aggregate fair market value of common shares, determined at grant date, for which ISOs can be exercisable for the first time during any calendar year as to any employee is limited by law; the current limitation is $100,000. In addition, the Committee cannot grant an ISO to any employee who directly or constructively owns more than 10% of the voting power of the Company's shares.
(b) Stock Appreciation Rights. A SAR represents the right, upon exercise of the SAR, to receive payment of a sum not to exceed the amount, if any, by which the fair market value on the date of the exercise of the SAR of a number of common shares on which the SAR is based exceeds a fixed grant price of the SAR. The 2007 Long Term Incentive Plan provides that the grant price of the common shares that are subject to a SAR may not be less than the fair market value of such common shares as determined on the SAR's grant date.
(c) Restricted Stock. Restricted stock constitutes common shares that may not be disposed of by the employee to whom they are awarded until certain restrictions lapse and that will ultimately be forfeited to the extent such restrictions are not satisfied. In general and subject to certain exceptions in the 2007 Long Term Incentive Plan, such restrictions will not lapse in full unless the employee is employed by the Company and its subsidiaries for at least three years after the award's grant or unless the employee's employment with the Company and its subsidiaries ends in special circumstances, (such as his or her death, disability, or retirement).
The right to dispose of the restricted stock may also be made subject to the satisfaction of certain performance goals. The restrictions that apply to any restricted stock award may lapse as to a portion of the common shares subject to the award if the employee meets some but not all of the imposed restrictions.
Unless the Committee shall otherwise determine, the recipient of restricted stock has all rights of a shareholder of the Company with respect to the restricted common shares, including the right to vote and to receive cash dividends.
(d) Performance Share Award. A performance share award refers to an award which provides that the employee to whom the award is granted will receive a number of common shares, up to a fixed maximum, if certain conditions are met. In general, such conditions must at least require (i) that certain performance goals are met and (ii) that either the employee remains employed by the Company and its subsidiaries for at least one year after the award's grant or the employee's employment with the Company and its subsidiaries ends in special circumstances (such as his or her death, disability, or retirement). A portion of the maximum number of common shares subject to the award can be paid if some but not all of the conditions imposed under the award are met.
(e) Share-based Performance Unit. A share-based performance unit refers to an award which provides that the employee to whom the award is granted will receive a dollar amount that is equal to a percent, not more than 200%, of the fair market value of one Company common share on the date the amount becomes payable under the award (or is equal to a percent, not more than 200%, of the increase in the fair market value of a Company common share from the grant date of the award to the date the amount becomes payable) if certain conditions are met. In general, such conditions must at least require (i) that certain performance goals are met and (ii) that either the employee remains employed by the Company and its subsidiaries for at least one year after the award's grant or the employee's employment with the Company and its subsidiaries ends in special circumstances. A portion of the maximum amount payable under the award can be paid if some but not all of the conditions imposed under the award are met.
Any amount that becomes payable under a share-based performance unit can be paid in cash, in common shares or other property, or by a combination thereof, as the Committee may determine.
(f) Nonshare-based Performance Unit. A nonshare-based performance unit refers to an award which provides that the employee to whom the award is granted will receive an amount that is equal to a dollar value, not more than a maximum dollar value, if certain conditions are met. In general, such conditions must at least require (i) that certain performance goals are met and (ii) that either the employee remains employed by the Company and its subsidiaries for at least one year after the award's grant or the employee's employment with the Company and its subsidiaries ends in special circumstances. A portion of the maximum amount payable under the award can be paid if some but not all of the conditions imposed under the award are met.
Any amount that becomes payable under a nonshare-based performance unit can be paid in cash, in common shares or other property, or by a combination thereof, as the Committee may determine.
(g) Non-restricted Stock. Non-restricted stock granted constitutes an award to an employee of a fixed number of common shares that can be sold or disposed of immediately and without any restrictions. All grants of non-restricted stock shall be on terms and conditions determined by the Committee and evidenced by a written agreement.
If all applicable conditions are met (including the requirement of shareholder approval or reapproval), compensation is generally intended to be performance-based compensation that is not subject to the deduction limits of Section 162(m) of the Code if it is attributable to any (i) stock options, (ii) SARs, (iii) restricted stock, (iv) performance shares, (v) share-based performance units, and (vi) nonshare-based performance units granted under the 2007 Long Term Incentive Plan.
On the contrary, compensation attributable to any non-restricted stock award granted under the 2007 Long Term Incentive Plan will not qualify as performance-based compensation and hence is subject to the deduction limits of Section 162(m) of the Code.
In certain cases, an amount may be payable under an award that is granted under the 2007 Long Term Incentive Plan to an employee (and that is intended to be performance-based compensation) in the event a change in control of the Company or the employee's death or disability occurs, regardless of whether or not the performance goals applicable to the award are met. In such case, such amount, if payable to a covered employee, will not be able to avoid being subject to the deduction limits of Section 162(m) of the Code even if the Company's shareholders reapprove the material terms of the performance goals applicable to the plan's awards.
3.    Common Shares Reserved for Awards and Other Maximum Award Limits
Subject to adjustment in the case of certain changes in the capital structure of the Company, the following limits apply to the number of common shares that may be issued or paid under awards granted under the 2007 Long Term Incentive Plan during the plan's existence.

(a) The maximum number of common shares which may be issued or paid under or with respect to all of the awards (considered in the aggregate) is 18,000,000 common shares.
(b) The maximum number of common shares which may be issued or paid under or with respect to all stock options and SARs (considered in the aggregate but separately from all other forms of awards) is 18,000,000 common shares.
(c) The maximum number of common shares which may be issued or paid under or with respect to all ISOs (considered in the aggregate but separately from all other types of stock options and other forms of awards) is 2,000,000 common shares.
(d) The maximum number of common shares which may be issued or paid under or with respect to all restricted stock, performance share, share-based performance unit, nonshare-based performance unit, and non-restricted stock awards (considered in the aggregate but separately from all other forms of awards) is 7,400,000 common shares.
Also, if any award or portion of any award is forfeited, expires, or otherwise terminates without the payment of common shares or any other amount, the maximum number of common shares on which such award or portion of an award was based or which could have been paid but was not paid under the award shall again be available to be issued or paid under the 2007 Long Term Incentive Plan and to be the basis on which other awards may be granted under the plan. As a result, they shall not be counted as common shares that were issued or paid under the plan in determining whether any of the foregoing limits are met.
Further, any common shares that would be issued or paid under an award but are withheld in payment of any purchase price or tax withholding requirements shall not again be deemed to be available to be issued or paid under the 2007 Long Term Incentive Plan or to be the basis on which other awards may be granted under the plan and thus shall be counted as common shares that were issued or paid under the plan in determining whether any of the foregoing limits are violated.
In addition to the aggregate award and plan limits, the limits set forth below apply in determining the maximum number of common shares or maximum amount of compensation that may ultimately be payable under any awards granted under the 2007 Long Term Incentive Plan to any employee during any one calendar year.
(1) The maximum number of common shares on which all stock option, SAR, restricted stock, performance share, share-based performance unit, and non-restricted stock awards (considered in the aggregate) granted under the 2007 Long Term Incentive Plan to any employee during each and any calendar year may be based (that is, the maximum number of common shares that can be issued or paid under such awards or have their fair market value or increase in fair market value over a period used to determine the amount of payments under such awards) is 2,000,000 common shares.
(2) The maximum value that is payable under all nonshare-based performance unit awards granted under the 2007 Long Term Incentive Plan to any person during each and any calendar year shall be $5,000,000.
4.    Performance Goals
To the extent the meeting of performance goals set by the Committee may be a condition to the exercise of or payment under any award granted under the 2007 Long Term Incentive Plan, the Committee may base such performance goals on, and only on, one or more of the following criteria:

•
free cash flow (cash generated by operating activities, minus capital expenditures and other investing activities, dividend payments and proceeds from the issuance of equity securities, and proceeds from the sale of assets);

•	EBITDA (earnings before interest, taxes, depreciation, and amortization);

•	earnings per share;

•	operating income;

•	total shareholder returns;

•	profit targets;

•	revenue targets;

•	profitability targets as measured by return ratios;

•	net income;

•	return on sales;

•	return on assets;

•	return on equity; and

•	corporate performance indicators (indices based on the level of certain services provided to customers).
Any performance criteria shall be measured or determined on the basis of a performance period of not less than one year or in excess of ten years, shall be established not later than 90 days after the commencement of the performance period to which the performance goal relates, and shall have an outcome that is substantially uncertain at the time the goal is established and shall be able to be objectively determined by the Committee.
In addition, such performance criteria (i) may be measured or determined for the Company, for any subsidiary of the Company, for the Company and its subsidiaries considered in the aggregate, or for any group of corporations or organizations that are included in the group of the Company and its subsidiaries and (ii) may also be measured and determined in an absolute sense and/or in comparison to the analogous performance criteria of other publicly-traded companies (that are selected for such comparison purposes by the Committee).
Further, the Committee may provide in the terms of an award granted under the 2007 Long Term Incentive Plan that, in determining whether any of the above listed performance criteria has been attained, certain special or technical factors shall be ignored or, conversely, taken into account, in whole or in part.
Such special factors may include, but are not limited to, the gain, loss, or other impact of any one or more of the following: (i) changes in generally accepted accounting principles; (ii) an extraordinary event; (iii) nonrecurring events; (iv) the disposition of a business, in whole or in part, the sale of investments or non-core assets, or discontinued operations, categories, or segments of businesses; (v) claims and/or litigation and insurance recoveries; (vi) the impairment of tangible or intangible assets; (vii) restructuring activities, including reductions in force; (viii) investments or acquisitions; (ix) political and legal changes that impact operations, as a consequence of war, insurrection, riot, terrorism, confiscation, expropriation, business interruption, or similar events; (x) natural catastrophes; (xi) currency fluctuations; (xii) the issuance of stock options and/or other stock-based compensation; (xiii) the early retirement of debt; and/or (xiv) the conversion of convertible debt securities.
Plan Benefits
Awards made under the 2007 Long Term Incentive Plan to the executive officers of the Company named in the Summary Compensation Table on page 47 are set forth in the table's “Stock Awards” and "Option Awards" columns. In 2011, the aggregate amount of share-based awards under the 2007 Long Term Incentive Plan made to all executive officers as a group was 888,596 common shares and to all other eligible employees as a group was 408,773 common shares. In 2011, cash based awards were granted only to Mr. Cassidy in the amount of $2,030,000. Amounts to be awarded under the 2007 Long Term Incentive Plan in the future are not determinable. It is the intention of the Committee to make awards under the 2007 Long Term Incentive Plan consistent with the Company's business needs and competitive practices.
Reapproval of Material Terms of Performance Goals
As indicated above, we are seeking shareholder reapproval of the material terms of the performance goals under which compensation may be paid under the 2007 Long Term Incentive Plan in order to permit any awards granted under the plan to covered employees which are intended to provide performance-based compensation to be deducted by the Company without regard to the deduction limits of Section 162(m) of the Code.
Without such reapproval by the Company's shareholders at their 2012 annual meeting, awards that are granted under the 2007 Long Term Incentive Plan to covered employees on or after such meeting may be subject to the deduction limits of Code 162(m) of the Code, thereby possibly increasing the taxes that will have to be paid by the Company in connection with compensation paid to the covered employees.
Even if the Company's shareholders fail to reapprove the material terms of the performance goals set forth under the plan, the Company retains the right to grant awards, including performance-based compensation awards both under the 2007 Long Term Incentive Plan and outside such plan. The Company has no current definitive policy as to awards it may grant to covered employees either under or outside the 2007 Long Term Incentive Plan should the Company's shareholders fail to reapprove the material terms of the performance goals set forth under the plan. The failure of the shareholders to reapprove such terms and the resulting inability of such awards to avoid the deduction limits of Section 162(m) of the Code would be a factor in determining future awards to covered employees made by the Company.
The only certain result if the Company's shareholders fail to reapprove the material terms of the performance goals set forth under the 2007 Long Term Incentive Plan would be that no compensation payable by reason of future awards granted under the plan to covered employees will be able to avoid being subject to the deduction limits of Section 162(m) of the Code even if such avoidance would be beneficial to the Company and its shareholders.
Vote Required
Reapproval of the material terms of the performance goals under which compensation can be paid under the Cincinnati Bell Inc. 2007 Long Term Incentive Plan requires the affirmative vote of the holders of the majority of the common shares and 6 ¾% Cumulative Convertible Preferred Shares, voting as one class, present in person or represented by proxy at the annual meeting and entitled to vote on this proposal. Abstentions will count as votes against the proposal. Broker non-votes are not considered shares entitled to vote on this proposal and will have no impact on the outcome of the proposal.

Our Recommendation
The Board recommends a vote “FOR” the adoption of the proposal reapproving the material terms of the performance goals under the 2007 Long Term Incentive Plan.
Effect of Management Vote
Since the directors and officers of the Company own beneficially 11,554,804 voting shares, or approximately 6% of the outstanding voting shares, their votes on the proposal are not likely to have a material impact on whether this proposal is adopted.

PROPOSAL TO APPROVE AN AMENDMENT TO THE
CINCINNATI BELL INC. 2007 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
(Item 4 on Proxy Card)

The Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors (the “2007 Directors Plan”), which was adopted by the Board and became effective on May 3, 2007 after approval of the Company's shareholders at the 2007 Annual Meeting, permits stock options and restricted stock awards to be granted to those directors of the Company who are not employees of the Company or any of its subsidiaries (the "non-employee directors").
Under the current terms of the 2007 Directors Plan, up to 1,000,000 common shares may in the aggregate be the subject of awards granted during the life of the plan, all of which could be subject to stock option awards but only up to 300,000 of which could be granted as restricted stock. The Board has already granted approximately 300,000 common shares as restricted stock awards and is not able, without an amendment to the Plan, to grant any additional restricted stock awards under the plan (although previously awarded restricted shares might in the future be returned to the 2007 Directors Plan as a result of cancellations or expiration of the prior restricted share awards).
At this Annual Meeting, the shareholders of the Company are being asked to approve an amendment of the 2007 Directors Plan, that was approved (subject to shareholder approval) by the Board on October 28, 2011, to permit additional restricted stock awards to be granted under the plan. Under such amendment, while no additional shares will be authorized to be issued under the plan and a maximum of 1,000,000 common shares may still in the aggregate be the subject of awards granted during the life of the plan, the Company will have the flexibility regarding the type of awards to issue shares, subject to stock option awards or granted as restricted stock. In other words, the amendment removes the prior 300,000 common share limit on restricted stock granted under the 2007 Directors Plan and instead permits any common shares of the Company available to be subject to awards under the plan to be awarded as restricted shares. The Board approved the amendment and is requesting shareholder approval so that it can be competitive with comparable companies that are increasingly compensating their non-employee directors with restricted stock awards rather than stock options.
If the amendment is not approved, no further restricted stock awards may be granted under the 2007 Directors Plan (except for previously awarded restricted shares that might in the future be returned to the 2007 Directors Plan as a result of cancellations or expiration of the prior restricted share awards).
Aggregate Past Grants Under the 2007 Directors Plan
As of March 2, 2012, awards (net of canceled or expired awards) covering an aggregate of 353,998 common shares have been granted under the 2007 Directors Plan; 54,000 of the common shares are in the form of stock option awards and 299,998 of the common shares are in the form of restricted share awards. Consequently, in addition to any shares that might in the future be returned to the 2007 Directors Plan as a result of cancellations or expiration of awards, only 646,002 common shares remain available for future grants under the 2007 Directors Plan as of March 2, 2012 (only two of which may be issued in the form of a restricted stock award).
With respect to options granted under the 2007 Directors Plan, as of March 2, 2012, the fair market value of all common shares subject to such outstanding options was approximately $135,000 (based on the closing sale price of $3.76 for the Company's common shares as reported on the NYSE on such date). As of March 2, 2012, no shares had been issued upon exercise of any stock options granted under the 2007 Directors Plan.

The following table shows information regarding the distribution of the options and restricted stock awards outstanding as of March 2, 2012 pursuant to the 2007 Directors Plan, among the persons and groups identified below as of that date.

	Stock Options	Restricted Stock Awards
Name	Number of shares underlying past option grants*	Number of shares subject to past award grants**	Number of shares vested	Number of shares outstanding and unvested
Bruce L. Byrnes	9,000	39,556	6,633	32,923
Phillip R. Cox	9,000	39,556	6,633	32,923
Jakki L. Haussler	—	39,556	6,633	32,923
Craig F. Maier	—	39,556	6,633	32,923
Alan R. Schriber	—	9,840	—	9,840
Alex Shumate	9,000	39,556	6,633	32,923
Lynn A. Wentworth	—	39,556	6,633	32,923
John M. Zrno	9,000	39,556	6,633	32,923
Current director nominees	36,000	286,732	46,431	240,301
Former directors	18,000	13,266	13,266	—
Total	54,000	299,998	59,697	240,301
* All stock options are vested and fully exercisable and no stock option awards have been exercised.
** All restricted stock awards will vest on the third anniversary of their date of grant.
Summary of the Plan
THE FULL TEXT OF THE 2007 DIRECTORS PLAN, AS PROPOSED TO BE AMENDED, IS SET FORTH IN APPENDIX B OF THIS PROXY STATEMENT AND THE FOLLOWING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH TEXT.
The purposes of the 2007 Directors Plan are (i) to attract and retain the services of experienced and knowledgeable independent directors of the Company for the benefit of the Company and its shareholders and (ii) to provide further incentive for such directors to continue to work for the best interests of the Company and its shareholders. The plan was originally approved by the Company's shareholders on May 3, 2007.
The principal provisions of the 2007 Directors Plan are as follows:
1. Administration. The 2007 Directors Plan is administered by the Board. Subject to the limits and terms of the plan, the Board (i) makes awards under the plan, (ii) interprets the terms of the plan, and (iii) performs all other administrative actions necessary for the plan.
2. Non-Employee Directors Eligible to Receive Awards. Only a member of the Board who is not an employee of the Company or any subsidiary of the Company (a "non-employee director") is eligible to be granted an award under the 2007 Directors Plan. There are currently eight non-employee directors eligible to participate in the 2007 Directors Plan.
3. Types of Awards. The awards to be granted under the 2007 Directors Plan may consist of (i) stock options and/or (ii) restricted stock. No award may be granted under the plan after May 2, 2017.
(a) A stock option represents an option to purchase, over a certain time period not to exceed ten years, a number of common shares at a fixed purchase price. The fixed purchase price of any common share acquired under any stock option will not be less than 100% of the fair market value of a common share on the grant date of the option. No stock option granted under the plan may be an incentive stock option (a special type of stock option that can provide special tax advantages for employees).
(b) Restricted stock constitutes common shares that may not be disposed of by the non-employee director to whom they are awarded until certain restrictions lapse (and that will ultimately be forfeited to the extent such restrictions are not satisfied). In general, and subject to certain exceptions in the 2007 Directors Plan, such restrictions will not lapse in full unless the non-

employee director serves as a director of the Company for at least three years after the award's grant or unless the non-employee director's service as a Company director ends in special circumstances (such as his or her death, disability, or retirement after attaining the age of 68). The restrictions that apply to any restricted stock award may lapse as to a portion of the common shares subject to the award if the non-employee director meets some but not all of the imposed restrictions. Unless the Board otherwise determines, the recipient of restricted stock has all rights of a shareholder of the Company with respect to the restricted common shares, including the right to vote and to receive cash dividends.
4. Grants of Awards. The 2007 Directors Plan provides that each non-employee director of the Company may, at the discretion of the Board, be granted a stock option for a number of common shares and/or a number of restricted common shares on the date of each annual meeting if such director first became a non-employee director before the date of such annual meeting and continues in office as a non-employee director after such meeting (or, for a new non-employee director, on the first day of his or her term as a director of the Company).
The Board is to exercise its discretion when taking any action described above with the intent that the awards it makes under the 2007 Directors Plan, together with other compensation provided the non-employee directors that is either paid in the form of common shares or has its value determined in relation to the value of common shares (“equity-based compensation”), provides equity-based compensation for the non-employee directors that each year is approximately equal to the median level of the value of equity-based compensation provided by a group of comparable peer group companies to their non-employee directors.
5. Shares Reserved for Issuance. Subject to adjustment in the case of certain changes in the capital structure of the Company, the following limits apply to the number of common shares that may be issued or paid under or with respect to awards granted under the 2007 Directors Plan.
(a) The maximum number of common shares of the Company which may be issued or paid under or with respect to all of the awards (considered in the aggregate) granted under the plan during the plan's entire existence is 1,000,000 common shares.
(b) The maximum number of common shares of the Company which may be issued or paid under or with respect to all stock options (considered in the aggregate but separately from all restricted stock awards) granted under the plan during the plan's entire existence is 1,000,000 common shares.
(c) The maximum number of common shares of the Company which may be issued or paid under or with respect to all restricted stock awards (considered in the aggregate but separately from all stock option awards) granted under the plan during the plan's entire existence is currently 300,000 common shares but, as has been noted above, has been amended by the Board (subject to shareholder approval) to be 1,000,000 common shares. This is the only change in the 2007 Directors Plan for which shareholder approval is being requested.
6. Change in Control. In the event a change in control of the Company occurs, then, in general terms and among other things (unless otherwise prescribed by the terms of the applicable award): (i) all then outstanding stock options that were granted under the 2007 Directors Plan will become exercisable in full; and (ii) the restrictions still then in force and applicable to any common shares that have been awarded under the plan as restricted stock shall lapse.
In addition, unless otherwise prescribed by the Board in an award, in the event of a change in control of the Company, the Board will have discretion to pay in cash (in lieu of the right to exercise) the then fair market value of any then outstanding stock option provided that the then fair market value of the common shares that are subject to such option exceeds the option's purchase price as to such shares.
7. Adjustments for Stock Dividends, Stock Splits, and Other Corporate Transactions. In the event of any change affecting the common shares of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change in the Company, or any distributions to common shareholders of the Company other than cash dividends, the Board will make such adjustments in the aggregate number or class of common shares which may be distributed under the 2007 Directors Plan and in the number, class, and purchase or other price of shares on which the outstanding awards granted under the plan are based as it determines to be necessary or appropriate to prevent any rights provided under the plan and its awards from being enlarged or diluted by such event.
8. Fair Market Value of Common Shares. For purposes of the 2007 Directors Plan, the fair market value of a Company common share on any date shall generally be deemed to be the closing price of a Company common share on the NYSE on such date (or, if no trading in any stocks occurred at all on such exchange on such date, on the next subsequent date on which trading of stocks occurred on the exchange). If, however, common shares are not listed or traded at all on the NYSE on any date as of which a Company common share's fair market value is needed to be determined for purposes of the plan, then the fair market value of a common share on such date will be determined by the Board in good faith.
9. Amendment and Termination. The 2007 Directors Plan may generally be amended or terminated by the Board, provided that no such action shall impair the rights of a non-employee director with respect to a previously granted award without the non-employee director's consent.

However, the 2007 Directors Plan provides that no amendment to the plan shall be made without approval of the Company's shareholders: (i) if such amendment would increase the total number of common shares reserved for issuance under all awards that may be granted under the plan; (ii) if such amendment would change the class of persons eligible for awards under the plan; or (iii) if such amendment would make any other change in the plan that is required by applicable law to be approved by the Company's shareholders in order to be effective. In addition, the rules of the NYSE require shareholder approval of material amendments to the plan.
Further, the purchase or other similar price applicable to any award granted under the 2007 Directors Plan, including a stock option granted under the plan, cannot be reduced by any amendment to the award, by the cancellation of the award and the granting of a new award, or by any other means unless such reduction is approved by the Company's shareholders.
10. Federal Income Tax Consequences. The following describes, in very general terms, the federal income tax consequences arising with respect to awards granted under the 2007 Directors Plan.
A stock option that is granted to a non-employee director will generally create no tax consequences for the director or the Company at the time of the grant of the award. Further, upon exercising any stock option, the non-employee director generally must recognize ordinary income equal to the amount by which the fair market value of the common shares that are subject to the portion of the option being exercised, as determined on the date of exercise, exceeds the purchase price of such common shares, and the Company will be entitled to a deduction for the same amount.
The treatment to a non-employee director of a disposition of common shares acquired through the exercise of a stock option depends on how long the common shares have been held. Generally, there will be no tax consequence to the Company in connection with a disposition of common shares acquired under a stock option.
With respect to a restricted stock award granted under the 2007 Directors Plan to a non-employee director, the non-employee director generally must recognize ordinary income equal to the fair market value of the common shares provided under the award at the first time such common shares are not subject to a substantial risk that they will be forfeited; and the Company will be entitled to a deduction for the same amount.
In certain cases, such as an award to a non-employee director of restricted stock, the non-employee director may have the right under Section 83(b) of the the Code to elect to recognize as ordinary income the value of the award when issued instead of when no further substantial risk of forfeiture exists with respect to the award. In the event of such an election, the Company will be entitled to a deduction for such value at the same time.
The foregoing tax rules may be slightly adjusted for an award granted to a non-employee director who is subject to Section 16 of the Securities Exchange Act of 1934.
11. Miscellaneous. The 2007 Directors Plan generally requires that any purchase price or tax withholding obligations that apply to a non-employee director with respect to an award granted under the plan to him or her must be satisfied by the non-employee director when the award is exercised or when the award's common shares are no longer subject to a substantial risk of forfeiture. The plan gives several different methods that the Board can use or permit to ensure that such purchase price and tax withholding requirements are satisfied.
In no event shall the Company ever be obligated to issue or deliver any common shares in connection with an award granted under the 2007 Directors Plan unless and until the Company determines that such issuance or delivery will not constitute a violation of the provisions of any applicable law (or regulation issued under such law) or the rules of any securities exchange on which common shares are listed.
Vote Required
Approval of the amendments to the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors requires the affirmative vote of the holders of a majority of the common shares and 6 ¾% Cumulative Convertible Preferred Shares, voting as one class, present or represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal. Abstentions will have the same effect as votes against the proposal. Since the Company believes this proposal to be “non-routine,” brokers will not have discretion to vote on this proposal without your instruction. In addition, the NYSE also requires that the number of votes actually cast on this proposal (the “NYSE Votes Cast”) be greater than 50% of the votes available to be cast if all shareholders voted on the proposal. Because only “FOR” votes, “AGAINST” votes and abstentions count as NYSE Votes Cast and brokers non-votes do not, broker non-votes will have a negative effect on the outcome of this proposal.
Our Recommendation
The Board recommends a vote “FOR” the approval of the amendment to the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors.

Effect of Management Vote
Since the directors and officers of the Company own beneficially 11,554,804 voting shares, or approximately 6% of the outstanding voting shares, their votes on the proposal are not likely to have a material impact on whether this proposal is adopted.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 5 on the Proxy Card)
The Company's Audit and Finance Committee Charter provides that the Committee shall have the sole authority and responsibility to select, evaluate and, if necessary, replace the Company's Independent Registered Public Accounting Firm.
On January 28, 2012, the Audit and Finance Committee retained Deloitte & Touche LLP as its Independent Registered Public Accounting Firm to audit the financial statements of the Company for the fiscal year ending December 31, 2012.
The Company is asking the shareholders to ratify the Committee's appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending December 31, 2012. If the shareholders do not ratify this appointment, the Audit and Finance Committee will consider the results of the vote and determine whether to appoint a different independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2012.
One or more members of the firm of Deloitte & Touche LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to answer questions.
Vote Required

Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company requires the affirmative vote of the holders of a majority of the common shares and 6 ¾% Cumulative Convertible Preferred Shares, voting as one class, present or represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal. Abstentions will have the effect of a vote against the proposal. Since the Company believes this proposal to be “routine,” broker non-votes will likely be voted by the organizations holding such shares in their discretion.
Our Recommendation
The Board recommends a vote “FOR” such ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm for the year 2012.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2011 regarding securities of the Company to be issued and remaining available for issuance under the equity compensation plans of the Company:

Plan Category	Number of securities to be issued upon exercise of stock options, warrants and rights (a)		Weighted-average exercise price of outstanding stock options, awards, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	16,855,474	(1)	$3.57	6,955,209
Equity compensation plans not approved by security holders	249,276	(2)	—	—
Total	17,104,750		$3.57	6,955,209

(1)
Includes 14,152,401 outstanding stock options and stock appreciation rights not yet exercised, 871,880 shares of time-based restricted stock, and 1,831,193 shares of performance-based awards, restrictions on which have not expired as of December 31, 2011. These awards were granted under various incentive plans approved by the Company's shareholders. The number of performance-based awards assumes the maximum awards that can be earned if the performance conditions are achieved.

(2)
The shares to be issued relate to deferred compensation in the form of previously received special awards and annual awards to non-employee directors pursuant to the “Deferred Compensation Plan for Non-Employee Directors.” From 1997 through 2004, the directors received an annual award of phantom stock equivalent to a number of common shares. For years beginning after 2004 and before 2012, the annual award was the equivalent of 6,000 common shares. As a result of a plan amendment effective as of January 1, 2005, upon termination of Board service, non-employee directors are required to take distribution of all annual phantom stock awards in cash. Therefore, the number of actual shares of common stock to be issued pursuant to the plan as of December 31, 2011 is approximately 14,000. This plan also provides that no awards are payable until such non-employee director completes at least five years of active service as a non-employee director, except if he or she dies while serving as a member of the Board of Directors.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Audit and Finance Committee Report and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee of the Board has reviewed and discussed the Company's audited financial statements with the management of the Company and has reviewed a report from management assessing the Company's internal controls. The Audit and Finance Committee has discussed with Deloitte & Touche LLP, the Company's Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2011, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees (Codification of Statements on Auditing Standards, AU 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect. The Audit and Finance Committee has also received the written disclosures and letter from the Independent Registered Public Accounting Firm required by applicable standards of the Public Company Accounting Oversight Board, has discussed with Deloitte & Touche LLP their independence with respect to the Company, and has considered the question of whether the auditors' provision of non-audit services was compatible with the Independent Registered Public Accounting Firm maintaining their independence.
Based on its review and discussions referred to in the preceding paragraph, the Audit and Finance Committee recommended to the Board that the audited financial statements for the Company's fiscal year ended December 31, 2011 be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 2011.
The Board has determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. The Board has determined that Lynn A. Wentworth and Jakki L. Haussler are audit committee financial experts as defined in the rules and regulations of the SEC and that each member of the Committee is financially literate as defined by the rules and listing standards of the NYSE.
AUDIT AND FINANCE COMMITTEE
Lynn A. Wentworth, Chair
Phillip R. Cox
Jakki L. Haussler
Craig F. Maier
John M. Zrno

INDEPENDENT ACCOUNTANTS
Audit Fees
Deloitte & Touche LLP was the Company's Independent Registered Public Accounting Firm for the 2011 and 2010 fiscal years. Aggregate fees for professional services rendered by Deloitte & Touche LLP for the year ended December 31, 2011 and 2010 were as follows:

	2011	2010
Audit fees	$1,918,959	$1,694,500
Audit related fees	637,655	955,130
Tax fees	263,494	130,532
All other fees	—	—
Total	$2,820,108	$2,780,162

Audit fees
The audit fees for the years ended December 31, 2011 and 2010 were for services rendered in connection with the audit of the Company's annual financial statements, review of quarterly financial statements included in the Company's reports filed with the SEC and services related to requirements established by the Sarbanes-Oxley Act of 2002.
Audit related fees
The audit related fees for the years ended December 31, 2011 and 2010 were for professional services rendered for the audits of the Company's employee benefit plans filed with the SEC, securities and debt offerings, due diligence services and various accounting consultations.
Tax fees
Tax fees for the years ended December 31, 2011 and 2010 were for the preparation of various tax filings and tax consultations.
All other fees
None.
Engagement of the Independent Registered Public Accounting Firm and Pre-Approval Policy
In accordance with its charter, the Audit and Finance Committee has the sole authority and responsibility to select, evaluate and, if necessary, replace the Independent Registered Public Accounting Firm. The Audit and Finance Committee has the sole authority to approve all audit engagement fees and terms. In addition, the Audit and Finance Committee, or the Chairperson of the Audit and Finance Committee between regularly scheduled meetings, must pre-approve all services provided to the Company by the Company's Independent Registered Public Accounting Firm.
Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, the Audit and Finance Committee pre-approved every engagement of Deloitte & Touche LLP to perform audit or non-audit services on behalf of the Company or any of its subsidiaries during the years ended December 31, 2011 and 2010.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of common shares as of December 31, 2011 (except as otherwise noted) by each beneficial owner of more than five percent (5%) of the common shares outstanding known by the Company. No beneficial owner owns more than five percent (5%) of the 6 3/4% Cumulative Convertible Preferred Shares.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Percent of Common Shares
GAMCO Investors, Inc. and affiliates	22,590,648	(a)	11.51%
One Corporate Center
Rye, NY 10580
BlackRock, Inc.	17,631,403	(b)	9.01%
40 East 52nd Street
New York, NY 10022
Wells Fargo and Company	14,580,666	(c)	7.45%
420 Montgomery Street
San Francisco, CA 94104
Pinnacle Associates, LTD	11,837,574	(d)	5.90%
335 Madison Avenue, 11th Floor
New York, NY 10017
The Vanguard Group, Inc.	11,738,152	(e)	5.99%
100 Vanguard Blvd.
Malvern, PA 19355

(a)
As reported on Schedule 13D/A filed on January 12, 2012 by GAMCO Investors, Inc., Gabelli Funds, LLC has sole voting and dispositive power for 9,045,771 common shares, GAMCO Asset Management Inc. has sole voting power for 12,677,177 common shares and sole dispositive power for 13,256,877 common shares, MJG Associates, Inc. has sole voting and dispositive power for 30,000 common shares, Mario J. Gabelli has sole voting and dispositive power for 12,000 common shares, Teton Advisors has sole voting and dispositive power for 240,000 common shares and Gabelli Securities, Inc. has sole voting and dispositive power for 6,000 common shares. The amounts reported on Schedule 13D/A include a number of shares with respect to which Gabelli Funds, LLC and GAMCO Asset Management Inc. have the right to beneficial ownership upon the conversion of the Company’s 6 3/4% Cumulative Convertible Preferred Shares.

(b)	As reported on Schedule 13G/A filed on February 9, 2012 by BlackRock, Inc., as of December 30, 2011, BlackRock, Inc. has sole voting and dispositive power for 17,631,403 common shares.

(c)
As reported on Schedule 13G/A filed on January 24, 2012 by Wells Fargo and Company, as of December 31, 2011, Wells Fargo and Company beneficially owns 14,580,666 common shares and has sole voting power for 14,431,590 common shares and sole dispositive power for 14,158,461 common shares.

(d)	As reported on Schedule 13G on March 14, 2011 by Pinnacle Associates, LTD, as of December 31, 2010, Pinnacle Associates, LTD, has sole voting and dispositive power for 11,837,574 common shares.

(e)
As reported on Schedule 13G/A filed on February 10, 2012 by The Vanguard Group, Inc., as of December 31, 2011, The Vanguard Group, Inc. has sole voting power for 278,844 common shares and sole dispositive power for 11,459,308. The Vanguard Group, Inc. has shared voting power for no common shares and shared dispositive power for 278,844 common shares with Vanguard Fiduciary Trust Company.

The following table sets forth the beneficial ownership of common shares and 6 3/4% Cumulative Convertible Preferred Shares as of March 2, 2012 (except as otherwise noted) by (i) each director and each executive officer named in the Summary Compensation Table on page 47, and (ii) all directors and executive officers of the Company as a group.
Unless otherwise indicated, the address of each director and executive officer is c/o Cincinnati Bell Inc. at the Company's address.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned as of March 2, 2012 (a)	Percent of Common Shares (c)	Convertible Preferred Shares Beneficially Owned as of March 2, 2012 (d)	6 3/4% Cumulative Convertible Preferred Shares (d)
Bruce L. Byrnes	165,741	*	—	*
John F. Cassidy	6,783,480	3.4%	—	*
Phillip R. Cox	92,633	*	—	*
Kurt A. Freyberger	256,606	*	—	*
Jakki L. Haussler	38,519	*	—	*
Craig F. Maier	40,103	*	—	*
Alan R. Schriber	9,840	*	—	*
Alex Shumate	83,385	*	—	*
Theodore H. Torbeck	1,337,707	*	—	*
Lynn A. Wentworth	38,519	*	—	*
Christopher J. Wilson	1,032,508	*	—	*
Gary J. Wojtaszek	1,136,527	*	—	*
John M. Zrno (b)	173,085	*	—	*
All directors and executive officers as a group (consisting of 15 persons, including those named above)	11,554,804	5.9%	—	*

*	indicates ownership of less than 1% of issued and outstanding shares.

(a)
Includes common shares subject to outstanding options and SARs under the Cincinnati Bell Inc. 1997 Long Term Incentive Plan, the Cincinnati Bell Inc. 2007 Long Term Incentive Plan and the Directors Plan that are exercisable by such individuals within 60 days. The following options are included in the totals: 61,000 common shares for Mr. Byrnes; 4,594,956 common shares for Mr. Cassidy; 56,650 common shares for Mr. Cox; 167,636 common shares for Mr. Freyberger; 43,000 common shares for Mr. Shumate; 591,451 common shares for Mr. Wilson; 742,874 common shares for Mr. Wojtaszek; and 107,700 common shares for Mr. Zrno.

(b)	Includes 25,000 common shares held by the Zrno Family Limited Partnership.

(c)	These numbers are based upon 196,996,468 common shares issued and outstanding as of the Record Date.

(d)
These numbers represent 6 3/4% Cumulative Convertible Preferred Shares. In the aggregate, the 155,250 issued and outstanding 6 3/4% Cumulative Convertible Preferred Shares are represented by 3,105,000 depositary shares and each 6 3/4% Cumulative Convertible Preferred Share is represented by 20 depositary shares.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Compensation Committee Report on Executive Compensation and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Cincinnati Bell Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
COMPENSATION COMMITTEE
John M. Zrno, Chairman
Phillip R. Cox
Bruce L. Byrnes
Craig F. Maier
Alex Shumate

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The material on the following pages sets forth an overview and explanation of the Company's executive compensation philosophy and how it is put into practice. The Company and the Compensation Committee both believe that the central objective of an effective compensation practice is to provide an appropriate and competitive mixture of base pay (the “fixed cost” of the program) and incentive compensation programs that promote achievement of current year goals and longer-term business strategies. The Company and the Compensation Committee believe the program's incentives drive appropriate business behavior without inducing its executives to take undue business risks.

The Company believes that its compensation program, taken as a whole, has been effective in attracting and retaining key executive talent, driving attainment of its annual revenue and Adjusted EBITDA goals, delivering sustained cash flow performance over multiple years during a period of great economic disruption and industry competition, and aligning executive long-term incentive rewards with the interests of shareholders. The creation of the Data Center Performance Plan in 2010 should provide a significant incentive to drive transformative growth in the Company's Data Center Colocation segment over the next several years. See additional details of the Data Center Performance Plan beginning on page 40.

The Company applies its compensation policies and related decision-making processes to the Chief Executive Officer on the same basis as to the other named executive officers. Differences in pay levels for the Chief Executive Officer relative to the other named executive officers is reflective of the additional responsibility, knowledge, strategic judgment and leadership required of the Chief Executive Officer as compared to the other named executive officers.

The Company's 2011 named executive officers (“NEOs”) are:

John F. Cassidy	President and Chief Executive Officer
Kurt A. Freyberger	Chief Financial Officer since August 5, 2011
Theodore H. Torbeck	President and General Manager, Cincinnati Bell Communications Group
Gary J. Wojtaszek	President of CyrusOne Inc. since August 5, 2011, former Chief Financial Officer of the Company
Christopher J. Wilson	Vice President, General Counsel and Secretary

This Compensation Discussion and Analysis (the “CD&A”) discusses in more detail below the elements of the executive compensation program and the reasons why the Compensation Committee selected those particular elements, the performance goals under certain of those elements, the compensation that the executives might earn, and how each element encourages the Company's achievement of its business objectives and strategy.

Executive Summary

Financial Results

In 2011, as a result of solid performance across all of its business segments, the Company achieved its highest annual revenue and "Adjusted EBITDA", as defined by the Company, since 2003, exceeded its original financial guidance, and continued the growth momentum of its Data Center Colocation business.

The Company's revenue for 2011 increased $85 million, or 6%, compared to 2010. The Data Center Colocation segment revenue increased $59 million in 2011 compared to 2010 primarily due to the acquisition of CyrusOne in June 2010 and new business earned in 2011. In addition, the IT Services and Hardware segment revenue increased $46 million in 2011. Offsetting these increases were declines in our traditional Wireline and Wireless businesses. The decrease in Wireline revenue was due to continued access line loss, which was partially mitigated by growth in Fioptics subscribers. Wireless subscribers declined by 10% in 2011 compared to 2010 driving the decrease in Wireless revenue.

Adjusted EBITDA for 2011 was $545 million compared to $519 million in 2010. Similar to the trends described above for revenue, Data Center Colocation's Adjusted EBITDA increased by $32 million in 2011 and IT Services and Hardware's Adjusted EBITDA increased by $6 million. Wireline and Wireless experienced $7 million and $3 million declines in Adjusted EBITDA, respectively. However, despite the declines in revenue, Wireline was able to maintain an Adjusted EBITDA margin of 49%, consistent with 2010, and Wireless slightly increased its Adjusted EBITDA margin to 32% in 2011.

In 2011, the Company continued to execute on its strategy of becoming the preferred global data center colocation provider to the Fortune 1000 as we expanded our data center capacity by 124,000 square feet. Customer demand for outsourced data center services is expected to be strong in future years. We plan to further grow operations in 2012 by expanding existing data center facilities and building new facilities in new geographies, such as Phoenix and San Antonio. In addition, we continued the investment in our Fioptics suite of products and now pass 134,000 units. As a result of the described expansions, capital expenditures increased by $106 million in 2011, contributing largely to the $138 million decline in free cash flow compared to 2010. Interest payments also increased $39 million in 2011 compared to 2010 as a result of average debt outstanding being higher in 2011 compared to the prior year primarily due to the acquisition of CyrusOne Inc. Pension and postretirement payments and contributions also increased $18 million in the current year. The $26 million increase in Adjusted EBITDA partially offset these decreases in free cash flow in 2011.

The “Management's Discussion and Analysis of Financial Conditions and Results of Operations” in the Company's Annual Report on Form 10‑K describes the Company's 2011 financial results in greater detail.

The Company's executive compensation program ties a significant portion of an executive's annual compensation to the Company's achievement of performance-based financial targets. The table below highlights the year-over-year comparison of some of the key financial metrics that the Company uses in evaluating its performance generally and for the purpose of making executive compensation decisions.

Performance Measure	Fiscal Year 2011	Fiscal Year 2010	% Change	2011 Original Guidance
Revenue	$1.46 B	$1.38 B	6%	$1.4 B
Adjusted EBITDA (a)	$545 M	$519 M	5%	$530 M +/- 2%
Free Cash Flow (a)	$11 M	$ 149 M	(93)%	$5 M
(a) See Annex A for a reconciliation of Adjusted EBITDA and Free Cash Flow to the nearest GAAP based financial measures.

In connection with the Company's expansion of its Data Center Colocation business and the continued upgrade and maintenance of its core communications business' assets, the Company has increased its capital expenditures. As a result, Free Cash Flow is no longer an appropriate long term-incentive performance measure since the targets are small and minimal fluctuations in the Free Cash Flow result would lead to rather volatile fluctuations in plan payout results. Therefore, the Compensation Committee approved a new performance measure for use in connection with long-term incentive awards, “Unlevered Cash Return on Average Assets,” which is discussed below.

Although shareholders and proxy advisory companies tend to focus on “total shareholder return” (“TSR”) as a major factor in judging a Company's performance, we have historically adopted other measures of the Company's financial performance on the theory that using TSR as a financial metric might encourage a focus on short-term results. For example, at a time when its core telecommunications business faced intense competitive challenges, the Company has used its capital to seize the opportunity to become the premier data center colocation provider to Fortune 1000 companies rather than pay dividends to its shareholders, which could be detrimental to the Company's long-term strategic opportunities. In addition, as a result of the scope of the Company's historical debt obligations and external economic factors (e.g., sovereign debt fears), the market price of the Company's common shares has been volatile and has not always fully reflected the Company's operating results and performance. Finally, the Committee questions the appropriateness of TSR as a financial metric given its tendency to be influenced by external factors. As a result, the Company used the foregoing financial metrics to measure its performance in 2011.

Actions Resulting from Negative Say-on-Pay Vote

After receiving a negative shareholder vote on the say-on-pay proposal at its May 2011 annual meeting, the Company reached out to its major shareholders to discuss and understand the underlying reasons for their vote. The Company had eight shareholders (equity, investment or mutual funds) that owned greater than 5% of the outstanding common shares each, or 58.5% in the aggregate. The two major reasons heard by the Company for the negative votes were: (i) the major shareholders did not have the resources or time to evaluate every company in which they owned stock and, therefore, had adopted a policy of following ISS Corporate Services' ("ISS") recommendation for the vote; and (ii) they did not understand the disclosures concerning, or did not support, the 2010 retention/discretionary bonus payments to the Company's Chief Executive Officer (the "CEO" or "Chief Executive Officer") and the discretionary bonus payment made to Mr. Wojtaszek.

In addition, the Compensation Committee and its independent compensation consultant initiated a review of certain aspects of the Company's executive compensation program to determine whether there should be changes to the process and substance of how compensation is determined.

•
CEO Evaluation Process. The Compensation Committee considered whether the substantive evaluation of the CEO's performance should be made by the Governance and Nominating Committee and then communicated to the Compensation Committee, which would consider and recommend the CEO's compensation levels. The decision reached was that it made the most sense to not bifurcate the process and to leave the entire process with the Compensation Committee with the Committee's recommendation being presented to the Board for approval.

•
Peer Group Modifications. The concerns were whether (i) the inclusion of large revenue telecommunications companies in the peer groups caused the benchmark analysis to be higher than it might otherwise be for an organization of the Company's size and (ii) whether data center colocation companies should be included in the peer groups. As indicated below, since executive compensation is correlated with a company's annual revenue, Towers Watson & Company, a global compensation and benefits consulting firm ("Towers Watson"), and the Company use a statistical technique known as “regression analysis” to adjust the compensation pay data of the peer groups' companies to take into account differences in revenue among the companies so that a company's larger size does not skew the peer groups' data. In addition, with the shift of the Company's strategy, they decided that data center service providers should be added to the industry specific peer group.

•
Annual Incentive Plan Data Center Performance Metrics. Historically, the Cincinnati Bell Inc. 2011 Short Term Incentive Plan performance metrics have been set on a company-wide basis without focusing on a particular business segment. However, the Compensation Committee and its consultant determined, in conjunction with the CEO's recommendation, that 50% of the performance measures of Mr. Wojtaszek's 2012 annual incentives will be based on CyrusOne financial results (spread over two metrics, Revenue and Adjusted EBITDA of CyrusOne).

•
Long-Term Incentives. The Compensation Committee and its independent consultant examined various aspects of the 2007 Long Term Incentive Plan, to determine whether the appropriate performance metrics are being used. Consideration was given to determine if there is a proper correlation between risk and reward and if there is a better way to align management's performance goals to maximize shareholders return. In connection with its analysis, the Company engaged ISS to provide a better understanding of the protocols that ISS uses to evaluate executive compensation. The Company learned that ISS considers the following long-term incentives to be non-performance based compensation:

▪	Any long-term incentives that are settled in cash even though the award only vests on the achievement of objective performance measures, and

▪	Stock option grants that vest solely on the passage of time.

In 2009, in conjunction with shareholders approval increasing the number of common shares available for issuance under the 2007 Long Term Incentive Plan, the Compensation Committee adopted a policy limiting the number of common shares to be awarded under the 2007 Long Term Incentive Plan each year to 2,000,000 shares. Working within this limitation, to make certain that ISS considered the 2012 long-term incentive awards for the CEO as performance based compensation, the Compensation Committee did the following:

▪
The CEO's 2012-2014 long-term performance unit award will vest on the achievement of the Unlevered Cash Return on Average Assets performance objectives (the “UCR Objectives”) and will be payable entirely in common shares. Unlevered Cash Return on Average Assets is defined as operating cash flow excluding interest payments as a percentage of average total assets.

▪	The remaining portion of the CEO's long-term incentives will be in non-qualified stock options that will vest on the achievement of the UCR Objectives.

To the extent that paying the other NEOs long-term incentives in shares causes the 2,000,000 share limitation to be exceeded, the Compensation Committee has determined that such long-term incentives will be settled in cash or will be granted as SARs rather than non-qualified stock options.
In addition, the Compensation Committee did not grant any discretionary bonuses to the NEOs for 2011.
The negative say-on-pay vote also resulted in the Company, its directors and certain executive officers being named defendants in two purported shareholder derivative actions - one in federal court and one in state court. In the state court action, the plaintiff and the defendants entered into a proposed settlement that the state court has approved preliminarily, subject to final approval of the shareholders at a hearing scheduled for April 2012. The settlement's terms focus on corporate governance measures emphasizing clearer and improved communications with its shareholders and enhanced internal processes in addressing such shareholders' concerns about the Company's executive compensation. In addition, on March 1, 2012, in the federal court action, the parties agreed to stay the federal court action pending entry of a judgment in the state court action. Counsel for the plaintiffs in federal court action will file an application for attorneys' fees and expenses in the state court action. The parties in the federal court action also agreed that, upon entry of a state court action judgment, they will dismiss the federal court action with prejudice. Set forth below are representative items to which the Company has agreed in the state court settlement. (The entire proposed settlement is set forth in the Company's Form 8-K, Current Report, dated December 20, 2011):

•
If a majority of shareholders vote against the advisory “say-on-pay” vote proposal set forth in the proxy statement: (i) the Compensation Committee will retain the services of an executive compensation consultant that has not previously been engaged by the Company or any of its affiliates for the purpose of reviewing and evaluating the existing compensation policies and recommendations, and, upon the engagement of such new executive compensation consultant, the Company will promptly convene a meeting with the new consultant and the Compensation Committee's existing consultant to discuss the negative vote and whether and to what extent the proposed executive compensation program should be changed; and (ii) the Company, either through the Compensation Committee or the Board, shall publish to the shareholders a formal written response within 90 days.

•
The Company shall maintain a Compensation Committee composed entirely of fully independent directors, and the Board shall rotate the members of the Compensation Committee. Beginning in fiscal year 2012 and each year thereafter, one member of the Compensation Committee will step down and a new independent director shall be appointed in his/her place. The director stepping down must not serve on the Compensation Committee for at least one year.

•
The Audit and Finance Committee (the “A&F Committee”) shall make the Compensation Committee aware of issues that may impact the Company's future financial performance and, therefore, affect incentive compensation awards. The A&F Committee shall periodically examine the types of businesses that the Company is engaged in, and the risks associated therewith, and shall report such findings to the Board. The A&F Committee shall oversee periodic audits of the compensation process, whether by the Company's internal or external auditors as appropriate, and shall make the Compensation Committee aware of the audit results as well as any other issues that may affect the Company's future financial performance and, therefore, affect incentive compensation.

•
The Company shall endeavor to use easy to understand language in the CD&A section in its proxy statement so that shareholders can clearly see the link between its compensation philosophy and its practices.

•	The Company agreed to continue certain of its practices that it already has in place for the benefit of its shareholders and those that are required by applicable laws and regulations.

Modifications to 2012 Executive Compensation

The Compensation Committee's decisions setting 2011 annual compensation, including performance-based award opportunities, were made in December 2010 and/or January 2011. Thus, by the time of the May 2011 advisory say-on-pay vote in connection with the 2010 compensation, 2011 compensation targets and incentives had been determined and set. However, based on its review and analysis as described above, for fiscal year 2012, the Compensation Committee has made the following decisions regarding the executive compensation program:

•
The Compensation Committee decided to continue to establish the long-term incentive opportunities for the NEOs as a dollar amount based upon the Committee's assessment of market data provided by Towers Watson for comparable positions.

•	The Compensation Committee eliminated the “Free Cash Flow” performance measure for 2012 and future awards for the reasons set forth above and replaced it with the UCR Objectives.

•	The Compensation Committee decided to continue to allocate the long-term incentive opportunities between

•	50% in performance unit awards; and

•	50% in stock options/SARs.

•	The Compensation Committee eliminated stock options that vested solely on the passage of time and decided that all stock options will vest over a three-year period upon achieving the UCR Objectives.

Compensation Practices

The Company reviews and modifies its executive compensation programs and practices regularly to address changes in the Company's short- and long-term business objectives and strategies, new regulatory standards and to implement evolving best practices. Listed below are some of the Company's significant compensation practices:

•
Performance-based Compensation. The Company believes that a significant percentage of each NEOs' total compensation should be performance-based or “at-risk.” Only 18% of the CEO's and 40% of the Other NEOs' target compensation in 2011 was paid in the form of base salary. The value of the remaining 82% and 60%, respectively, was linked directly to performance.

Stock Options/SARs 27%	Stock Options/SARs** 12%
Performance Based Awards 27%	Performance Based Awards 12%
Annual Cash Incentive 28%	Annual Cash Incentive 36%
Base Salary 18%	Base Salary 40%
Chief Executive Officer	Other NEOs*

* The percentages for the Other NEOs understate the actual distribution of compensation. In 2011, the Company granted Mr. Torbeck an award of $1.8 million of restricted common shares that vest over a three-year period. This award was provided to compensate him for the compensation he forfeited when left his previous employer to accept employment with the Company. Consequently, for 2011, Mr. Torbeck did not receive any performance unit or stock option/SARs awards.

** The calculation includes SARs that were granted at the December 7, 2010 Compensation Committee meeting with the intention of being 2011 incentive compensation.

•
Compensation Risk Assessment. The Company conducted a compensation risk assessment and concluded that the Company's compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

•
Clawback Policy. Effective January 1, 2011, the Company adopted a clawback policy that allows the Company to recover incentive payments to or realized by certain “executive officers” in the event that the incentive compensation was based on the achievement of financial results that are subsequently restated to correct any accounting error due to material noncompliance with any financial reporting requirement under the federal securities laws, and such restatement results in a lower payment or award.

•
Independent Compensation Committee. Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the NYSE and the Company's director independence standards mirror those of the NYSE.

•
Outside Independent Compensation Consultant. The Compensation Committee utilizes the services of an outside independent compensation consultant to assist in its duties. The Compensation Committee's consultant performs no other services for the Company or its management.

•
Elimination of Gross-Ups. The Compensation Committee has a policy that any new or materially amended employment agreement with any NEO will not contain any excise tax gross-up provisions with respect to payments contingent on a change in control.

•	Stock Ownership Guidelines. Stock ownership guidelines are in place for our NEOs.

The Compensation Committee believes that the Company's compensation program provides the basis for the Company achieving its strategic objectives, both short-term and long-term, as well as aligning the interests of the Company's executive management with its shareholders.

Compensation Program Objectives

The executive compensation program's primary objectives are:

•	To attract and retain high-quality executives by offering competitive compensation packages;

•
To motivate and reward executives for the attainment of financial and strategic goals, both short-term and long-term, thereby increasing the Company's value while at the same time discouraging unnecessary or excessive risk-taking; and

•
To align the interests of the executives and the shareholders by attributing a significant portion of total executive compensation to the achievement of specific short-term and long-term goals set by the Compensation Committee.

Elements of Compensation

The chart below sets forth the key elements of compensation used in the executive compensation program, and the narrative following the chart discusses each element in more detail.

Component	Purpose	Key Characteristics
Base Salary	•Allow Company to attract and retain executives •Recognize individual performance through merit increase •Recognize individual work experience and level of responsibility	•Fixed annual cash compensation •Increases primarily driven by individual performance and by market positioning •Used to calculate other components of compensation
Annual Incentives	•Motivate executive to contribute to Company's achievement of its annual financial goals and strategic objectives •Motivate executives to achieve individual annual performance goals	•Performance-based incentive compensation •Bonus target set as a percentage of base salary
Long-Term Incentives
Non-qualified Stock Options and Stock Appreciation Rights (“SARs”)
•To align executive and shareholder interests because the increase in value of the stock options and SARs are dependent on improvements in stock price
•Motivate executive to contribute to Company's achievement of its long-term financial goals and strategic objectives
•Facilitate executive equity ownership thereby aligning executive and shareholder interests
•Performance-based incentive compensation •Vests 100% over 3 year period from grant date and/or on the achievement of performance measure goals •Stock options expire 10 years from grant date
Performance-Based Awards
•Motivate executive to contribute to Company's achievement of its long-term financial goals and strategic objectives
•Provide a measure of Company performance that is not tied to short-term market volatility
•Performance-based incentive compensation •Granted each year with cumulative one-year, two-year, and three‑year performance cycles

Base Salary

Base salaries are provided to the Company's senior executives, including the NEOs, for performing their day-to-day responsibilities. The base salaries of our NEOs are based on a review of the competitive median marketplace for comparable executive positions, assessment by the CEO (or in the case of the CEO's base salary, by the Compensation Committee and entire Board) of the executive's performance as compared to his or her individual job responsibilities, the salary level required to attract and retain the executive and such other factors as the CEO or the Compensation Committee deems relevant for such executive. Generally, no one factor is given more weight than another, nor does the Company and the Compensation Committee use a formulaic approach in setting executive pay. Additionally, the Company does not look at total compensation of the peer group, but rather the various factors are considered as a whole in determining salary adjustments.

For 2011, the Company terminated its “cafeteria-style” flexible perquisite program and in its place increased each NEO's base salary by the amount of the annual allowance that it previously provided to them ($38,000 for Mr. Cassidy, $26,000 for Mr. Torbeck and Mr. Wojtaszek and $16,000 for Mr. Freyberger and Mr. Wilson). Excluding the above increase, base salary increases for the NEOs ranged from 0% to 3% with the exception of Messrs. Wojtaszek and Freyberger. Mr. Wojtaszek received a 40% increase commensurate with his assumption of additional operational responsibilities in January 2011 in implementing the Company's data center strategy, while retaining his position as Chief Financial Officer until August 5, 2011 when he became President of CyrusOne Inc. Mr. Freyberger received a 27% increase in salary commensurate with his assumption of additional responsibilities in becoming the Chief Financial Officer of the Company. Based on competitive market conditions and Mr. Torbeck's professional experience, the Compensation Committee determined at the time of the Company's employment offer to Mr. Torbeck that it had to offer Mr. Torbeck a base salary higher than the market median to secure his employment.

Annual Incentives

Annual incentives are intended to motivate and reward senior executives for achieving the short-term business objectives of the Company. Annual incentives are payable for the achievement of annual financial performance goals established by the Compensation Committee and for individual performance. The financial performance goals represent 80% of the targeted annual incentive and individual performance goals represent 20% of the targeted annual incentive. Payouts, if any, for the financial performance goals can range from 0% to 200% of the target incentive, depending on the level of achievement of such goals between threshold and superior levels of performance. The Board and Compensation Committee approve financial goals annually which reflect its belief that achievement of these goals drives the Company's strategic success.

The Company used the following goals in 2011:

•	the Company's level of achievement of (a) Adjusted EBITDA and (b) revenue, and

•	the executive's individual performance.

The Company has selected Adjusted EBITDA and revenue as its performance measures because it believes that investors use them to evaluate the financial performance of the Company and because they also indicate the level of success of the Company's strategy to sustain operating cash flows and profitability to drive transformative growth through its data center strategy to become a preferred data center colocation provider to the Fortune 1000 companies. Adjusted EBITDA is a common measure of profitability employed in the telecommunications and other capital-intensive industries. The Compensation Committee and the Board review and approve the calculations of Adjusted EBITDA and revenue. In conjunction with such review, they may adjust the calculated result or goal amount to reflect a change in business direction, reallocation of Company resources or an unanticipated event.

For 2011, the Compensation Committee generally allocated the annual incentive targets as follows:

•	70% for attainment of the Adjusted EBITDA goal;

•	10% for attainment of the revenue goal; and

•	20% for individual performance

Upon the conclusion of the year, a payout factor is calculated using the actual year-end results against the target for the financial measures. This results in a payout from 0% to 200% for the financial goals. When combined with the individual performance objectives, a total annual incentive award between 0% and 200% is obtained.

The Adjusted EBITDA and revenue goals are assessed independently of each other and are scaled above and below their respective targets in the manner set out below.

Percentage of Criterion Achieved	Adjusted EBITDA Goal		Revenue Goal
	Percentage of Target Incentive Goal	Percentage of Total Annual Incentive Paid	Percentage of Target Incentive Goal	Percentage of Total Annual Incentive Paid
Below 95%	0%	0%	0%	0%
95%	50%	35%	50%	5%
100%	100%	70%	100%	10%
105%	150%	105%	150%	15%
120% or greater	200%	140%	200%	20%

The 2011 target annual incentives for the NEOs are set forth below:

Named Executive Officer	Target Annual Incentive as a % of Base Salary
John F. Cassidy	150%
Kurt A. Freyberger	100% *
Theodore H. Torbeck	100%
Gary J. Wojtaszek	100%
Christopher J. Wilson	65%
* Effective with Mr. Freyberger's appointment as Chief Financial Officer on August 5, 2011.

The higher percentage for Mr. Cassidy reflects his additional responsibility, knowledge, strategic judgment and leadership required as Chief Executive Officer compared to the other named executive officers. In addition, it reflects the Compensation Committee's preference to not increase Mr. Cassidy's base salary over the past seven years as comparative market data would dictate, but instead to compensate Mr. Cassidy by increasing the percentage used to determine his annual incentive.

In 2011, for annual incentive purposes, the chart below sets out the Adjusted EBITDA and revenue target goals and actual results:

Financial Objective
	2011 Threshold Performance Level	2011 Target	2011 Superior Performance Level	2011 Actual Results
Adjusted EBITDA*	95%	$510 M	120%	$524 M
Revenue	95%	$1.40 B	120%	$1.46 B
*The 2011 target of $510 million was set prior to the Company revising its definition of Adjusted EBITDA in the first quarter of 2011. As a result, the 2011 actual results used in determining the performance level was also calculated on the Company's previous definition of Adjusted EBITDA which did not include adjustments described below. The revised definition of Adjusted EBITDA excludes certain components of pension and other retirement plan expenses related to interest costs, asset returns, and amortization of actuarial gains and losses. These items were excluded from Adjusted EBITDA because the Company believes these costs are related to the performance of the plan assets and general economic conditions, not the operations of the business, and to conform to the presentation of Adjusted EBITDA followed by many other companies in the telecommunications and other industries. Pension and postretirement plan expenses excluded from the revised definition of Adjusted EBITDA were $21 million in 2011.

The Chief Executive Officer provides the Compensation Committee with his assessment of each executive officer's individual performance. The Chief Executive Officer is given discretion by the Compensation Committee in assessing performance, but, in general, the Chief Executive Officer reviews, for each executive officer, the performance of the executive's department, the quality of the executive's advice and counsel on matters within the executive's purview, qualitative peer feedback and the effectiveness of the executive's communication with the organization and with the Chief Executive Officer on matters of topical concern. These factors are evaluated subjectively and are not assigned specific individual weight. The Chief Executive Officer then recommends an award for the individual performance-based portion for each of the other named executive officer's annual incentive, which generally ranges from 0% to 200% of the target award for such portion.

The Compensation Committee meets in executive session to consider the Chief Executive Officer's individual performance. The Compensation Committee evaluates the information obtained from the other directors concerning the Chief Executive Officer's individual performance, based on a discussion led by the Chairman of the Board. Factors considered include: operational and financial performance, succession planning, development of the Company leadership team, development of business opportunities and community involvement/relationships. The Compensation Committee has discretion in evaluating the Chief Executive Officer's performance and may recommend to the full Board a discretionary increase or decrease to the Chief Executive Officer's final incentive award as the Compensation Committee believes is warranted.

Set forth below is the 2011 total annual incentive paid to the NEOs as a percentage of target:

Named Executive Officer	Incentive Payout as a % of Target Annual Incentive
John F. Cassidy	121%
Kurt A. Freyberger	136%
Theodore H. Torbeck	141%
Gary J. Wojtaszek	121%
Christopher J. Wilson	136%

Generally, the above incentive payouts reflect the Compensation Committee's and Board's assessment that 2011 overall Company-wide financial performance was excellent. Each NEO was awarded 127% of target for the Adjusted EBITDA goal and 124% of target for the Revenue goal. As to the individual performance goals, Messrs. Cassidy and Wojtaszek received 100% of target because, although the CyrusOne 2011 annual financial results were good, they were below original plan goals for the year. Conversely, since the Communications group's 2011 financial results were very strong and exceeded original plan goals for the year, Mr. Torbeck received 200% of target for his individual performance while Messrs. Freyberger and Wilson received 175% of their individual performance target goal.

Long-term incentives

Long-term incentives are intended to encourage the Company's executives to focus on and achieve the long-term (three-year) business goals of the Company and to aid their development and retention through share ownership and recognition of future performance. An executive's realization of his or her long-term incentive means that the Company has also performed in accordance with its plan over a long-term period.

Although other forms of awards are possible, the Company's long-term incentives consist principally of: (i) stock options, (ii) stock appreciation rights (“SARs”) and (iii) performance-based awards, all granted under the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (the “2007 Long Term Incentive Plan”). SARs are generally structured identically to stock options and may be settled in common shares or cash. SARs that are required to be settled in cash do not count toward the maximum number of common shares that may be issued under the 2007 Long Term Incentive Plan. The Compensation Committee has generally divided the total long-term incentives equally between stock option (and recently, SARs) grants and performance unit grants because such an allocation enables the Company to compensate executive management based upon a combination of stock price appreciation and operating results that are consistent with its long-term business strategy. Stock options/SARs directly align the executive's interest with the shareholders' interest because any actual realized value derived from stock options/SARs requires appreciation in the Company stock price, whereas performance units vest and are paid in common shares based upon and only after the attainment of specific business objectives over performance periods.

The total annual long-term incentive opportunity for each named executive officer is established by the Compensation Committee in terms of dollars. In administering the long-term incentive program, the Compensation Committee considers market competitive data developed by Towers Watson for the Company (as discussed below) and the recommendations of the Chief Executive Officer regarding each executive's performance and specific individual accomplishments. For each type of award (options, SARs, or performance units), a market competitive grant is determined by dividing the peer group benchmark value for equity awards by the binomial value of one option/SAR for the half of the award being made in options and SARs and the value of one performance unit for the other half being awarded in performance units. As stated above, the Compensation Committee's policy is not to grant more than 2,000,000 shares per year in connection with long-term incentive awards under the 2007 Long Term Incentive Plan. To the extent that the settlement of the long-term incentive awards in any year exceeds 2,000,000 shares, the incentives are settled in cash. The Company may also grant SARs and performance cycle awards indexed to changes in the Company's stock price to the NEOs that are payable in cash instead of shares. Because of the small in-the-money value of prior years' stock option grants, the Compensation Committee has not considered prior years' grants in determining amounts of stock options granted.

In addition, as described below, certain NEOs were granted performance unit awards pursuant to the Data Center Performance Plan.

Stock Options and SARs

Stock options and SARs are used to align the interests of management with those of the Company's shareholders because they are designed to provide long-term equity-based compensation tied to future appreciation of the Company's common share price.

Target stock options and SARs grants for the NEOs for the fiscal year 2011-2013 performance cycle are detailed in the Summary Compensation and Grants of Plan-Based Awards tables on pages 47 and 49 herein.

Performance Plan

Performance share or unit awards, which may be paid in common shares, cash, or a combination thereof, are based on the achievement of specific Company quantitative goals over a three-year performance period. Such awards are granted during the first quarter of each calendar year following finalization and approval by the full Board of the one-year, two-year cumulative and three-year cumulative financial goal(s) for the next three-year period.

The actual number of performance units granted is based on the long-term incentive dollar value approved by the Compensation Committee and the value of one share of stock on the date of grant. The threshold and target performance levels are the same for each of the NEOs. For each performance cycle, actual adjusted free cash flow (and commencing in 2012 actual UCR Objectives) achieved must be at least 90% of the target goal in order to generate a threshold level payout equal to 75% of the target award for each executive.

For the adjusted free cash flow one-year, two-year cumulative and three-year cumulative financial target goals and actual results for the performance periods beginning in 2009, 2010, and 2011, see the chart immediately below.

Performance Cycle
	Threshold Performance Level	Cumulative Target Amount	Superior Performance Level	Actual Results	Percentage of Target*

2009-2011
2009	90%	$150.0	110%	$150.0	100.0%
2009-2010	90%	$211.0	110%	$215.2	102.0%
2009-2011	90%	$305.0	110%	$291.1	95.4%

2010-2012
2010	90%	$130.0	110%	$174.4	134.2%
2010-2011	90%	$161.0	110%	$316.6	196.6%

2011-2013
2011	90%	$7.0	110%	$36.9	527.1%
* The maximum payout on a performance cycle is 150%

For the reasons previously explained, for performance periods commencing with 2012, the Compensation Committee and the full Board have selected the UCR Objectives as the performance measure for performance-based awards replacing adjusted Free Cash Flow.

Data Center Performance Plan

On December 7, 2010, the Compensation Committee approved a new long-term incentive program to be implemented under the 2007 Long Term Incentive Plan (the “Data Center Performance Plan”). The program is primarily intended to (i) encourage rapid and profitable growth of revenue and Adjusted EBITDA in the Data Center Colocation segment of the Company's business, (ii) create significant enterprise value through the growth of the Data Center Colocation segment, (iii) bring about a significant change in the strategic direction of the Company's business in a short time frame and (iv) provide management and the Board with strategic flexibility.

The Compensation Committee granted each performance unit award (denominated in $1.00 per unit) providing for a specified cash payment to each participating NEO in the event that (i) the executive is continuously employed for a three year period after the date of grant, (ii) specified Adjusted EBITDA targets are met over such three year period, (iii) a “qualifying transaction” is consummated within ten years of the date of grant and (iv) at least $1,000,000,000 of equity value is created in the Data Center Colocation segment prior to the “qualifying transaction.” The program also gives the Compensation Committee discretion to make fractional payments in an amount up to, but not more than, the base amount in the event there is either: (a) a qualifying transaction before the fifth anniversary of the initial award grant date; or (b) there is a qualifying transaction after the fifth anniversary of the initial award grant date and the equity value created is at least $500,000,000. If a qualifying transaction does not occur within 10 years of the grant date, the performance unit awards terminate with no payment to the participating NEOs. Moreover, if a participating NEOs' employment is terminated for any reason (other than a termination for the executive's retirement, death or disability), prior to the consummation of a qualifying transaction, then the executive will not receive any payment under the award (other than with respect to previously vested performance units, if any). A “qualifying transaction” includes certain sales of the Data Center Colocation business (including an initial public offering), certain transactions that would result in the Company ceasing to own its other businesses, and a change in control of the Company. Other than for Mr. Wojtaszek, who is the President of CyrusOne Inc. and primarily responsible for the Data Center Colocation segment, it is the Compensation Committee's intention that the grants described below are and will be the only grants made to the participating NEOs under the Data Center Performance Plan. After an assessment of competitive market conditions and the segment's 2011 performance, the Compensation Committee granted to Mr. Wojtaszek an additional unit award of $4.0 million.

Pursuant to the terms of the Data Center Performance Plan, no executive may receive performance units in any calendar year under such program with a value in excess of $5,000,000.

The Company's Chief Executive Officer does not currently participate in the Data Center Performance Plan. Moreover, for each performance cycle, Adjusted EBITDA achieved must be at least 90% of the targeted goal in order to generate a potential threshold level of payment equal to 75% of the target award for each executive and 100% or higher in order to generate a potential payment of 100% of the target award.

For the 2011-2013 and 2012-2014 performance periods, the Compensation Committee approved a maximum grant of units (assumes incremental value created is at or in excess of $1,000,000,000) under the new Data Center Performance Plan to the following NEOs as follows:

	2011	2012
Mr. Freyberger	$ 0.9 M	—
Mr. Torbeck	$ 5.0 M	—
Mr. Wojtaszek	$ 4.0 M	$ 4.0 M
Mr. Wilson	$ 3.5 M	—

As noted above, in order for the performance unit grants to the NEOs and other Section 16 officers to vest, certain Adjusted EBITDA performance measures must be met for the years 2011, 2012 and 2013. For 2011, the Adjusted EBITDA performance measure was met, and 50% of the granted performance units were vested.

Benefits

NEOs, hired prior to January 1, 2009, participate in the same pension plan as all other eligible salaried and certain non-union hourly employees. The pension plan is a qualified defined benefit plan with a nonqualified provision that applies to the extent that eligible earnings or benefits exceed the applicable Code limits for qualified plans. The Company makes all required contributions to this plan. In addition, the Chief Executive Officer is also covered under a nonqualified supplemental retirement plan, the Cincinnati Bell Pension Program (the "SERP"), the benefits of which are payable by the Company. Mr. Cassidy is vested in the SERP as he has attained the age of 55 and has at least ten years of service. The Company and the Compensation Committee have determined that it is unlikely that any new participants will be added to the SERP in the future. The pension plans are designed to provide a reasonable level of replacement income upon retirement and provide an incentive for executives to remain with the Company for a significant portion of their careers. The executives, along with all other salaried employees, also participate in a 401(k) savings plan, which includes a Company matching contribution feature that vests 100% of such matching contributions in the employee's account as they are made to the plan.

The value of the Company's retirement programs is not considered in any of the compensation decisions made with respect to other elements of NEO compensation, because the Company believes that the alignment of the interests of executives and shareholders is most effectively accomplished through its short- and long-term incentive compensation programs, and because survey data used for benchmarking focuses on short- and long-term incentive compensation programs, rather than retirement programs. In addition, long-term incentives do not play a role in determining retirement benefits.

Each executive participates in a broad set of other benefit plans and programs, including medical, dental, vision, life, short- and long-term disability plans and home telephone service price discount programs, on the same basis as all other salaried employees. The Company believes that the various benefit plans and programs provided are consistent with predominant U.S. employment practices and are necessary to attract and retain executive talent.

On January 27, 2011, the Compensation Committee decided to terminate the “cafeteria-style” flexible perquisite program. In years prior to 2011, the program provided participating executives with an annual allowance ($35,000 for Mr. Cassidy; $23,000 for Messrs. Torbeck and Wojtaszek, and $13,000 for Messrs. Freyberger and Wilson) that could be used to defray expenses in connection with a wide variety of benefits, such as tax and financial planning and automobile costs. In addition, each executive had an additional $3,000 annual allowance that was available to help pay the cost of an annual executive physical examination. The executives did not receive any amount of these annual allowances that was not used to obtain the services or products covered by the flexible perquisite program, nor were they grossed up for any related income tax liability. As indicated earlier herein, in lieu of this program, the Compensation Committee increased each NEO's base salary by the amount of the previous annual allowance.

Compensation Determination Process

Role of the Compensation Committee and Management in Recommending Compensation

As described in greater detail below, individual base salaries, annual cash incentive awards and long-term incentive grant amounts are determined within the framework of the executive's position and responsibility, individual performance and future leadership potential, as determined by the Chief Executive Officer or in consultation with the Compensation Committee, or by the Compensation Committee and the full Board in the case of the Chief Executive Officer, as well as with regard to the external marketplace.

The Chief Executive Officer presents compensation recommendations for the senior executives, including the other NEOs, to the Compensation Committee for its review and approval. The Compensation Committee evaluates the performance of the Chief Executive Officer, determines his compensation, and discusses its recommendation with the Board in executive session before the Board's approval.

Determination of the Target Compensation Levels

The Compensation Committee retains Mr. Charles Mazza, an independent compensation consultant, who performs no other services for the Company or its management, to assist in its deliberations regarding executive compensation. Pursuant to the Committee's instructions, Mr. Mazza analyzes and comments on various compensation proposals made by the Company and on various topics specified by the Committee and opines and reports on these matters in open sessions of Compensation Committee meetings. In executive sessions of Compensation Committee meetings, Mr. Mazza addresses subjects of particular interest to the Compensation Committee, such as compensation of the Chief Executive Officer, and presents his analysis of such subjects including the pros and cons of certain compensation elements and his recommendations. Pursuant to the Compensation Committee Chair's request, Mr. Mazza contacts each member of the Compensation Committee annually as part of the Compensation Committee's self-evaluation and reports his conclusions to the Compensation Committee.

The Company retains Towers Watson to assist it with various compensation-related projects during the course of the year. Typically, the Company has a discussion with Towers Watson about a project, outlining the project's objectives, and discusses Towers Watson's approach to the project before requesting them to complete the project. The projects range from requests for general compensation data or information to requests for specific guidance and recommendations, such as designing specific incentive plans.

At the Company's request, Towers Watson conducts an annual study of marketplace compensation practices. The Compensation Committee annually benchmarks each executive's compensation to ensure that it is in a competitive range and that an appropriate portion of it is “at risk”; that is, subject to payment only if the Company obtains certain quantitative results and the individual achieves certain qualitative results. Towers Watson obtains, compiles and supplies to the Company and the Compensation Committee competitive compensation information. This information covers two peer groups.

The first peer group consists of 18 companies that provide similar services and compete in similar industries as the Company. This group includes both telecommunications companies and companies that provide forms of data center services. The Company, in consultation with Towers Watson and Mr. Mazza, annually reviews the list of companies in this group to make certain that the group is appropriate and the Compensation Committee, after review, approves the peer group. The peer group currently includes:

• AT&T, Inc.	• Sprint Nextel Corp.
• Centurylink, Inc.	• Telephone & Data Systems Inc.
• Comcast Corporation	• Time Warner Inc.
• Digital Realty Trust Inc.	• tw telecom inc.
• Equinix, Inc.	• United States Cellular Corporation
• Fairpoint Communications, Inc.	• USA Mobility, Inc.
• Frontier Communications Corporation	• Verizon Communications Inc.
• Global Crossing Ltd.	• Vonage Holdings Corporation
• Leap Wireless International Inc.	• Windstream Corporation

The following companies were eliminated from last year's telecommunications peer group because they were acquired or are no longer publicly traded: Mediacom Communications Corp., Qwest Communications, and Global Crossing Ltd. The following companies were added to this year's peer group: Digital Realty Trust Inc., Equinix, Inc., Fairpoint Communications Corporation and tw telecom inc.
The second peer group is comprised of 105 companies, in various industries, with annual revenues between $1 billion and $3 billion. These companies are chosen because they have annual revenues that are closely aligned with the Company's revenues, and they provide the Company and the Compensation Committee with insight into executive compensation practices across a wide cross-section of industries. These companies include:

• A.O. Smith	• General Atomics	• Nypro
• Acuity Brands	• Goodman Manufacturing	• Overhead Door
• Aerojet	• GSI Commerce	• Parsons
• Alexander & Baldwin	• GTECH	• PerkinElmer
• American Crystal Sugar	• H.B. Fuller	• Plexus
• AMETEK	• Harland Clarke	• Polaris Industries
• Ann Taylor Stores	• Harman International Industries	• Purdue Pharma
• AOL	• Headway Technologies	• Quintiles
• Armstrong World Industries	• Herman Miller	• Reader's Digest
• Barnes Group	• Hexcel	• Regal-Beloit
• Brady	• HNI	• Rent-A-Center
• Broadridge Financial Solutions	• HNTB	• Safety-Kleen Systems
• Brown-Forman	• Hostess Brands	• Schwan's
• Carmeuse North America Group	• Houghton Mifflin Harcourt Publishing	• Scotts Miracle-Gro
• Carpenter Technology	• Hunt Consolidated	• Scripps Network Interactive
• CDI	• Husky Injection Molding Systems	• ServiceMaster Company
• Chemtura	• IDEXX Laboratories	• ShawCor
• Chiquita Brands	• IMS Health	• Sigma-Aldich
• Coinstar	• Intercontinental Hotels	• Snap-On
• ConvaTec	• International Flavors & Fragrances	• Space Systems Loral
• Convergys	• Irvine Company	• SRA International
• CoreLogic	• Jack in the Box	• Stantec
• Covance	• Kaman Industrial Technologies	• Steelcase
• Curtiss-Wright	• Kansas City Southern	• Swagelok
• Cytec	• Kinetic Concepts	• Teradata
• Dassault Systems	• Kinross Gold	• Thomas & Betts
• Day & Zimmerman	• Magellan Midstream Partners	• Toro
• Deckers Outdoor	• ManTech International	• Total System Services
• Deluxe	• Martin Marietta Materials	• Travelport
• Dentsply	• Mary Kay	• Trident Seafoods
• Dex One	• McClatchy	• Tupperware
• Donaldson	• MDC Holdings	• Underwriters Laboratories
• Endo Pharmeceuticals	• Molson Coors Brewing	• United Rentals
• Equifax	• MWH Global	• USG
• Equity Office Properties	• Noranda Aluminum	• Vulcan Materials

In establishing its compensation programs, the Company evaluates the following from both peer groups' data:

•	Base salary;

•	Total target cash compensation - the sum of base salary plus target annual bonus opportunity; and

•	Total target direct compensation - the sum of base salary plus target annual bonus opportunity plus target long-term incentive opportunity.

The Compensation Committee believes that pay practices for executive officers should include a mixture of pay elements that are reflective of the two peer groups. Since executive compensation is correlated with a company's annual revenue, the Company, in consultation with Towers Watson, adjusts the compensation pay data of the two peer groups to take into account differences in revenue among companies using a statistical technique called “regression analysis.” Using this technique, for each executive officer position whose compensation is assessed and set by the Compensation Committee (or the full Board, in the case of the Chief Executive Officer), Towers Watson produces a predicted level of each pay component that would be at the revenue adjusted 50th percentile of the compensation paid by the companies in the peer groups. This allows the Committee to compare each executive's pay, both by pay component and in total, to the level of pay it should expect to pay at the market 50th percentile based on the Company's annual revenue. The Company does not review pay levels at individual companies or the specific structure of other companies' short- or long-term incentive plans. Instead, the Compensation Committee considers the predicted pay levels in both peer groups as an indication of market pay practice relating to each pay component and the relative mixture among the pay components.

The Compensation Committee considers, as one of many factors, each component of executive officer compensation compared to the predicted revenue adjusted market 50th percentile pay levels for two reasons:

•	Benchmarking at the 50th percentile is consistent with the practice followed by a majority of companies, and

•
Targeting base compensation levels at the 50th percentile allows the Company to place a higher proportion of the executive's compensation at risk. The Company and the Compensation Committee believe this is consistent with the concept of “pay-for-performance.”

Market data is just one factor considered by the Company and the Compensation Committee in determining executive compensation. The Compensation Committee considers other factors such as past and current pay levels, internal equity considerations and performance when setting compensation levels for each executive.

The Compensation Committee also wants to ensure that each executive has a significant percentage of compensation “at risk.” Using the benchmark data and input from its own independent consultant as well as from Company management (primarily the Chief Executive Officer and the Vice President of Human Resources & Administration), the Compensation Committee allocates total target direct compensation among base salary, annual bonus and long-term incentive compensation. For 2011, the below charts reflect this allocation:

Stock Options/SARs 27%	Stock Options/SARs** 12%
Performance-Based Awards 27%	Performance-Based Awards 12%
Annual Cash Incentive 28%	Annual Cash Incentive 36%
Base Salary 18%	Base Salary 40%
Chief Executive Officer	Other NEOs*

* The percentages for the other NEOs understate the actual distribution of compensation. In 2011, the Company granted Mr. Torbeck $1.8 million of restricted shares that vest over a three-year period. This award was provided to compensate him for the compensation he forfeited when left his previous employer to accept employment with the Company. Consequently, for 2011, Mr. Torbeck did not receive any performance unit or stock option/SARs awards.

** The calculation includes SARs that were granted at the December 7, 2010 Compensation Committee meeting with the intention of being 2011 incentive compensation.

Based on marketplace practices, combined with the Compensation Committee members' collective experience, the Compensation Committee believes that this allocation of pay among base pay and short- and long-term incentive compensation provides an appropriate incentive to achieve objectives set for the current year while also providing a significant incentive that requires the executives to make decisions that are intended to sustain attainment of business objectives over the longer term.

As part of the process for setting compensation, the Compensation Committee reviews “tally sheets” prepared for each of the executives. Tally sheets provide the Compensation Committee with detailed information, as of a given date, about each executive's current compensation (including the value of any applicable benefit programs) and wealth accumulation, including the value of accrued and vested pay, such as shares of Company stock, vested stock options and other equity awards owned by the executive and the value of any vested retirement benefits provided by the Company, as well as pay and benefits triggered under a variety of employment termination scenarios. This provides additional context for the Compensation Committee in setting pay levels.

Other Compensation Policies

Stock Ownership Guidelines

The Compensation Committee recognizes that executive stock ownership is an important means of aligning the interests of the Company's executives with those of its shareholders. To that end, the Compensation Committee has established the following stock ownership guidelines:

•	Chief Executive Officer - 3 times base salary (as adjusted each year)

•	Other NEOs - 1.5 times base salary (as adjusted each year)

Since the personal situation of each executive may vary, the Compensation Committee has not set a specific period of time in which the ownership level must be achieved, but does expect each executive to make measurable progress on a year-over-year basis as evidenced by the number of shares owned multiplied by the fair market value of the Company's stock. Aside from the Company's actual performance from one year to the next, the price of the Company's stock may vary due to the general condition of the economy and the stock market. Therefore, the Compensation Committee may measure an executive's progress more on the basis of the year-over-year increase in the number of shares owned than the overall market value of the shares owned in relation to the executive's ownership goal. For purposes of measuring ownership, only shares owned outright by the executive (including shares owned by the executive's spouse or dependent children and shares owned through the Company's savings plan or deferred compensation plan) are included. Shares represented by unvested stock options or any other form of equity for which some condition remains to be completed before the executive earns a right to and receives the shares (except for shares that have been electively deferred to a future date) are not counted in determining the executive's level of ownership.

As of March 2, 2012, Mr. Cassidy owned shares valued at approximately 215% of his ownership target; Mr. Freyberger, who became Chief Financial Officer on August 5, 2011, achieved approximately 56% of his ownership goal; Mr. Torbeck achieved approximately 462% of his ownership goal; Mr. Wojtaszek achieved approximately 109% of his ownership goal; and Mr. Wilson achieved approximately 307% of his ownership goal.

Employment Agreements, Severance and Change in Control Payments and Benefits

The Company generally enters into employment agreements with the named executive officers for several reasons. Employment agreements give the Company flexibility to make changes in key executive positions with or without a showing of cause, if terminating the executive is determined by the Company or the Board to be in the best interests of the Company. The agreements also minimize the potential for litigation by establishing separation terms in advance and requiring that any dispute be resolved through an arbitration process. The severance, change in control payments and benefits provided under the employment agreements as described in more detail beginning on page 56 were important to ensure the retention of Mr. Cassidy and other named executive officers at the time they were promoted to their present positions and are important to their continued retention.

Depending on the circumstances of their termination, the NEOs are eligible to receive severance benefits in the form of a multiple of annual base salary as a lump sum payment, continued access to Company-provided benefits for a defined period post employment, healthcare benefits and accelerated vesting of all equity as determined by the provisions in their employment agreements, which are discussed in detail starting on page 56. Under a dismissal without cause or constructive discharge following a change of control, the Company provides the severance benefits because it serves the best interest of the Company and its shareholders to have executives focus on the business merits of possible change in control situations without undue concern for their personal financial outcome. In the case of a without cause termination or constructive discharge absent a change in control, the Company believes it is appropriate to provide severance at these levels to ensure the financial security of these executives, particularly in view of the non-compete provisions which state that for 12 months following termination, the executive will not compete with the Company or solicit customers or employees of the Company. Because these potential payments are triggered under very specific circumstances, such payments are not considered in setting pay for other elements of executive compensation. The Compensation Committee has a policy that the Company will not enter into any new or materially amended employment agreements with named executive officers providing for excise tax gross-up provisions with respect to payments contingent upon a change in control.

Adjustments and Recovery of Award Payments and Clawback Policy

The Company is subject to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002. Therefore, if the Company were required to restate its financial results due to any material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the Securities and Exchange Commission could act to recover from the Chief Executive Officer and Chief Financial Officer any bonus or other incentive-based or equity-based compensation received during the 12-month period following the date the applicable financial statements were issued and any profits from any sale of securities of the Company during that 12-month period.

In addition, the Board has adopted an interim executive compensation recoupment/clawback policy that reflects the preliminary requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), with the intention that the policy will be modified when final regulations required by the Dodd-Frank Act are adopted by the SEC. The policy was effective as of January 1, 2011, for any current executive officer or former executive officer that terminates employment after January 1, 2011 and applies to cash and equity-based compensation that is approved, granted or awarded on or after January 1, 2011. The policy allows the Company to recover incentive payments to, or realized by, certain executive officers in the event that the incentive compensation was based on the achievement of financial results that were subsequently restated to correct any accounting error due to material noncompliance with any financial reporting requirement under federal securities laws and such restatement results in a lower payment or award.

Compensation Limitation

Section 162(m) of the Code generally limits to $1,000,000 the available deduction to the Company for compensation paid to any of the Company's NEOs, except for performance-based compensation that meets certain technical requirements. Although the Compensation Committee considers the anticipated tax treatment to the Company of its compensation payments, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) of the Code.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation of any person who served as the principal executive officer (John F. Cassidy) or principal financial officer (Kurt A. Freyberger since August 5, 2011 and Gary J. Wojtaszek until August 5, 2011) during the year ended December 31, 2011, and the three most highly compensated persons who served as executive officers (Theodore H. Torbeck, Gary J. Wojtaszek, Christopher J. Wilson) during the year ended December 31, 2011 (collectively, the “NEOs”):
Summary Compensation Table — Fiscal 2011

Name, Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (a) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($) (d)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (e)	All Other Compensation ($) (f)	Total ($)
John F. Cassidy	2011	681,250		1,242,718		—	—	2,280,041	1,851,404	8,800	6,064,213
President and Chief Executive Officer	2010	645,000		4,036,000	(j)	—	360,068	1,387,535	2,090,059	43,800	8,562,462
	2009	632,596	(g)	774,400		—	510,000	1,387,310	1,635,123	46,204	4,985,633
Kurt A. Freyberger (i)	2011	293,460		324,190		77,500	—	—	33,800	9,800	738,750
Vice President and Chief Financial Officer

Theodore H. Torbeck (h)	2011	724,850		1,025,838		1,800,000	—	—	—	863	3,551,551
President and General Manager, Cincinnati Bell Communications Group	2010	161,538		966,000		792,000	—	—	—	5,741	1,925,279

Gary J. Wojtaszek (i)	2011	557,884		698,688		302,499	—	—	10,301	9,800	1,579,172
President of CyrusOne Inc. and former Chief Financial Officer	2010	383,788		770,000		302,500	249,674	332,622	4,675	31,168	2,074,427
	2009	343,269	(g)	280,000		367,972	105,526	—	14,256	39,687	1,150,710
Christopher J. Wilson	2011	339,685		301,223		200,002	—	—	89,877	8,298	939,085
Vice President, General Counsel and Secretary	2010	312,931		282,762		295,001	243,485	219,916	42,680	25,019	1,421,794
	2009	303,057	(g)	160,680		279,768	102,107	—	53,623	22,200	921,435

(a)
The 2011 amounts, excluding Mr. Torbeck's amount, reflect the grant-date fair value of the performance share-based awards issued in 2011 to Messrs. Freyberger, Wojtaszek and Wilson for the 2011-2013 performance cycle. The 2010 amounts, excluding Mr. Torbeck's amount, reflect the aggregate grant-date fair value of the performance share-based awards issued in 2010 to Messrs. Wojtaszek and Wilson for the 2010-2012 performance cycle. The 2009 amounts reflect the grant-date fair value of the performance share-based awards issued in 2009 to Messrs. Wojtaszek and Wilson for the 2009-2011 performance cycle. All amounts assume payout at target. For further discussion of these awards, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The table below shows the amounts if the maximum payout is earned based on the stock price at date of grant.

	Stock Awards ($)
Name	2011	2010	2009
Kurt A. Freyberger	116,250	—	—
Christopher J. Wilson	300,002	442,501	419,652
Gary J. Wojtaszek	453,749	453,750	551,958

(b)
The 2011 amount for Mr. Torbeck represents a restricted common share grant that vests one-third per year at the end of each one-year period. The 2010 amount for Mr. Torbeck represents a grant of 300,000 unrestricted common shares when he joined the Company in September 2010. These grants were made in accordance with Mr. Torbeck's employment agreement.

(c)
The 2010 amounts reflect the aggregate grant-date fair value of stock options granted in January 2010 to Messrs. Cassidy, Wojtaszek and Wilson, computed in accordance with ASC 718. The 2009 amounts reflect the grant-date fair value of stock options and SARs granted in January 2009 to Messrs. Cassidy, Wojtaszek, and Wilson . For further discussion of these awards, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(d)
The 2011 amount for Mr. Cassidy represents the amount earned in 2011 and paid in 2012 for the 2011 performance period related to cash-payment performance awards granted in January 2009 for the 2009-2011 performance cycle, January 2010 for the 2010-2011 performance cycle, and January 2011 for the 2011 performance cycle. Additionally, the 2011 amount for Mr. Cassidy includes the grant date fair value of cash-based SARs granted in January 2011. The 2010 amount for Mr. Cassidy represents the amount earned in 2010 and paid in 2011 for the 2010 performance period related to cash-payment performance awards granted in January 2009 for the 2009-2010 performance cycle and January 2010 for the 2010 performance cycle and the grant date fair value of cash-based SARs granted in January 2010. The 2010 amounts for Messrs. Wojtaszek and Wilson represent the grant date fair value of cash settled SARs granted in December 2010. The 2009 amount represents the amount earned in 2009 paid in 2010 to Mr. Cassidy for the 2009 performance period related to the cash-payment performance award granted in January 2009 for the 2009 performance cycle, in January 2008 for the 2008-2009 performance cycle, and in January 2007 for the 2007-2009 performance cycle.

(e)
The amounts shown in this column for Messrs. Cassidy, Freyberger, Wojtaszek, and Wilson represent the one-year increase in the value of their qualified defined benefit plan and nonqualified excess plan for 2011, 2010 and 2009, respectively, projected forward to age 65 for each executive with interest credited at 3.5%, which is the rate a terminated participant would then be given (such interest rate was increased to 4.0% effective as of March 1, 2012) and then discounted back to the respective year at the discount rate (3.90% for 2011, 4.90% for 2010, and 5.50% for 2009) required under Accounting Standards Codification Topic 960. The present value of the accrued pension benefits for Mr. Cassidy increased by $300,000 in 2011, due to increases in his service eligible pay and after service-related credits. Additionally, a decrease in the applicable discount rate and an updated mortality table yielded an increase of approximately $1.6 million in present value. The increase in the amounts in 2011, compared to 2010, for Messrs. Wojtaszek and Wilson is substantially due to the change in the discount rate as mentioned above. The Company froze its qualified pension plan for management employees in 2009; therefore, Mr. Torbeck is not entitled to any benefits under this plan. None of the executives receive any preferential treatment or above-market interest under the Company's retirement plans.

(f)	The table below shows the components of the “All Other Compensation” column.

Name	Year	401(k) Match ($) (1)	Flexible Perquisite Program Reimbursements ($) (2)	Other Expenses ($) (3)	Total “All Other Compensation” ($)
John F. Cassidy	2011	8,800	—	—	8,800
	2010	8,800	35,000	—	43,800
	2009	9,200	37,004	—	46,204
Kurt A. Freyberger	2011	9,800	—	—	9,800
Theodore H. Torbeck	2011	863	—	—	863
	2010	1,615	4,126	—	5,741
Gary J. Wojtaszek	2011	9,800	—	—	9,800
	2010	9,800	21,368	—	31,168
	2009	7,402	17,743	14,542	39,687
Christopher J. Wilson	2011	8,298	—	—	8,298
	2010	9,324	15,695	—	25,019
	2009	9,200	13,000	—	22,200

(1) Under the terms of the Cincinnati Bell Inc. Retirement Savings Plan, the Company's matching contribution is equal to 100% on the first 3% and 50% on the next 2% of contributions made to the plan by the participant. Eligible compensation includes base wages plus any incentive paid to eligible participants. The maximum company matching contribution is $9,800.
(2) The Flexible Perquisite Reimbursement Program was terminated effective January 27, 2011; each executive received an increase in base salary to offset the termination of the program.
(3)The amounts in 2009 for Mr. Wojtaszek includes residual amounts paid for 2008 relocation expenses.

(g)
During 2009, the Company implemented a mandatory one-week furlough for certain executives. As a result, the actual annual salary received and identified in this table is less than the amount approved by the Board.

(h)	On September 7, 2010, Mr. Torbeck joined the Company as President and General Manager for the Cincinnati Bell Communications Group.

(i)
Mr. Wojtaszek served as the Chief Financial Officer of the Company until August 5, 2011 when Mr. Freyberger was appointed Chief Financial Officer and Mr. Wojtaszek was appointed President of CyrusOne Inc.

(j)
Includes $2,100,000 retention bonus paid in 2010. If Mr. Cassidy retires, resigns or is terminated for “cause” (as defined in his employment agreement) (each, a “Repayment Event”) prior to December 31, 2012, he will be required to repay a portion of his retention bonus. The amount that Mr. Cassidy will be required to repay is equal to $50,000 multiplied by the number of months remaining between the occurrence of the Repayment Event and December 31, 2012, and would be payable back to the Company over a 120-month period.

Grants of Plan-Based Awards
The following table sets forth information concerning equity grants to the NEOs during the year ended December 31, 2011 as well as estimated future payouts under cash incentive plans:
Grant of Plan-Based Awards in 2011 Fiscal Year

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (b)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Company Shares on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (d)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John F. Cassidy
Performance-based award (e)	1/28/2011	761,250	1,015,000	5,000,000	—	—	—	—	—	—	—	—
SARs	1/28/2011	—	—	—	—	—	—	—	788,656	2.85	2.85	1,015,000
Annual incentive		768,375	1,024,500	2,049,000	—	—	—	—	—	—	—	—
Kurt A. Freyberger
Performance-based award	1/28/2011	—	—	—	58,125	77,500	116,250	—	—	—	—	220,875
Data Center Performance Plan (f)	1/28/2011	435,000	870,000	870,000
Annual incentive		178,388	237,850	475,700	—	—	—	—	—	—	—	—
Theodore H. Torbeck
Restricted stock grant	1/4/2011	—	—	—	—	—	—	631,579	—	—	2.85	1,800,000
Data Center Performance Plan (f)	1/28/2011	2,500,000	5,000,000	5,000,000
Annual incentive		544,500	726,000	1,452,000	—	—	—	—	—	—	—	—
Gary J. Wojtaszek
Performance-based award	1/28/2011	—	—	—	226,874	302,499	453,749	—	—	—	—	862,122
Data Center Performance Plan (f)	1/28/2011	2,000,000	4,000,000	4,000,000
Annual incentive		432,000	576,000	1,152,000	—	—	—	—	—	—	—	—
Christopher J. Wilson
Performance-based award	1/28/2011	—	—	—	150,001	200,002	300,002	—	—	—	—	570,006
Data Center Performance Plan (f)	1/28/2011	1,770,000	3,540,000	3,540,000
Annual incentive		165,750	221,000	442,000	—	—	—	—	—	—	—	—

(a)	For more detail about the annual incentive program, see the discussion in the Compensation Discussion and Analysis beginning on page 30.

(b)	The restricted stock grant is a non-incentive award that vests one-third per year at the end of each one-year period.

(c)
The material terms of the options and SARs granted are: grant type - non-incentive; exercise price - fair market value of common stock on grant date; vesting - 28% on the first anniversary of the original grant date and thereafter at the rate of 3% per month for the next 24 months; term of grant - 10 years; termination - except in the case of death, disability or retirement, any unvested awards will be cancelled 90 days following termination of employment.

(d)
The amount related to the SARs awards reflects the grant-date fair values as determined using the Black-Scholes option-pricing model. The amounts related to the performance-based awards granted for the 2011-2013 performance period reflect the grant-date fair value assuming the target number of shares are earned and the executive remains with the Company through the applicable vesting dates. The amount related to the restricted share grant for Mr. Torbeck is based on the Company's closing stock price on the date of grant of $2.85. For further discussion of assumptions and valuation, refer to Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(e)
Represents potential amounts payable related to the cash-payment performance award for the 2011-2013 performance cycle that was granted in January 2011. The cash-payment performance award provides for a target award, with the final award payment indexed to the percentage change in the Company's stock price from the date of grant. Although the cash-payment performance award is subject to a $5 million limit under the terms of the 2007 Long Term Incentive Plan, the maximum would only be obtained if the Company's closing stock price on January 30, 2014 would equal or exceed $8.60 and the maximum level of incentive payout was achieved. See the Summary Compensation Table for the amount earned in 2011 and paid in 2012 related to this award for the 2011 performance period.

(f)
The Data Center Performance plan grants are performance unit awards providing for a specified cash payment to each participating executive in the event that (i) the executive is continuously employed for a three year period after the date of grant, (ii) specified Adjusted EBITDA targets are met over such three year period, (iii) a “qualifying transaction” is consummated within ten years of the date of grant and (iv) at least $1,000,000,000 of equity value is created in the Data Center Colocation segment prior to the “qualifying transaction.” For more detail about the Data Center Performance Plan, see discussion in the Compensation Discussion and Analysis beginning on page 30.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
During 2011, all of the NEOs were employed pursuant to agreements with the Company. Each employment agreement sets forth, among other things, the NEO's base salary, bonus opportunities, entitlement to participate in the Company's benefit and pension plans and to receive equity awards and post-termination benefits and obligations. The employment agreements of Messrs. Cassidy, Wojtaszek, and Wilson were amended and restated, effective as of January 1, 2009, to comply with statutory requirements under Section 409A and Section 162(m) of the Code, and such amendments did not materially impact the value of any payments that might become due if the executive's employment was terminated. In addition, the Company entered into an employment agreement with Mr. Torbeck, effective as of September 7, 2010, and amended the employment agreements of Mr. Wojtaszek, effective as of January 27, 2011 and of Mr. Freyberger, effective as of August 5, 2011.
Mr. Cassidy's employment agreement provides for the employment and retention of Mr. Cassidy for a one-year term subject to automatic one-year extensions. Mr. Cassidy's employment agreement provides for a minimum base salary of $645,000 per year, a minimum bonus target of $968,000 per year and a nonqualified supplemental retirement plan.
Mr. Cassidy's nonqualified supplemental retirement plan benefit under his employment agreement has vested and is equal to the portion of his accrued pension under the Cincinnati Bell Management Pension Plan that is attributable to his first ten years of service. Mr. Cassidy's supplemental pension shall be paid to him (or his estate if his employment terminates by reason of his death) in a single lump sum within thirty days after the earlier of six months after his termination date or the date of his death.
Mr. Freyberger's employment agreement provides for the employment and retention of Mr. Freyberger for a one-year term subject to automatic one-year extensions. Mr. Freyberger's employment agreement provides for a minimum base salary of $335,000 per year and a minimum bonus target of $335,000 per year.
Mr. Torbeck's employment agreement provides for the employment and retention of Mr. Torbeck for a one-year term subject to automatic one-year extensions. Mr. Torbeck's employment agreement provides for both a minimum base salary and a minimum bonus target of $700,000 per year. In addition, Mr. Torbeck's employment agreement provided for a grant of 300,000 common shares as of his start date, and provides for a grant of restricted stock valued at $1,800,000 in January 2011, a grant of restricted stock valued at $1,800,000 as of January 2012, and a grant of restricted stock valued at $900,000 as of January 2013.
Mr. Wojtaszek's employment agreement provides for the employment and retention of Mr. Wojtaszek for a one-year term subject to automatic one-year extensions. Mr. Wojtaszek's employment agreement provides for both a minimum base salary and a minimum bonus target of $550,000 per year.
Mr. Wilson's employment agreement provides for the employment and retention of Mr. Wilson for a one-year term subject to automatic one-year extensions. Mr. Wilson's employment agreement provides for a minimum base salary of $309,000 per year and a minimum bonus target of $200,850 per year.
Each of the NEOs, except for Mr. Torbeck, participates in the Cincinnati Bell Management Pension Plan (the “Management Pension Plan”), which contains both a qualified defined benefit plan, and a nonqualified excess benefit plan (the provision for this excess benefit is contained in the qualified defined benefit pension plan document), which applies the same benefit formula to that portion of the base wages and annual bonus payment that exceeds the maximum compensation that can be used in determining benefits under a qualified defined benefit pension plan.
Except as noted below, all eligible salaried employees of the Company participate in the Management Pension Plan on the same basis with benefits being earned after a three-year cliff-vesting period. Covered compensation for purposes of calculating benefits include base wages including any applicable overtime wages paid plus annual bonus payments. Upon separation from employment, vested benefits are payable either as a lump-sum, a single life annuity or, for married participants, a 50% joint and survivor, which provides a reduced benefit for the employee in order to provide a benefit equal to 50% of that amount if the employee dies before his/her spouse. However, a 2009 amendment to the Management Pension Plan generally provided: that only "grandfathered participants" and no other participants would accrue additional plan benefits based on their compensation and service after December 31, 2018. For purposes of the plan, a "grandfathered participant" is a Plan participant who has continuously been an employee of the Company or any of its subsidiaries since before 2009 and either: (i)was at least age 50 by January 1, 2009; or (ii) had been eligible for and accepted or declined a 2007 early retirement offer of the Company. Also, the plan was further amended to reduce the benefits accrued by grandfathered participants based on their compensation and service after December 31, 2011 by approximately one-half from the prior accrual rate. The Management Pension Plan is described in further detail on page 53.
Finally, Mr. Cassidy is also covered under a nonqualified Cincinnati Bell Pension Program (the “SERP”). The SERP provides him with a benefit equal to 50% of his average monthly compensation, which is the average monthly compensation for the highest thirty-six month period during his last five years of employment, less an offset for any benefits payable from the qualified and nonqualified provisions of the Management Pension Plan and the participant's projected age 65 social security benefit. However, the SERP was amended by the 2011 Amendment to the Management Pension Plan such that reduced future accruals under such plan will not be taken into account when determining the benefits accrued by Mr. Cassidy under the SERP and therefore such Management Pension Plan amendment will not increase the SERP benefit for Mr. Cassidy. Also, Mr. Cassidy's benefits under the SERP when his employment with the Company ends will be reduced 2.5% per point for age and service to the extent the sum of the participant's age plus years of service equals less than 75. Participants are also provided with an additional payment equal to their estimated age 62 social security benefit until they reach age 62. Benefits are normally payable as an annuity - either single life or 50% joint and survivor for married participants - or as a 15-year installment. Under the terms of the Program, a participant must be at least age 55 and have attained at least 10 years of service to be vested in their benefit.
Each of the employment agreements also provide for severance payments upon termination of employment as a result of death or disability, termination by the Company without cause or termination upon a change in control. The payments to the NEOs upon termination or a change in control are described beginning on page 56.
Long-term Incentives
The Compensation Committee has divided the total long-term incentives granted to the NEOs approximately equally between stock option and SARs grants and performance unit grants because such an allocation (i) prevents an excessive portion of long-term compensation being aligned solely on the achievement of stock price appreciation and (ii) provides an equivalent opportunity for an executive to be rewarded based on the Company achieving its more objective quantitative operating results that are consistent with its long-term business strategy. The long-term incentives granted to the NEO are described in the Compensation Discussion and Analysis that begins on page 30.
In order to preserve shares available under the 2007 Long Term Incentive Plan, Mr. Cassidy was granted a cash-payment performance award for the 2011-2013 performance cycle subject to attaining adjusted free cash flow targets. In order to ensure this award was aligned with shareholder interests, the final award payment is indexed to the percentage change in the Company's stock price from the date of grant.
Salary and Cash Incentive Awards in Proportion to Total Compensation
The percentage of total compensation in 2011 for each named executive represented by the sum of their salary plus bonus is as follows: Mr. Cassidy - 32%, Mr. Freyberger - 84%, Mr. Torbeck - 49%, Mr. Wojtaszek - 80%, and Mr. Wilson - 68%.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning options and other equity awards held by the NEOs at December 31, 2011:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (a)	Number of Shares or Units of Stocks That Have Not Vested (#)	Market Value of Shares or Units of Stocks That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)
John F. Cassidy	600,000	—		3.48	12/5/2012
	801,000	—		5.66	12/4/2013
	666,100	—		3.70	12/3/2014
	425,000	—		4.00	12/1/2015
	85,000	—		3.49	1/27/2016
	574,350	—		4.74	12/8/2016
	559,355	—		4.91	12/7/2017
	680,000	—		1.67	12/5/2018
	970,000	30,000		1.39	1/30/2019
	371,738	237,668		2.91	1/29/2020
	—	788,656		2.85	1/28/2021
						—	—	—	—
Kurt A. Freyberger	15,000	—		4.21	3/31/2015
	20,000	—		4.00	12/1/2015
	25,000	—		4.74	12/8/2016
	25,000	—		4.91	12/7/2017
	54,856	—		1.67	12/5/2018
	17,451	771		1.39	1/30/2019
	20,238	12,939		2.91	1/29/2020
	19,104	49,124		2.54	12/7/2020
						—	—	49,297	149,371
Theodore H. Torbeck	—	—		—	—	631,579	1,913,684	—	—

Gary J. Wojtaszek	200,000	—		3.75	8/1/2018
	324,324	—		1.67	12/5/2018
	201,131	6,221		1.39	1/30/2019
	128,884	82,400		2.91	1/29/2020
	74,567	191,744		2.54	12/7/2020
						—	—	193,060	584,972
Christopher J. Wilson	20,000	—		3.48	12/5/2012
	51,000	—		5.66	12/4/2013
	75,000	—		3.70	12/3/2014
	77,400	—		4.00	12/1/2015
	100,000	—		4.74	12/8/2016
	100,000	—		4.91	12/7/2017
	140,540	—		1.67	12/5/2018
	79,830	6,019		1.39	1/30/2019
	125,688	80,358		2.91	1/29/2020
	49,301	126,773		2.54	12/7/2020
						—	—	147,431	446,717

(a)
All options and SARs granted are for a maximum period of ten years from the date of grant and vest over a three-year period. These awards vest 28% on the first anniversary of the original date of grant and, thereafter, at the rate of 3% per month for the next 24 months.

(b)
Amounts in the column include performance units granted for the 2009 - 2011 performance cycle less performance units earned and vested for (i) the 2009 period on February 28, 2010 and (ii) the 2009-2010 cumulative period on February 28, 2011. Amounts also include performance units granted for the 2010 - 2012 performance cycle less performance units earned and vested for the 2010 period on February 28, 2011. The amount also includes the performance unit grant made to each of the executives for the 2011 - 2013 performance cycle on January 28, 2011. Mr. Cassidy's performance awards for these periods were a cash-payment award.

(c)
Assuming the target number of shares is earned, amounts represent the equity incentive plan awards not yet vested. The value is based on the closing price of the Company's common shares on December 31, 2011 ($3.03).

Option Exercises and Stock Vested
The following table sets forth information concerning the exercise of options and the vesting of stock held by the NEOs during the year ended December 31, 2011:
Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (a)
John F. Cassidy	—	—	—	—
Kurt A. Freyberger	7,485	19,658	27,018	77,001
Theodore H. Torbeck	—	—	—	—
Gary J. Wojtaszek	—	—	118,158	336,750
Christopher J. Wilson	93,600	295,187	101,005	287,864

(a)
For Messrs. Freyberger, Wojtaszek, and Wilson, the amounts represent the closing price of the shares acquired by each of the executives on January 31, 2011 ($2.85), which was the date such awards vested.

Pension Benefits
In February 2009, the Company made significant changes to the Management Pension Plan. The Company froze pension benefits for certain management employees below 50 years of age and provided a 10-year transition period for those employees over the age of 50 after which the pension benefit would be frozen. In addition, any employee hired on or after January 1, 2009 was not eligible to participate in the Management Pension Plan. As a result, Mr. Torbeck is not eligible to participate in the Management Pension Plan.
The Management Pension Plan was further amended to reduce benefits accrued by "grandfathered participants" based on their compensation and service after December 31, 2011 by approximately one-half from the prior accrual rates.
Of the NEOs, only Messrs. Cassidy, Freyberger, Wilson and Wojtaszek participate in the Management Pension Plan. The following table sets forth information regarding pension benefits:

Name	Plan Name	Number of Years Credited Service (#) (e)	Present Value of Accumulated Benefit ($) (f)(g)	Payments During Last Fiscal Year ($)
John F. Cassidy	Qualified Defined Benefit Plan (a)	16	521,528	—
	Non-Qualified Excess Plan (b)	16	2,184,925
	Non-Qualified Supplemental Plan (c)	16	9,075,344
	Employment Agreement (d)	16	968,996
	Total		12,750,793
Kurt A. Freyberger	Qualified Defined Benefit Plan (a)	6	87,204	—
	Non-Qualified Excess Plan (b)	6	22,891
	Total		110,095
Gary J. Wojtaszek	Qualified Defined Benefit Plan (a)	3	33,645	—
	Non-Qualified Excess Plan (b)	3	—
	Total		33,645
Christopher J. Wilson	Qualified Defined Benefit Plan (a)	13	215,839	—
	Non-Qualified Excess Plan (b)	13	94,020
	Total		309,859

(a)	Management Pension Plan.

(b)	Nonqualified ERISA Excess Provisions of the Cincinnati Bell Management Pension Plan.

(c)	See page 41 for further details on the SERP.

(d)	Additional pension benefit from employment agreement between the Company and Mr. Cassidy.

(e)	None of the executive officers have been granted additional years of service under any of the plans, and this column reflects the actual years of service of each executive officer.

(f)
Amounts in this column represent the accumulated benefit obligations computed using the same assumptions as used for financial reporting purposes, described in more detail in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(g)
If any of the executive officers had retired on December 31, 2011, they would have been entitled to a benefit equal to the balance then credited to them, without any reduction, under the Cincinnati Bell Management Pension Plan (both the tax-qualified defined benefit plan portion and the non-qualified excess plan portion) as of that date. They may elect a lump-sum or equivalent annuity form of payment subject to any payment restrictions in place due to the funding status. In addition, Mr. Cassidy would have been eligible to receive the benefit under his employment agreement as well any benefits under the SERP described above.

The Management Pension Plan is a tax-qualified defined benefit pension plan and is the same plan that is available to other eligible salaried and certain non-union hourly employees. Mr. Cassidy also participates in the SERP. Contributions to the Management Pension Plan's trust and the SERP are made only by the Company.

The Management Pension Plan is a cash balance plan. Under this plan, each grandfathered participant has an account to which pension credits were allocated at the end of each year based upon the participant's attained age and plan compensation for the year (with such plan compensation being subject to a maximum legal annual compensation limit, which limit was $245,000 for 2011). A grandfathered participant's plan compensation for the year generally equals the participant's base salary plus any commissions or bonuses received. To the extent that a participant's plan compensation exceeded the aforementioned annual compensation limitation, additional pension credits are given for such additional compensation under a non-tax-qualified retirement plan that is operated in conjunction with the Management Pension Plan (the “Excess Benefit Plan”). The following chart shows the annual pension credits provided for 2011 under the Management Pension Plan for grandfathered participants at the ages indicated:

Attained Age	Pension Credits *
50 but less than 55 years	6.50% of total plan compensation plus 6.50% of excess compensation for 2011
55 or more years	8.00% of total plan compensation plus 8.00% of excess compensation for 2011

*
For purposes of the above table, “excess compensation” means the portion of a plan participant's total plan compensation for 2011 that exceeds the Social Security old-age retirement taxable wage base for 2011.

As noted above, the Management Pension Plan was further amended to cut the benefits accrued by grandfathered participants based on their compensation and service after December 31, 2011 by approximately one-half from the prior rate, so that the percentages shown in the chart above (6.50% or 8.00%) are reduced by one-half (to 3.25% or 4.00%, respectively) for 2012 and later years.
A participant's account under the Management Pension Plan is also generally credited with assumed interest for each calendar year at a certain interest rate. Such interest rate for 2011 was 4.0% per annum with respect to a participant while still employed by the Company and 3.5% (or 4.0% if a participant elects out of a pre-retirement death benefit) for a participant while not employed by the Company. The plan is being further amended by the Company so that the interest credit to a participant not employed by the Company will be 4.0% per annum beginning March 1, 2012.
In the case of a participant who was a participant in the Management Pension Plan on December 31, 1993 or who has benefits transferred from other plans to the Management Pension Plan, the participant's account also was credited with pension credits equivalent to the participant's accrued benefit under the plan or such other plans on that date or when such benefits are transferred, as the case may be.
After retirement or other termination of employment, a participant under the Management Pension Plan is entitled to elect to receive a benefit under the plan in the form of a lump sum payment or as an annuity, generally based on the balance credited to the participant's cash balance account under the plan when the benefit begins to be paid (but also subject to certain transition or special benefit formula rules in certain situations).
Under the SERP, each current active participant's pension at retirement, if paid in the form of a single life annuity, generally will be an amount equal to the difference between 50% of the participant's average monthly compensation (for the highest 36-month period of compensation that occurs during the 60-month period preceding retirement) and the sum of the participant's benefits payable under the Management Pension Plan (including for this purpose amounts payable under the Excess Benefit Plan and any other amounts which are intended to supplement or be in lieu of benefits under the Management

Pension Plan) and Social Security benefits. Also, there is a reduction in such pension amount of 2.5% for each year by which the sum of the participant's years of age and years of service at retirement total less than 75, and no benefits are payable if the participant terminates employment (other than by reason of his or her death) prior to attaining age 55 and completing at least 10 years of service credited for the purposes of the plan.
Currently, only Mr. Cassidy actively participates in the SERP, and the Company has no current intention to add other persons to actively participate in such plan. In addition, Mr. Cassidy's employment agreement with the Company provides an additional retirement benefit. Pursuant to such employment agreement, Mr. Cassidy is entitled to an additional non-qualified retirement benefit equal to a portion of his accrued pension under the Management Pension Plan that is attributable to his first ten years of service. This benefit shall be paid to Mr. Cassidy (or his estate if his employment terminates by reason of his death) in a single lump sum within ninety days after the termination of his employment.

Nonqualified Deferred Compensation
The following table sets forth information concerning compensation deferred by the NEOs:
Nonqualified Deferred Compensation for 2011 Fiscal Year

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (a)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2011 ($)
John F. Cassidy	—	—	62,306	—	820,815
Kurt A. Freyberger	—	—	1,100	—	33,968
Theodore H. Torbeck	—	—	—	—	—
Gary J. Wojtaszek	—	—	—	—	—
Christopher J. Wilson	—	—	23,000	—	303,000

(a)
For Messrs. Cassidy, Freyberger, and Wilson, the amount shown includes the difference between the closing price of the Company's stock ($2.80) on December 31, 2010 and the closing price of the Company's stock ($3.03) on December 31, 2011 with respect to deferrals made prior to 2011.

The 1997 Cincinnati Bell Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) generally permits under its current policies, for any calendar year, each employee who has an annual base rate of pay and target bonus above a certain high dollar amount and has been designated by the Company or a subsidiary of the Company as a “key employee” for purposes of the plan (currently a key employee for purposes of the plan generally has annual pay of more than $250,000) to defer receipt of up to 75% of his or her base salary, up to 100% of his or her cash bonuses (including annual incentive awards and non-performance-based cash awards under the 2007 Long Term Incentive Plan (collectively with predecessor plans, the “Long Term Incentive Plans”)) and up to 100% of any performance-based common share awards (not including awards of stock options or restricted stock after 2005) provided under the Long Term Incentive Plans.
For all key employees who participate in the Executive Deferred Compensation Plan, there is also a Company “match” on the amount of base salary and cash bonuses deferred under the plan for any calendar year. In general, the match is equal to the lesser of 66 2/3% of the base salary and cash bonuses deferred or 4% of the base salary and cash bonuses that exceed the annual compensation limit.
Amounts deferred by any participating key employee under the Executive Deferred Compensation Plan and any related Company “match” are credited to the account of the participant under the plan and are assumed to be invested in various mutual funds or other investments (including common shares) as designated by the participant.
The accounts under the Executive Deferred Compensation Plan are not funded in a manner that would give any participant a secured interest in any funds, and benefits are paid from the assets of the Company and its subsidiaries (or from a trust that the Company has established and that remains subject to the Company's creditors).
The amounts credited to the account of any participant under the Executive Deferred Compensation Plan are generally distributed, as so elected by the participant, in a lump sum or in two to ten annual installments (in cash and/or common shares), that begin at some date after his or her termination of employment with the Company and its subsidiaries or a fixed date that occurs at least six years after the start of the first calendar year in which he or she participates in the plan. In addition, as a special rule, in the event of a change in control of the Company, all of the amounts then credited under the plan to a participant's account under the plan are generally paid in a lump sum on the day after the change in control.
The Executive Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a participant's account under the plan. The Company has amended the plan to meet the requirements of the American Jobs Creation Act of 2004.
Potential Payments upon Termination of Employment or a Change in Control
The following table shows potential payments to our NEOs directly and indirectly on their behalf under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of employment, assuming a December 31, 2011 termination or change in control date and, where applicable, using the closing price of our common shares on December 31, 2011 of $3.03.
Potential Payments upon Termination of Employment or a Change in Control: 2011

Name	Executive Payment on Termination	Involuntary Not for Cause Termination ($)	Change in Control ($)	Death ($)	Disability ($)
John F. Cassidy	Base Salary	5,010,443	2,042,170	—	—
	Annual Incentive Target Opportunity	—	3,063,255	1,024,500	1,024,500
	Long Term Incentives — Options	219,678	219,678	219,678	219,678
	Long Term Incentives — Performance Restricted Shares	—	—	—	—
	Long Term Incentives — Non-Equity Incentive Compensation (c)	2,298,600	2,298,600	2,298,600	2,298,600
	Basic Benefits	21,150	21,150	—	31,725
	Retiree Benefits	1,118,515	1,118,515	—	58,016
	Excise — Tax Gross-up (a)	—	—	—	—
	Total	8,668,386	8,763,368	3,542,778	3,632,519
Kurt A. Freyberger	Base Salary	670,000	670,000	—	—
	Annual Incentive Target Opportunity	—	670,000	335,000	335,000
	Long Term Incentives — Options	14,733	26,888	26,888	26,888
	Long Term Incentives — Performance Restricted Shares (d)	128,773	149,371	149,371	149,371
	Basic Benefits	11,671	11,671	—	233,420
	Retiree Benefits	—	—	—	—
	Excise — Tax Gross-up (a)	—	—	—	—
	Total	825,177	1,527,930	511,259	744,679
Theodore H. Torbeck	Base Salary (b)	2,178,000	1,452,000	—	2,178,000
	Annual Incentive Target Opportunity	—	1,452,000	726,000	—
	Long Term Incentives — Options	—	—	—	—
	Long Term Incentives — Restricted Shares	1,275,788	1,913,684	1,913,684	1,913,684
	Basic Benefits	11,085	11,085	—	—
	Retiree Benefits	—	—	—	—
	Excise — Tax Gross-up (a)	—	—	—	—
	Total	3,464,873	4,828,769	2,639,684	4,091,684
Gary J. Wojtaszek	Base Salary	1,152,000	1,152,000	—	—
	Annual Incentive Target Opportunity	—	1,152,000	576,000	576,000
	Long Term Incentives — Options	66,326	114,045	114,045	114,045
	Long Term Incentives — Performance Restricted Shares (d)	504,571	584,792	584,792	584,792
	Basic Benefits	11,623	11,623	—	240,712
	Retiree Benefits	—	—	—	—
	Excise — Tax Gross-up (a)	—	—	—	—
	Total	1,734,520	3,014,460	1,274,837	1,515,549
Christopher J. Wilson	Base Salary	561,000	680,000	—	—
	Annual Incentive Target Opportunity	—	442,000	221,000	221,000
	Long Term Incentives — Options	49,813	81,633	81,633	81,633
	Long Term Incentives — Performance Restricted Shares (d)	393,558	446,717	446,717	446,717
	Basic Benefits	10,753	10,753	—	155,058
	Retiree Benefits	—	—	—	—
	Excise — Tax Gross-up (a)	—	—	—	—
	Total	1,015,124	1,661,103	749,350	904,408

(a)
The tax gross-up amounts are meant to defray related tax liabilities related to a change in control. The discount rate used for retiree benefit change in control values was 3.90%, consistent with the rate determined for the Company's financial statements under Accounting Standards Codification Topic 960. No tax gross-up was required for Messrs. Cassidy and Wilson at December 31, 2011, as the aggregate present value of all change in control compensation payments are less than three times the individuals' base amount, so no portion of the payments are a parachute payment. On April 27, 2010, the Compensation Committee adopted a policy that the Company would no longer enter into new or materially alter employment agreements with named executive officers providing for excise tax gross-ups upon a change of control. As a result, the employment agreements of Messrs. Freyberger, Torbeck, and Wojtaszek do not contain any excise tax gross-up provisions.

(b)
If Mr. Torbeck's employment is terminated due to disability or an involuntary not for cause termination, then he is entitled to a lump sum cash payment equal to four times his salary. The payment decreases to three times his salary in calendar year 2012, two times his salary in calendar year 2013, and equal to his accrued salary and accrued incentive award in calendar year 2014 and beyond.

(c)
Non-equity incentive compensation payment is contingent on the Company's attainment of target performance metrics for the 2012 and 2013 performance years and is indexed to the Company's stock price at the end of each performance year. The table includes the target payout, but the actual payout based on performance metric attainment and the Company's stock price could range from zero to $5 million.

(d)
Performance restricted shares include shares that are based on the attainment of target performance metrics in the 2012 performance year. These awards have been included in the table at target; however, the actual payouts based on attainment of the metrics could range from zero to 200% of the target amount.

If any of the executives elects to voluntarily terminate employment with the Company, or if they are terminated by the Company for cause, they are entitled to no payments from the Company other than those benefits which they have a non-forfeitable vested right to receive, which include any shares of stock they own outright, vested options which may be exercisable for a period of 90 days following termination, deferred compensation amounts and vested amounts under the Company's pension and savings plans. Mr. Cassidy is entitled to receive payment of the nonqualified retirement benefit of $968,996 provided for in his employment agreement in which he is already vested. Payment of such accrued, vested and non-forfeitable amounts is also applicable to each of the other four termination scenarios detailed in the above table and discussed below, and each executive is still bound by the non-disclosure, non-compete and non-solicitation provisions of their agreements.
If an executive is terminated by the Company without cause (an involuntary not for cause termination), the executive will be entitled to the following:
A payment equal to two times of his base salary in the case of Mr. Wojtaszek and Mr. Freyberger, and 1.65 times of his base salary in the case of Mr. Wilson. If the Company terminates Mr. Torbeck, he would be owed: in calendar year 2012 a payment equal to three times his base salary, in calendar year 2013 a payment equal to two times his base salary, and in 2014 and beyond a payment equal to his accrued salary and annual incentive award.
For Mr. Cassidy only, a payment equal to five times his base salary plus the product obtained by multiplying the fair market value of the Company's common share on the date of termination times 526,549;
A payment equal to the present value of an additional one year (two years for Mr. Cassidy) of participation in the Company's Management Pension Plan and SERP, if applicable, as though the executive had remained employed at the same base rate of pay and target bonus;
Continued medical, dental, vision and life insurance benefits during the one-year period (or two-year period for Mr. Cassidy) following the executive's termination of employment on the same basis as any active salaried employee provided any required monthly contributions are made;
Except for Mr. Cassidy, continued treatment as an active employee during the one-year period following termination with respect to any outstanding long-term incentive cycles the executive may be participating in and any unvested stock options will continue to vest under the normal vesting schedule as though the executive was still an active employee; and
The ability to exercise any vested options for an additional 90 days after the end of the one-year period, or, in the case of Mr. Cassidy, the ability to exercise any vested options (which are all fully vested upon his termination of employment) during the two-year period following his termination.
If an executive is terminated within the one-year period (or a two-year period for Mr. Cassidy) following a change in control, the executive will be entitled to the following:
A payment equal to two times the sum of their base salary plus target bonus (2.99 times for Mr. Cassidy);
If eligible to participate in the Management Pension Plan, a payment equal to the present value of an additional one year (two years for Mr. Cassidy) of participation in the Plan as though the executive had remained employed at the same base rate of pay and target bonus;
Continued medical, dental, vision and life insurance coverage during the one-year period (or two-year period for Mr. Cassidy) following the executive's termination of employment on the same basis as other active employees provided any required monthly contributions are made;
Full vesting of any options, restricted shares and/or other equity awards and the ability to exercise such options for the one-year period (or two-year period for Mr. Cassidy) following termination;
Full vesting and payout at target amounts of any awards granted under long-term incentive plans; and
To the extent that any of the executives are deemed to have received an excess change in control payment, an additional payment sufficient to pay any taxes imposed under section 4999 of the Code plus any federal, state and local taxes applicable to any taxes imposed under section 4999 of the Code.
In addition, Mr. Cassidy's SERP benefit would be fully vested, and he would receive a lump sum payment without adjustment for age and service.

If an executive is “terminated” because of his or her death, the executive's beneficiary will be entitled to the following:
A payment equal to the bonus accrued and payable to the deceased executive for the current year;
Full vesting of all options held by the deceased executive and the ability to exercise such options for the one-year period following the date of the executive's death; and
Full vesting and payout at target amounts of any awards granted to the deceased executive under long-term incentive plans.

If an executive is terminated by reason of disability, the executive will be entitled to the following:
A payment equal to the bonus accrued and payable to the disabled executive for the current year completed;
Continued vesting of all options held by the disabled executive on their normal schedule and the ability to exercise such vested options so long as the disabling conditions exist;
Continued participation by the disabled executive in any outstanding long-term incentive plans; and
Continued consideration of the disabled executive as an employee for all other benefits so long as the disabling condition that resulted in the disability-based termination is present.
In the case of Mr. Cassidy, in the event of termination because of disability, he would also become eligible at some future date for retiree medical benefits provided the Company is still offering such retiree benefits at that time. In February 2009, the Company announced that it will stop offering retiree medical benefits in 2018. In addition, Mr. Cassidy would become vested under the SERP and be eligible to commence receiving annuity payments.
Under all of the termination scenarios in the preceding table, Messrs. Cassidy, Freyberger, Torbeck, Wojtaszek, and Wilson have certain accrued, vested and non-forfeitable amounts, which are determined as of December 31, 2011, to which they are entitled as follows: Mr. Cassidy - $20,027,591, Mr. Freyberger - $382,333, Mr. Torbeck - $610,063, Mr. Wojtaszek - $1,380,429, and Mr. Wilson - $1,727,910. These amounts represent stock they own outright, vested in-the-money stock options, pension benefits and, in the case of Messrs. Cassidy, Freyberger, and Wilson, nonqualified deferred compensation amounts.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% shareholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) reports that they file. Such reports are filed on Forms 3, 4 and 5 under the Securities Exchange Act of 1934. Based solely on the Company's review of the copies of such forms received by it, the Company believes that, during the period commencing January 1, 2011 and ending December 31, 2011, all such persons complied on a timely basis with the filing requirements of Section 16(a).
Shareholder Proposals for Next Year's Annual Meeting
Shareholder proposals intended for inclusion in next year's Proxy Statement should be sent to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and must be received by November 22, 2012. Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. Any shareholder, who intends to propose any other matter to be acted upon at the 2013 Annual Meeting of Shareholders without inclusion of such proposal in the Company's Proxy Statement, must inform the Company of any such proposal no later than February 5, 2013. If notice is not provided by that date, the persons named in the Company's proxy for the 2013 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2013 Annual Meeting of Shareholders.
Shareholders may propose director candidates for consideration by the Governance and Nominating Committee of the Board of Directors. Any such recommendations should be directed to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and must be received no later than November 22, 2012 for the 2013 Annual Meeting of Shareholders.
Other Matters to Come Before the Meeting
At the time this Proxy Statement was released for printing on March 16, 2012, the Company knew of no other matters that might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the voting shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

Financial Statements and Corporate Governance Documents Available
The Company has elected to provide access to its Proxy Statement, Annual Report on Form 10-K and Summary Annual Report over the internet. We sent the Notice of Internet Availability to our shareholders and beneficial owners, which provides information and instructions on how to access our proxy materials over the internet or to request printed copies of our proxy materials. You may also obtain a copy of any of the following corporate governance documents from the Company's website identified below:

Corporate Governance Document	Website
Audit and Finance Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/af_charter
Compensation Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/compensation_committee_charter
Governance and Nominating Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/gn_committee_charter
Code of Business Conduct	www.cincinnatibell.com/aboutus/corporate_governance/code_of_conduct
Code of Ethics for Senior Financial Officers	www.cincinnatibell.com/aboutus/corporate_governance/code_of_ethics
Code of Ethics for Directors	www.cincinnatibell.com/aboutus/corporate_governance/code_of_ethics
Corporate Governance Guidelines	www.cincinnatibell.com/aboutus/corporate_governance/corporate_governance_guidelines
Proxy Statements for Shareholders Sharing the Same Household Mailing Address
As part of the Company's efforts to reduce costs and increase efficiency, when possible, only one copy of the Notice of Internet Availability and, as appropriate, the proxy materials has been delivered to multiple shareholders sharing the same household mailing address, unless the Company has received contrary instructions from one or more of the shareholders at that address.
Upon written or oral request, the Company will promptly provide a separate copy of the Notice of Internet Availability and, as appropriate, the proxy materials to a shareholder at a shared address to which a single copy was delivered. If your household mailing address is shared with other shareholders and you did not receive a Notice of Internet Availability or, as appropriate, the proxy materials, but would like to receive a separate copy of this item as well as future Company communications, please contact the following:
For beneficial owners, please contact your broker.
For shareholders of record, please contact our transfer agent, Computershare, at the following address:
Computershare Investor Services, LLC
Shareholder Services
7530 Lucerne Drive, Suite 305
Cleveland, Ohio 44130-6557
Phone: (888) 294-8217

If shareholders residing at the same household mailing address are currently receiving multiple copies of Company communications but would like to receive only one in the future, please send written notice to your broker (for beneficial owners) or to Computershare (for shareholders of record) at the above address. In the written notice, please indicate the names of all accounts in your household, and you will be forwarded the appropriate forms for completion.
Each shareholder participating in the householding program will, however, continue to receive a separate proxy card or voting instruction card.
Electronic Delivery of Materials
Shareholders can also enroll for electronic delivery of the Company's future proxy materials by registering directly or with your broker through our website, investor.cincinnatibell.com in the Electronic Shareholder Communications Enrollment section of the Company's Investor Relations webpage.
Each shareholder participating in the electronic delivery of materials will, however, continue to receive a separate Notice of Internet Availability, proxy card or voting instruction card.

Shareholder Communications with the Board of Directors
Shareholders or other interested parties may communicate with the Board, any individual director, the non-management directors as a group, or the director who presides at meetings of the non-management directors. The Company has established procedures for such shareholder communications. Shareholders and other interested parties should send any communications to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and identify the intended recipient or recipients. All communications addressed to the Board or any identified director or directors will be forwarded to the identified person or persons.

By Order of the Board of Directors
Christopher J. Wilson
Vice President, General Counsel and Secretary

March 16, 2012

ANNEX A
Cincinnati Bell Inc.
Reconciliation of GAAP and Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Management also believes non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

For additional details regarding the reconciliation of GAAP and non-GAAP financial measures below, see the Company's Current Reports on Form 8-K filed with the SEC on February 9, 2012 and February 15, 2011. This information is also available in the "Investor Relations" section of the Company's website, www.cincinnatibell.com.

	Twelve Months Ended December 31,
(dollars in millions)	2011	2010
Net Income (GAAP)	$18.6	$28.3
Add:
Income tax expense	25.0	38.9
Loss on extinguishment of debt	—	46.5
Interest expense	215.0	185.2
Other expense, net	0.9	0.4
Operating Income (GAAP)	$259.5	$299.3
Add:
Depreciation and amortization	199.5	179.5
Restructuring charges	12.2	13.7
Gain on sale of assets	(8.4)	—
Impairment of goodwill and asset impairments	52.4	—
Acquisition costs	2.6	9.1
Legal claim costs	1.6	—
Curtailment loss	4.2	—
Adjusted EBITDA (Non-GAAP, as previously defined)	$523.6	$501.6
Pension and other retirement plan expenses	21.1	17.3
Adjusted EBITDA (Non-GAAP, as currently defined)	$544.7	$518.9

	Twelve Months Ended December 31,
(dollars in millions)	2011	2010
Reconciliation of GAAP Cash Flow to Free Cash Flow (as defined by the company)
Net (decrease) increase in cash and cash equivalents	$(3.6)	$54.3
Less adjustments:
Proceeds from issuance of long-term debt	—	(2,134.3)
Increase (decrease) in corporate credit and receivables facilities	(0.4)	85.9
Repayment of debt	11.5	1,554.5
Debt issuance costs	0.8	42.6
Common stock repurchase	10.4	10.0
Proceed from sale of assets, net of expenses	(10.8)	—
Acquisitions, net of cash acquired	—	526.7
Acquisition costs	2.6	9.1
Free cash flow (as defined by the company)	$10.5	$148.8
Adjusted EBITDA provides a useful measure of operational performance. The Company defines Adjusted EBITDA as GAAP operating income plus depreciation, amortization, restructuring charges, asset impairments, components of pension and other retirement plan costs related to interest costs, asset returns, and amortization of actuarial gains and losses, and other special items.
Free cash flow provides a useful measure of operational performance, liquidity and financial health. The Company defines free cash flow as cash provided by (used in) operating, financing and investing activities, adjusted for the issuance and repayment of debt, debt issuance costs, the repurchase of common stock, and the proceeds from the sale or the use of funds from the purchase of business operations, including transaction costs. Free cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with free cash flow as defined by other companies. Although the Company feels that there is no comparable GAAP measure for free cash flow, the foregoing financial information reconciles free cash flow to the net increase (decrease) in cash and cash equivalents.

Appendix A

CINCINNATI BELL INC.
2007 LONG TERM INCENTIVE PLAN
(As adopted and originally effective as of May 3, 2007)
(As amended and effective on May 1, 2009)
1.    Introduction to Plan.
1.1    Name and Sponsor of Plan. The name of this Plan is the Cincinnati Bell Inc. 2007 Long Term Incentive Plan, and its sponsor is CBI.
1.2    Purposes of Plan. The purposes of this Plan are (i) to further the long term growth of the Company by offering competitive incentive compensation related to long term performance goals to those Employees of the Company who will be responsible for planning and directing such growth, (ii) to reinforce a commonality of interest between CBI's shareholders and the Company's Employees who participate in the Plan, and (iii) to aid the Company in attracting and retaining Employees of outstanding abilities and specialized skills.
1.3    Effective Date and Duration of Plan.
(a)    The Plan is effective as of the Effective Date (May 3, 2007) upon the Plan's initial approval by a majority of the voting shares present or represented and entitled to vote on the Plan at the 2007 annual meeting of CBI's shareholders. The Plan, as amended, is subject to the approval by a majority of the voting shares present and represented and entitled to vote on the Plan at the 2009 annual meeting of CBI's shareholders.
(b)    The Plan shall remain in effect thereafter until the earliest of (i) the date on which the Plan is terminated in accordance with section 18 hereof, (ii) the date on which the maximum number of Common Shares which may be issued or paid under or with respect to all of the awards granted under the Plan during the Plan's entire existence (as determined under the other provisions of the Plan) have been issued or paid, or (iii) May 2, 2017. Upon the termination of the Plan, no awards may be granted under the Plan after the date of such termination but any award granted under the Plan on or prior to the date of such termination shall remain outstanding in accordance with the terms of the Plan and the terms of the award.
2.    General Definitions. For all purposes of the Plan, the following terms shall have the meanings indicated below when used in the Plan, unless the context clearly indicates otherwise.
2.1    “Board” means the Board of Directors of CBI.
2.2    “CBI” means Cincinnati Bell Inc. (and, except for purposes of determining whether a Change in Control has occurred, any legal successor to Cincinnati Bell Inc. that results from a merger or similar transaction).
2.3    “Change in Control” means the occurrence of any of the events described in subsection 15.4 hereof.
2.4    “Code” means the Internal Revenue Code of 1986, as it exists as of the Effective Date and as it may thereafter be amended. A reference to a specific section of the Code shall be deemed to be a reference both (i) to the provisions of such section as it exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded (by future legislation) and (ii) to the provisions of any government regulation that is issued under such section as of the Effective Date or as of a later date.
2.5    “Committee” means the committee appointed to administer the Plan under the provisions of subsection 3.1 hereof.
2.6    “Common Shares” means common shares, par value $0.01 per share, of CBI.
2.7    “Company” means, collectively, (i) CBI, (ii) each other corporation that is part of a controlled group of corporations (within the meaning of Section 1563(a) of the Code, but determined without regard to Code Section 1563(a)(4) and (e)(3)(C)) that includes CBI, and (iii) each other organization (a partnership, sole proprietorship, etc.) that is under common control (within the meaning of Section 414(b) of the Code) with CBI.

2.8    “Effective Date” means May 3, 2007.
2.9    “Employee” means any person who: (i) is employed and classified as an employee by the Company; and (ii) is not represented by a recognized collective bargaining unit (unless such person's eligibility to participate in the Plan is approved under a collective bargaining agreement between the Employer and the authorized representatives of such collective bargaining unit).
2.10    “Exchange Act” means the Securities Exchange Act of 1934, as it exists as of the Effective Date and as it may thereafter be amended. A reference to a specific section of the Exchange Act shall be deemed to be a reference both (i) to the provisions of such section as it exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded (by future legislation) and (ii) to the provisions of any government regulation or rule that is issued under such section as of the Effective Date or as of a later date.
2.11    “ISO” means a stock option that qualifies as an incentive stock option within the meaning of Section 422 of the Code.
2.12    “Nonshare-Based Award” means any award granted under the Plan that by its terms provides for compensation (upon, if applicable, its exercise or the meeting of certain performance goals or other criteria or conditions) based on a dollar amount, regardless of whether the award's compensation may be payable in cash, Common Shares or other property, or a combination thereof. The nonshare-based performance unit form of award provided under the Plan, but no other form of award that is listed in section 5 hereof, constitutes a Nonshare-Based Award.
2.13    “Participant” means any Employee who is granted an award under the Plan.
2.14    “Plan” means this document, named the “Cincinnati Bell Inc. 2007 Long Term Incentive Plan,” as set forth herein and as it may be amended.
2.15    “Regulation 1.83-3(i)” means Treasury Regulation Section 1.83-3(i) issued by the Department of the Treasury under Section 83 of the Code, as such regulation exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded.
2.16    “Regulation 1.409A-3” means Proposed Treasury Regulation Section 1.409A-3 issued by the Department of the Treasury under Section 409A of the Code, as such proposed regulation exists as of the Effective Date and as it is subsequently finalized, amended, renumbered, or superseded. A reference to a specific paragraph of Regulation 1.409A-3 shall be deemed to be a reference to the provisions of such paragraph as it exists as of the Effective Date and as it is subsequently finalized, amended, renumbered, or superseded.
2.17    “Rule 16b-3” means Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Exchange Act, as such rule exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded.
2.18    “Share-Based Award” means any award granted under the Plan that by its terms provides for issuance or payments (upon, if applicable, its exercise or the meeting of certain performance goals or other criteria or conditions) of fixed numbers of Common Shares or of amounts determined with reference to the fair market value (or the change in fair market value over a period of time) of fixed numbers of Common Shares. Each form of award that is listed in section 5 hereof, except for a nonshare-based performance unit form of award, constitutes a Share-Based Award.
3.    Administration of Plan.
3.1    Committee To Administer Plan. The Plan shall be administered by the Committee. The Committee shall be the Compensation Committee of the Board, unless and until the Board appoints a different committee to administer the Plan. The Committee shall in any event consist of at least three members of the Board (i) who are neither officers nor employees of the Company, (ii) who are non-employee directors within the meaning of Rule 16b-3, and (iii) who are outside directors within the meaning of Section 162(m)(4)(C) of the Code.
3.2    Committee's Authority. Subject to the limitations and other provisions of the Plan, the Committee shall have the sole and complete authority:
(a)    To select, from all of the Employees, those Employees who shall participate in the Plan;

(b)    To make awards to Employees at such times, in such forms, and in such amounts as it shall determine and to cancel, suspend, or amend any such awards;
(c)    To impose such limitations, restrictions, and conditions upon awards as it shall deem appropriate;
(d)    To interpret the Plan and to adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan;
(e)    To appoint certain employees of the Company to act on its behalf as its representatives (including for purposes of signing agreements which reflect awards granted under the Plan); and
(f)    To make all other determinations and to take all other actions it deems necessary or advisable for the proper administration of the Plan.
Except to the extent otherwise required by applicable law, the Committee's determinations on any matter within its authority shall be conclusive and binding on the Company, all Participants, and all other parties.
3.3    Flexibility in Granting Awards. Notwithstanding any other provision of the Plan which may be read to the contrary, the Committee may set different terms and conditions applicable to each and any award granted under the Plan, even for awards of the same type and even when issued to the same Participant. In addition, and also notwithstanding any other provision of the Plan which may be read to the contrary, the Committee may grant to any Participant for any period any specific type of award available under the Plan without being required to grant to the Participant for such period any other type of award that may be available under the Plan.
3.4    Delegation of Committee's Authority for Certain Awards.
(a)    The Committee may delegate to CBI's Chief Executive Officer its right to make awards to Employees who (i) are not otherwise considered by the Committee to be subject to the requirements of Section 16 of the Exchange Act and (ii) are not expected by the Committee to become covered employees within the meaning of Section 162(m)(3) of the Code.
(b)    To the extent the Committee's right to make awards to any Employees is delegated to CBI's Chief Executive Officer under the provisions of paragraph (a) of this subsection 3.4, any reference to the Committee in the other provisions of the Plan that concern the making of awards to such Employees, the terms of such awards, and the verification that all conditions applicable to the payment under or the exercise of such awards have been met shall be read to refer to CBI's Chief Executive Officer as if such person was the Committee.
4.    Class of Employees Eligible for Plan. Awards may be granted under the Plan to, and only to, Employees. As is indicated in section 3 hereof, the specific Employees to whom awards will be granted under the Plan, and who thereby will be Participants under the Plan, shall be chosen by the Committee in its sole discretion.
5.    Awards and Their Forms.
(a)    Awards under the Plan may be granted at any time while the Plan is in effect by the Committee to any Employee or Employees.
(b)    Any awards granted under the Plan may be made in any one or more of the following forms, each of which shall be deemed to a separate and distinct form of award for all purposes of this Plan: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) performance shares; (v) share-based performance units, (vi) nonshare-based performance units, and (vii) non-restricted stock. Nonshare-based performance units constitute the only form of award under the Plan that is a Nonshare-Based Award, and each of the other award forms identified in the immediately preceding sentence constitutes a Share-Based Award form. The subsequent provisions of the Plan provide certain rules and conditions that apply to each of such award forms.
(c)    Any Common Shares that are to be issued or paid under any award granted under the Plan may consist, in whole or in part, of Common Shares that are authorized but unissued or Common Shares that are treasury shares.
6.    Limits on Shares Subject To and Compensation Payable Under Plan Awards.
6.1    Limits on Number of Common Shares Available for Issuance Under Plan.

(a)    Subject to the following provisions of this subsection 6.1 and the provisions of subsections 6.3 and 16.1 hereof, the following limits set forth in subparagraphs (1) through (4) of this subsection 6.1 (which generally involve the maximum number of Common Shares that may be issued or paid under the Plan and its various types of awards during the Plan's entire existence) shall apply to the grant of awards under the Plan. No award may be granted under the Plan to the extent it would cause any of the following limits to be violated.
(1)    The maximum number of Common Shares which may be issued or paid under or with respect to all of the awards (considered in the aggregate) granted under the Plan during the Plan's entire existence shall be equal to 18,000,000 Common Shares.
(2)    The maximum number of Common Shares which may be issued or paid under or with respect to all stock options and stock appreciation rights (considered in the aggregate but separately from all other forms of awards listed in section 5 hereof) granted under the Plan during the Plan's entire existence shall be equal to 18,000,000 Common Shares.
(3)    The maximum number of Common Shares which may be issued or paid under or with respect to all ISOs (considered in the aggregate but separately from all other types of stock options and other forms of awards listed in section 5 hereof) granted under the Plan during the Plan's entire existence shall be equal to 2,000,000 Common Shares.
(4)    The maximum number of Common Shares which may be issued or paid under or with respect to all restricted stock, performance shares, share-based performance units, nonshare-based performance units, and non-restricted stock (considered in the aggregate but separately from all other forms of awards listed in section 5 hereof) granted under the Plan during the Plan's entire existence shall be equal to 7,400,000 Common Shares.
(b)    If any portion of a stock appreciation right is settled (paid) upon the exercise of such stock appreciation right portion by the issuance or payment of Common Shares, the total number of Common Shares on which such stock appreciation right portion was based shall be counted as Common Shares issued or paid under the Plan for purposes of any of the limits set forth in paragraph (a) of this subsection 6.1, regardless of the number of Common Shares actually issued or paid to settle such stock appreciation right portion upon its exercise.
(c)    If any award or portion thereof granted under the Plan is forfeited, expires, or in any other manner terminates without the payment of Common Shares or any other amount or consideration, the maximum number of Common Shares on which such award or portion of an award was based or which could have been paid under the award (i) shall again be available to be issued or paid under the Plan and to be the basis on which other awards may be granted under the Plan and (ii) thus shall not be counted as Common Shares that were issued or paid under the Plan in determining whether any of the limits set forth in paragraph (a) of this subsection 6.1 are met.
(d)    Any Common Shares that would be issued or paid under an award granted under the Plan but are withheld in payment of any exercise price, purchase price, or tax withholding requirements (in accordance with the provisions of section 17 hereof) shall not again be deemed to be available to be issued or paid under the Plan or to be the basis on which other awards may be granted under the Plan and (ii) thus shall be counted as Common Shares that were issued or paid under the Plan in determining whether any of the limits set forth in paragraph (a) of this subsection 6.1 are met.
6.2    Annual Common Share and Other Compensation Limits Under Awards Granted Any Participant.
(a)    Subject to the following provisions of this subsection 6.2 and the provisions of subsections 6.3 and 16.1 hereof, the following limits set forth in subparagraphs (1) and (2) of this subsection 6.2 (which generally involve the maximum number of Common Shares and other compensation on which awards granted to any Participant during a calendar year may be based) shall apply to the grant of awards under the Plan. No award may be granted under the Plan to the extent it would cause any of the following limits to be violated.
(1)    The maximum number of Common Shares on which all Share-Based Awards (considered in the aggregate) granted under the Plan to any Participant during each and any calendar year may be based, and the maximum number of Common Shares on which all Share-Based Awards of a specific form listed in section 5 hereof (considered separately from all other forms of Stock-Based Awards listed in section 5 hereof) granted under the Plan to any Participant during each and any calendar year may be based, shall be 2,000,000 Common Shares.
(2)    The maximum dollar value of all Nonshare-Based Awards granted under the Plan to any Participant during each and any calendar year shall be $5,000,000.

(b)    For purposes of applying the Share-Based Award limits set forth in paragraph (a)(1) of this subsection 6.2 and for all other purposes of the Plan, the maximum number of Common Shares on which any Share-Based Award granted to a Participant under the Plan or any portion thereof shall be deemed to be based shall be the maximum number of Common Shares that ultimately could, in the event any and all performance goals and other criteria or conditions applicable to the award are met, either be issued or paid under the award or have their fair market value (or the change in their fair market value over a period of time) used to determine the amounts payable under the award, regardless of (i) whether or not the actual payment under such award ends up being based on a lesser number of Common Shares or equal to a percentage above or below 100% of the fair market value (or the change in the fair market value over a period of time) of such maximum number of Common Shares, (ii) whether or not any payment made under such award or portion thereof is made in cash or property other than Common Shares, or (iii) whether or not the award or portion thereof is forfeited, expires, or in any other manner terminates without the payment of Common Shares or other compensation.
(c)    For purposes of applying the Nonshare-Based Award limits set forth in paragraph (b)(2) of this subsection 6.2 and for all other purposes of the Plan, the maximum dollar value of any Nonshare-Based Award granted to a Participant under the Plan or any portion thereof shall be deemed to be the maximum dollar amount of cash (and/or fair market value, determined at the time of payment, of Common Shares or other property) that ultimately could, in the event any and all performance goals and other criteria or conditions applicable to the award are met, be paid to the Participant under the award, regardless of (i) whether or not the actual payment under such award ends up being a lesser dollar amount of cash (and/or fair market value, determined at the time of payment, of Common Shares or other property) or (ii) whether or not the award or portion thereof is forfeited, expires, or in any other manner terminates without the payment of any compensation.
6.3    Effect of Assumption of Awards in Acquisition. If any corporation is acquired by the Company and the Company assumes certain stock-based awards previously granted by such acquired corporation or issues new awards in substitution for such previously-granted awards of the acquired corporation, then, except to the extent expressly provided by action of the Board, the awards so assumed or issued by the Company shall not be deemed to be granted under the Plan and any Common Shares that are the basis of such assumed or substituted awards shall not affect the number of Common Shares that can be issued or paid under the Plan or the number of Common Shares on which Share-Based Awards granted under the Plan can be based.
7.    Stock Option Awards. Any awards granted under the Plan in the form of stock options shall be subject to the following terms and conditions of this section 7.
7.1    Nature of Stock Option. A stock option means an option to purchase any number of Common Shares, up to a fixed maximum number of Common Shares, in the future at a fixed price (for purposes of this section 7, the “Exercise Price”) that applies to the Common Shares to which the purchase relates. Stock options granted under the Plan to any Participant may be ISOs, stock options that are not ISOs, or both ISOs and stock options that are not ISOs.
7.2    Terms and Conditions of Stock Option To Be Determined by Committee. Subject to the other provisions of this section 7 and the other sections of the Plan, the terms and conditions of any stock option granted under the Plan shall be determined by the Committee. The grant of a stock option shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the terms and conditions of the stock option (as set by the Committee). Any such written agreement shall indicate whether or not the applicable stock option is intended to be an ISO (or, if it does not so indicate, the stock option reflected by such written agreement shall be deemed to be a stock option that is not an ISO).
7.3    Exercise Price of Stock Option. Unless otherwise prescribed by the Committee to be higher, the Exercise Price with respect to any number of Common Shares that are subject to a stock option granted under the Plan shall be 100% (and may not in any event be less than 100%) of the fair market value of such number of Common Shares (disregarding lapse restrictions as defined in Regulation 1.83-3(i)) on the date the stock option is granted.
7.4    Expiration of Option. Unless otherwise prescribed by the Committee, any stock option granted under the Plan shall be exercisable in whole or in part after but not before the expiration of one year after the date on which it is granted. Further, a stock option granted under the Plan shall not in any event be exercisable after the expiration of ten years after the date on which it is granted (or after any earlier expiration date that is otherwise prescribed for the stock option by the Committee).
7.5    Procedures for Exercise of Option.
(a)    With respect to each exercise of a stock option granted under the Plan, written notice of the exercise must be given and the purchase price for the Common Shares being purchased upon the exercise and any taxes required to be withheld upon the exercise must be paid in full at the time of the exercise. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.

(b)    As soon as administratively practical after the receipt of the written notice and full payment applicable to the exercise of any stock option granted under the Plan in accordance with the procedures established under the provisions of section 17 hereof, CBI shall deliver to the applicable Participant (or such other person who is exercising the stock option) a certificate or certificates representing the acquired Common Shares.
7.6    Special Limit on Value of ISOs. If the aggregate fair market value of all Common Shares with respect to which stock options that are intended to be ISOs and that are exercisable for the first time by any Participant during any calendar year (under the Plan and all other plans of the Company) exceeds $100,000 (or, if such limit amount is amended under Section 422 of the Code, such amended limit amount), such stock options (to the extent of such excess) shall be treated as if they were not ISOs. The rule set forth in the immediately preceding sentence shall be applied by taking stock options into account in the order in which they were granted. Also, for purposes of the rules of this subsection 7.6, the fair market value of any Common Shares which are subject to a stock option shall be determined as of the date the option is granted.
7.7    Ineligibility of Certain Employees for ISOs. Notwithstanding any other provision of the Plan to the contrary, no person shall be eligible for or granted a stock option under the Plan that is intended to be an ISO if, at the time the stock option is otherwise to be granted, the person owns more than 10% of the total combined voting power of all classes of stock of the Company. For purposes hereof, a person shall be considered as owning the stock owned, directly or indirectly, by or for his or her brothers or sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants, and stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries.
8.    Stock Appreciation Right Awards. Any awards granted under the Plan in the form of stock appreciation rights (for purposes of this section 8, “SARs”) shall be subject to the following terms and conditions of this section 8.
8.1    Nature of SAR. A SAR means the right, upon any exercise of the SAR, to receive payment of a sum not to exceed the amount, if any, by which the fair market value (determined as of the date on which the SAR is exercised and disregarding lapse restrictions as defined in Regulation 1.83-3(i)) of a number of Common Shares, up to a fixed maximum number of Common Shares, exceeds a fixed price (for purposes of this section 8, the “Exercise Price”) of the Common Shares to which the exercise relates. A SAR may be granted free-standing, in relation to a new stock option being granted at the same time as the SAR is granted, or in relation to a stock option both which is not an ISO and which has been granted prior to the grant of the SAR.
8.2    Terms and Conditions of SAR To Be Determined by Committee. Subject to the other provisions of this section 8 and the other sections of the Plan, all of the terms and conditions of a SAR shall be determined by the Committee. A SAR granted under the Plan shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the terms and conditions of the SAR (as set by the Committee).
8.3    Exercise Price of SAR. Unless otherwise prescribed by the Committee to be higher, the Exercise Price with respect to any number of Common Shares that are subject to a SAR granted under the Plan shall be 100% (and may not in any event be less than 100%) of the fair market value of such number of Common Shares (disregarding lapse restrictions as defined in Regulation 1.83-3(i)) on the date the SAR is granted.
8.4    Expiration of SAR. Unless otherwise prescribed by the Committee, any SAR granted under the Plan shall be exercisable in whole or in part after but not before the expiration of one year after the date on which it is granted. Further, a SAR granted under the Plan shall not in any event be exercisable after the expiration of ten years after the date on which it is granted (or after any earlier expiration date that is otherwise prescribed for the SAR by the Committee).
8.5    Coordination of SAR and Option. Unless otherwise determined by the Committee, any stock option as to which a SAR is related shall no longer be exercisable to the extent the SAR has been exercised and the exercise of a stock option shall cancel any related SAR to the extent of such exercise.
8.6    Procedures for Exercise of SAR.
(a)    With respect to each exercise of a SAR granted under the Plan, written notice of the exercise must be given and any taxes required to be withheld upon the exercise must be paid in full at the time of the exercise. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.
(b)    As soon as administratively practical after the receipt of the written notice and full payment of taxes applicable to the exercise of any SAR granted under the Plan in accordance with the procedures established under the provisions of section 17 hereof, CBI shall pay the amount to which the applicable Participant (or such other person who is exercising the

SAR) is entitled upon the exercise of the SAR in cash, Common Shares or other property, or a combination thereof, as the Committee shall determine and provide in the terms of the award. To the extent that payment is made in Common Shares or other property, the Common Shares or other property shall be valued at its fair market value on the date of exercise of the SAR.
9.    Restricted Stock Awards. Any awards granted under the Plan in the form of restricted stock shall be subject to the following terms and conditions of this section 9.
9.1    Nature of Restricted Stock.
(a)    Restricted stock shall constitute Common Shares that may not be disposed of by the Participant to whom the restricted stock is granted until certain restrictions established by the Committee lapse. Unless and except to the extent not required under subsection 19.1 hereof, such restrictions shall include but not necessarily be limited to restrictions that provide that the Participant must either be an employee of the Company for a specified continuous period of time of at least three years (or of at least one year if the restricted stock is subject to the meeting of certain performance goals) or terminate employment with the Company in special circumstances (such as the Participant's retirement, disability, or death). In addition, the Committee may (but is not required to) provide in the terms of the applicable restricted stock award restrictions related to the meeting of certain performance goals in all or just certain cases (such as in all cases other than when there occurs a Change in Control or the Participant's termination of employment with the Company because of his or her death or disability). Any restrictions that are imposed under a restricted stock award shall also similarly restrict the ability of the applicable Participant to dispose of other rights issued with respect to such restricted stock.
(b)    Any restricted stock award granted under the Plan may provide that the satisfaction of certain but not all (or a certain level but not the highest level) of any of the required employment period restrictions, performance goal restrictions, and/or other restrictions applicable to such restricted stock will permit the lapse of the applicable restrictions that restrict the right to dispose of such restricted stock as to a percentage (that is reasonably related to the percentage of all or the highest level of the applicable restrictions imposed under the entire restricted stock award that have been satisfied), but not the maximum number, of the Common Shares reflected by such restricted stock.
9.2    Terms and Conditions of Restricted Stock To Be Determined by Committee. Subject to the other provisions of this section 9 and the other sections of the Plan, all of the restrictions and other terms and conditions that apply to any restricted stock awarded under the Plan shall be determined by the Committee. The grant of any restricted stock under the Plan shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the restrictions and other terms and conditions of the restricted stock (as set by the Committee) and shall be referenced on the certificates representing the Common Shares that constitute such restricted stock.
9.3    Procedures for Payment of Taxes Upon Vesting of Restricted Stock. Any taxes required to be withheld upon the lapse of any restrictions applicable to any restricted stock granted under the Plan (and, if applicable, any minimum purchase price for the restricted stock that may be required by applicable law) must be paid in full at the time such restrictions lapse. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.
9.4    Right of Participant Under Restricted Stock. Any Participant who has been granted restricted stock under the Plan shall have, during the period in which restrictions on his or her ability to dispose of such stock apply, all of the rights of a shareholder of CBI with respect to the Common Shares awarded as restricted stock (other than the right to dispose of such shares), including the right to vote the shares and the right to receive any cash or stock dividends, unless the Committee shall otherwise provide in the terms of the applicable restricted stock award and except as may otherwise be provided in subsection 9.5 hereof.
9.5    Restrictions for Additional Common Shares Issued under Stock Split or Dividend. Any Common Shares issued with respect to restricted stock as a result of a stock split, stock dividend, or similar transaction shall be restricted to the same extent as the applicable restricted stock, unless otherwise provided by the Committee in the terms of the applicable restricted stock award.
9.6    Forfeiture of Restricted Stock. If any restrictions or conditions on a Participant's ability to dispose of any restricted stock granted to him or her are not satisfied in accordance with the terms of such restricted stock, such restricted stock shall be forfeited (subject to such exceptions, if any, as are authorized by the Committee). For instance, if a Participant to whom restricted stock has been granted under the Plan terminates his or her employment with the Company during the period in which restrictions on his or her ability to dispose of such stock apply (and prior to the satisfaction of the requirements applicable to such restrictions), such restricted stock shall be forfeited (subject to such exceptions, if any, as are authorized by the Committee as to a termination of employment that reflects a retirement, disability, death, or other special circumstances).

10.    Performance Share and Unit Awards. Any awards granted under the Plan in the form of performance shares, share-based performance units, and/or nonshare-based performance units (collectively and for purposes of this section 10, “Performance Awards”) shall be subject to the following terms and conditions of this section 10.
10.1    Nature of Performance Award.
(a)    Any performance share that is granted to a Participant constitutes a right that the Participant will receive a number of Common Shares, up to a fixed maximum number of Common Shares, if and when certain conditions are met. Such conditions shall include but not necessarily be limited to: (i) unless and except to the extent not required under subsection 19.1 hereof, conditions that require that the Participant must either be an employee of the Company for a specified continuous period of time of at least one year or terminate employment with the Company in special circumstances (such as the Participant's retirement, disability, or death); and (ii) conditions related to the meeting of certain performance goals (except that the Committee may provide in the terms of the applicable performance share award that the performance goal conditions otherwise imposed under the award are waived in whole or in part when there occurs a Change in Control or the Participant's termination of employment with the Company because of his or her death or disability).
(b)    Any share-based performance unit that is granted to a Participant constitutes a right that the Participant will receive an amount that is equal to a percent, not more than 200%, of the fair market value of a number of Common Shares, up to a fixed maximum number of Common Shares, on the date such amount becomes payable under the terms of the unit (or is equal to a percent, not more than 200%, of the increase in the fair market value of a number of Common Shares, up to a fixed maximum number of Common Shares, from the date of the grant of the unit to the date such amount becomes payable under the terms of the unit) if and when certain conditions are met. Such conditions shall include but not necessarily be limited to: (i) unless and except to the extent not required under subsection 19.1 hereof, conditions that require that the Participant must either be an employee of the Company for a specified continuous period of time of at least one year or terminate employment with the Company in special circumstances (such as the Participant's retirement, disability, or death); and (ii) conditions related to the meeting of certain performance goals (except that the Committee may provide in the terms of the applicable share-based performance unit award that the performance goal conditions otherwise imposed under the award are waived in whole or in part when there occurs a Change in Control or the Participant's termination of employment with the Company because of his or her death or disability).
(c)    Any nonshare-based performance unit that is granted to a Participant constitutes a right that the Participant will receive an amount that is equal to a dollar value, not more than a maximum dollar value, if and when certain conditions are met. Such conditions shall include but not necessarily be limited to: (i) unless and except to the extent not required under subsection 19.1 hereof, conditions that require that the Participant must either be an employee of the Company for a specified continuous period of time of at least one year or terminate employment with the Company in special circumstances (such as the Participant's retirement, disability, or death); and (ii) conditions related to the meeting of certain performance goals (except that the Committee may provide in the terms of the applicable nonshare-based performance unit award that the performance goal conditions otherwise imposed under the award are waived in whole or in part when there occurs a Change in Control or the Participant's termination of employment with the Company because of his or her death or disability).
(d)    Any performance share, share-based performance unit, and/or nonshare-based performance unit award may provide that the satisfaction of certain but not all (or a certain level but not the highest level) of any of the required employment period conditions, performance goal conditions, and/or other conditions applicable to such award will permit the Participant to receive a percentage (that is reasonably related to the percentage of all or the highest level of the applicable conditions imposed under the entire award that have been satisfied), but not the maximum amount, of the Common Shares or the dollar-denominated amounts that would be payable under such award if all (or the highest level) of the conditions applicable to such award had been met.
10.2    Terms and Conditions of Performance Award To Be Determined by Committee. Subject to the other provisions of this section 10 and the other sections of the Plan, all of the restrictions and other terms and conditions that apply to any Performance Award issued under the Plan shall be determined by the Committee. The grant of any Performance Award under the Plan shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the restrictions and other terms and conditions of the Performance Award (as set by the Committee).
10.3    Procedures for Payment of Performance Award and of Applicable Taxes.
(a)    Any taxes required to be withheld upon a Participant becoming entitled to the payment of any Performance Award granted under the Plan (by reason of any of the award's performance goals and/or other conditions being met) must be paid in full at the time such performance goals and/or other conditions are met. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.

(b)    As soon as administratively practical after the full payment of taxes applicable to the Performance Award granted under the Plan in accordance with the procedures established under the provisions of section 17 hereof, CBI shall pay the amount to which the applicable Participant (or such other person who is entitled to the benefits of the award) is entitled upon the meeting of such performance goals and/or other conditions and as the Committee shall provide in the terms of the award: (i) in a lump sum or in installments; (ii) to the extent a share-based performance unit or a nonshare-based performance unit is involved, in cash, Common Shares or other property, or a combination thereof; and (iii) to the extent a performance share is involved, in Common Shares. To the extent that payment is made in Common Shares or other property, the Common Shares or other property shall be valued at its fair market value on the date as of which the payment is made.
11.    Non-Restricted Stock Awards. Any awards granted under the Plan in the form of non-restricted stock shall be subject to the following terms and conditions of this section 11.
11.1    Nature of Non-Restricted Stock and Condition of Grant. Non-restricted stock shall constitute Common Shares that may, upon grant, be immediately disposed of by the Participant to whom the non-restricted stock is granted (without any special restrictions and conditions). However, notwithstanding any other provision of the Plan, non-restricted stock may be awarded under the Plan only if and to the extent permitted under subsection 19.1 hereof.
11.2    Terms and Conditions of Non-Restricted Stock To Be Determined by Committee. Subject to the other provisions of this section 11 and the other sections of the Plan, all of the terms and conditions that apply to any non-restricted stock awarded under the Plan shall be determined by the Committee. The grant of any non-restricted stock under the Plan shall be evidenced by a written agreement signed by the Committee or a representative thereof, which agreement shall contain the terms and conditions of the non-restricted stock award (as set by the Committee).
11.3    Procedures for Payment of Taxes Upon Grant of Non-Restricted Stock. Any taxes required to be withheld upon the grant of any non-restricted stock award under the Plan (and, if applicable, any minimum purchase price for the stock that may be required by applicable law) must be paid in full at the time of such grant. The procedures for meeting such requirements shall be established under the provisions of section 17 hereof.
12.    Fair Market Value of Common Shares. For purposes of the Plan, the fair market value of a Common Share on any date (for purposes of this section 12, the “subject date”) shall be deemed to be the closing price of a Common Share on the New York Stock Exchange on the subject date (or, if no trading in any stocks occurred at all on such exchange on the subject date, on the next subsequent date on which trading of stocks occurred on such exchange). Notwithstanding the foregoing, if Common Shares are not listed or traded at all on the New York Stock Exchange on the date as of which a Common Share's fair market value for the subject date is to be determined under the terms of the immediately preceding sentence, then the fair market value of a Common Share on the subject date shall be determined by the Committee in good faith pursuant to methods and procedures established by the Committee.
13.    Performance Goals.
13.1    Criteria for Performance Goals. To the extent the meeting of performance goals set by the Committee may be a condition to the exercise of or payment under any award granted under the Plan, the Committee may base such performance goals on, and only on, one or more of the following criteria applicable to the Company:
(a)    free cash flow (defined as cash generated by operating activities, minus capital expenditures and other investing activities, dividend payments and proceeds from the issuance of equity securities, and proceeds from the sale of assets);
(b)    earnings before interest, taxes, depreciation, and amortization;
(c)    earnings per share;
(d)    operating income;
(e)    total shareholder returns;
(f)    profit targets;
(g)    revenue targets;
(h)    profitability targets as measured by return ratios;

(i)    net income;
(j)    return on sales;
(k)    return on assets;
(l)    return on equity; and
(m)    corporate performance indicators (indices based on the level of certain services provided to customers).
13.2    Method By Which Performance Criteria Can Be Measured.
(a)    Any performance criteria described in subsection 13.1 hereof that is used to determine the performance goals applicable to an award granted under the Plan shall be measured or determined on the basis of a period of such duration (for purposes of this subsection 13.2, a “performance period”), which period may be of any length, but not less than one year or in excess of ten years, as is set by the Committee either prior to the start of such period or within its first 90 days (provided that the performance criteria is not in any event set after 25% or more of the applicable performance period has elapsed) and shall be criteria that will be able to be objectively determined by the Committee.
(b)    Further, the Committee may provide in the terms of an award granted under the Plan that any factor used to help determine any performance criteria identified in subsection 13.1 hereof shall be taken into account only to the extent it exceeds or, conversely, is less than a certain amount. The Committee may also provide in the terms of an award granted under the Plan that, in determining whether any performance criteria identified in subsection 13.1 hereof has been attained, certain special or technical factors shall be ignored or, conversely, taken into account, in whole or in part, including but not limited to any one or more of the following factors:
(1)    a gain, loss, income, or expense resulting from changes in generally accepted accounting principles that become effective during the applicable performance period or any previous period;
(2)    a gain, loss, income, or expense that is extraordinary in nature;
(3)    an impact of other specified nonrecurring events;
(4)    a gain or loss resulting from, and the direct expense incurred in connection with, the disposition of a business, in whole or in part, the sale of investments or non-core assets, or discontinued operations, categories, or segments of businesses;
(5)    a gain or loss from claims and/or litigation and insurance recoveries relating to claims or litigation;
(6)    an impact of impairment of tangible or intangible assets;
(7)    an impact of restructuring activities, including, without limitation, reductions in force;
(8)    an impact of investments or acquisitions made during the applicable performance period or any prior period;
(9)    a loss from political and legal changes that impact operations, as a consequence of war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, business interruption, or regulatory requirements;
(10)    retained and uninsured losses from natural catastrophes;
(11)    currency fluctuations;
(12)    an expense relating to the issuance of stock options and/or other stock-based compensation;
(13)    an expense relating to the early retirement of debt; and/or

(14)    an impact of the conversion of convertible debt securities.
Each of the adjustments described in this paragraph (b) shall be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee.
(c)    In addition, any performance criteria identified in subsection 13.1 hereof, and any adjustment in the factors identified in paragraph (b) of this subsection 13.2 that are used to determine any such performance criteria, (i) may be measured or determined for CBI, for any organization other than CBI that is part of the Company, for the entire Company in the aggregate, or for any group of corporations or organizations that are included in the Company and (ii) may be measured and determined in an absolute sense and/or in comparison to the analogous performance criteria of other publicly-traded companies (that are selected for such comparison purposes by the Committee).
13.3    Verification That Performance Goals and Other Conditions Are Met. To the extent any payment under, or any exercise of, an award granted under the Plan requires the meeting of any performance goals and/or any other conditions that have been set by the Committee, the Committee shall verify that such performance goals and/or such other conditions have been met before such payment or exercise is permitted.
14.    Nonassignability of Awards. Except as may be required by applicable law, no award granted under the Plan to a Participant may be assigned, transferred, pledged, or otherwise encumbered by the Participant otherwise than by will, by designation of a beneficiary to take effect after the Participant's death, or by the laws of descent and distribution. Each award shall be exercisable during the Participant's lifetime only by the Participant (or, if permissible under applicable law, by the Participant's guardian or legal representative).
15.    Provisions Upon Change in Control.
15.1    Effect of Change in Control on Awards. In the event a Change in Control occurs on or after the Effective Date, then, unless otherwise prescribed by the Committee in the terms of an applicable award, (i) all outstanding stock options and stock appreciation rights granted under the Plan to a Participant shall immediately become exercisable in full upon the date of the Change in Control, (ii) the restrictions still then in force and applicable to any Common Shares awarded as restricted stock under the Plan to a Participant shall immediately lapse upon the date of the Change in Control, and (iii) any performance share, share-based performance unit, and nonshare-based performance unit granted under the Plan to a Participant shall become payable, at the maximum payment amount that was attainable under such award if all performance goals and other criteria or conditions applicable to the award were satisfied, on the date of the Change in Control.
15.2    Cashout of Stock Options and Stock Appreciation Rights. In addition, unless the Committee shall otherwise prescribe in the terms of a stock option or stock appreciation right that was awarded under the Plan, in the event of a Change in Control the Committee shall have discretion to cause a cash payment to be made to the person who then holds such stock option or stock appreciation right, in lieu of the right to exercise such stock option or stock appreciation right or any portion thereof, provided (i) that such stock option or stock appreciation right is still outstanding as of the Change in Control and (ii) that the aggregate fair market value (on the date of the Change in Control) of the Common Shares that are subject to such stock option or stock appreciation right exceeds the aggregate exercise price of such Common Shares under such stock option or stock appreciation right. In the event the Committee exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the amount by which (i) the aggregate fair market value (on the date of the Change in Control) of the Common Shares that are subject to such stock option or stock appreciation right exceeds (ii) the aggregate exercise price of such Common Shares under such stock option or stock appreciation right.
15.3    Cashout of Performance Shares, Share-Based Performance Units, and Nonshare-Based Performance Units. Further, unless the Committee shall otherwise prescribe in the terms of an applicable performance share, share-based performance unit, or nonshare-based performance unit that was awarded under the Plan and that would otherwise be payable in Common Shares, in the event of a Change in Control the Committee shall have discretion to cause the payment of such performance share, share-based performance unit, or nonshare-based performance unit to be made in cash instead of Common Shares. In the event the Committee exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the aggregate fair market value, on the date of the Change in Control, of the Common Shares that would otherwise then be payable under such performance share, share-based performance unit, or nonshare-based performance unit.
15.4    Definition of Change in Control.     For purposes of the Plan, a “Change in Control” means the occurrence of any one of the events described in the following paragraphs of this subsection 15.4.

(a)    A majority of the Board as of any date not being composed of Incumbent Directors. For purposes of this subsection 15.4, as of any date, the term “Incumbent Director” means any individual who is a director of CBI as of such date and either: (i) who was a director of CBI at the beginning of the 24 consecutive month period ending on such date; or (ii) who became a CBI director subsequent to the beginning of such 24 consecutive month period and whose appointment, election, or nomination for election was approved by a vote of at least two-thirds of the CBI directors who were, as of the date of such vote, Incumbent Directors (either by a specific vote or by approval of the proxy statement of CBI in which such person is named as a nominee for director). It is provided, however, that no individual initially appointed, elected, or nominated as a director of CBI as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall ever be deemed to be an Incumbent Director.
(b)    Any “person,” as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, being or becoming “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CBI representing 20% or more of the combined voting power of CBI's then outstanding securities eligible to vote for the election of the Board (for purposes of this subsection 15.4, the “CBI Voting Securities”). It is provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control if such event results from any of the following: (i) the acquisition of any CBI Voting Securities by the Company, (ii) the acquisition of any CBI Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company, (iii) the acquisition of any CBI Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a Non-Qualifying Transaction (as defined in paragraph (c) of this subsection 15.4).
(c)    The consummation of a merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company (for purposes of this paragraph (c), a “Reorganization”) or sale or other disposition of all or substantially all of the assets of CBI to an entity that is not an affiliate of CBI (for purposes of this paragraph (c), a “Sale”), that in each case requires the approval of CBI's shareholders under the law of CBI's jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of CBI in such Reorganization or Sale), unless immediately following such Reorganization or Sale:
(1)    more than 60% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (i) the entity resulting from such Reorganization or the entity which has acquired all or substantially all of the assets of CBI (for purposes of this paragraph (c) and in either case, the “Surviving Entity”), or (ii) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (for purposes of this paragraph (c), the “Parent Entity”), is represented by CBI Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such CBI Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such CBI Voting Securities among the holders thereof immediately prior to the Reorganization or Sale;
(2)    no person (other than any employee benefit plan sponsored or maintained by the Surviving Entity or the Parent Entity or the related trust of any such plan) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity); and
(3)    at least a majority of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in subparagraphs (1), (2), and (3) of this paragraph (c) being deemed to be a “Non-Qualifying Transaction” for purposes of this subsection 15.4).
(d)    The shareholders of CBI approving a plan of complete liquidation or dissolution of CBI.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the CBI Voting Securities as a result of the acquisition of CBI Voting Securities by CBI which reduces the number of CBI Voting Securities outstanding; provided that, if after such acquisition by CBI such person becomes the beneficial owner of additional CBI Voting Securities that increases the percentage of outstanding CBI Voting Securities beneficially owned by such person, a Change in Control shall then occur.

16.    Adjustments.
16.1    Adjustments for Stock Dividends, Stock Splits, and Other Corporate Transactions.
(a)    In the event of any change affecting the Common Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change, or any distributions to common shareholders other than cash dividends, then, subject to the provisions of paragraph (b) of this subsection 16.1, the Committee shall make such substitution or adjustment in the aggregate number or class of shares which may be distributed under the Plan and in the number, class, and exercise price or other price of shares on which the outstanding awards granted under the Plan are based as it determines to be necessary or appropriate in order to prevent the enlargement or dilution of rights under the Plan or under awards granted under the Plan.
(b)    The Committee shall not take any action under the provisions of paragraph (a) of this subsection 16.1 with respect to any specific award granted under the Plan to the extent it determines that such action would otherwise cause such award to become subject to the requirements of Code Section 409A when such award would not be subject to such requirements in the absence of such adjustment.
16.2    Adjustments To Correct Errors or Omissions. The Committee shall be authorized to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award granted under the Plan in the manner and to the extent it shall determine is needed to reflect the intended provisions of the Plan or that award or to meet any law that is applicable to the Plan (or the provisions of any law which must be met in order for the normal tax consequences of the award to apply).
17.    Procedures For Satisfying Payment and Withholding Requirements.
17.1    Committee May Develop Payment/Withholding Procedures. The Committee may, in its discretion, establish procedures governing the exercise of, lapse of restrictions under, and/or payment of any award granted under the Plan and to compel under such procedures that, to the extent applicable under such award, any purchase price for Common Shares being obtained under such award and/or taxes required to be withheld by the terms of such award or under applicable law (with any such purchase price and/or tax withholding requirements being referred to in this section 17 as the “payment/withholding requirements”) be paid in full. The Committee may provide for different rules as to the satisfying of the payment/withholding requirements with respect to each type of award granted under the Plan and even among awards of the same type that are granted under the Plan. The Committee's procedures applicable to the satisfaction of any payment/withholding requirements that apply to an award granted under the Plan may, in the discretion of the Committee, include commonly accepted electronic or telephonic notices given via the internet or an interactive voice response system to a third party broker which is designated by the Committee to facilitate and/or administer the exercise or payment of any awards granted under the Plan.
17.2    Default Payment/Withholding Procedures. Unless the Committee otherwise prescribes in the written agreement by which an award is granted under the Plan, any Participant to whom an award under the Plan is granted (or, if applicable, such other person who is exercising or receiving a payment under the award) may, in his or her sole discretion, satisfy the payment/withholding requirements that apply to such award by using any one or more of the following methods or any combination of the following methods:
(a)    by making a payment to the Company of an amount in cash (which, for purposes of the Plan, shall be deemed to include payment in U.S. currency or by certified check, bank draft, cashier's check, or money order) equal to the amount of such payment/withholding requirements;
(b)    by making a payment to the Company in Common Shares which are previously owned by the Participant (or such other person) and have a fair market value on the date of payment equal to the amount of such payment/withholding requirements;
(c)    by having CBI retain Common Shares which are otherwise being purchased or paid under the award and have a fair market value on the date of payment equal to the amount of such payment/withholding requirements;
(d)    by having CBI retain an amount of cash that is payable under the award and equal to the amount of such payment/withholding requirements; and/or
(e)    by having the Company retain an amount of cash that is payable under any other compensation applicable to the Participant (or such other person) and equal to the amount of such payment/withholding requirements.

17.3    Limitation on Common Shares Used to Meet Payment/Withholding Requirements. Notwithstanding any other provisions of subsections 17.1 and 17.2 hereof, Common Shares may not be used in payment by the Participant for satisfying any payment/withholding requirements that apply to an award granted under the Plan either (i) if the Common Shares being used in payment are being purchased upon exercise of the applicable award and the award is an ISO or (ii) if the Common Shares being used in payment both were previously acquired by the Participant through the exercise of a prior ISO and have been held by the Participant for less than two years from the date of grant of the prior ISO or less than one year from the date of the prior transfer of such Common Shares to him or her.
17.4    Right of Company To Retain Amount To Meet Payment/Withholding Requirements If Requirements Are Not Otherwise Met. If any Participant (or other person) who is responsible for satisfying any payment/withholding requirements that apply to an award granted under the Plan otherwise fails to satisfy such payment/withholding requirements under the procedures or other rules set forth in the foregoing provisions of this section 17, the Company shall have the right to retain from such award or the payment thereof (or from any other amount that is payable as compensation to the Participant or such other person), as appropriate, a sufficient number of Common Shares or cash otherwise applicable to the award (or otherwise applicable to such other compensation amount) in order to satisfy such payment/withholding requirements.
18.    Amendment or Termination of Plan.
18.1    Right of Board To Amend or Terminate Plan. Subject to the provisions of subsection 1.3(b) hereof but notwithstanding any other provision hereof to the contrary, the Board may amend or terminate the Plan or any portion or provision thereof at any time, provided that no such action shall materially impair the rights of a Participant with respect to a previously granted Plan award without the Participant's consent. Notwithstanding the foregoing, the Board may not in any event, without the approval of CBI's shareholders, adopt an amendment to the Plan which shall: (i) increase the total number of Common Shares which may be issued during the existence of the Plan; (ii) increase the total number of Common Shares which may be subject to or issued under ISOs granted during the existence of the Plan; (iii) change the class of persons eligible to become Participants under the Plan; or (iv) make any other change in the Plan that is required by applicable law to be approved by CBI's shareholders in order to be effective.
18.2    Rules When Shareholder Approval for Amendment Is Required. If approval of CBI's shareholders is required to a Plan amendment pursuant to the provisions of subsection 18.1 hereof, then such approval must comply with all applicable provisions of CBI's corporate charter, bylaws and regulations, and any applicable state law prescribing a method and degree of shareholder approval required for issuance of Common Shares. If the applicable state law fails to prescribe a method and degree in such cases, then such approval must be made by a method and degree that would be treated as adequate under applicable state law in the case of an action requiring shareholder approval of an amendment to the Plan.
19.    Miscellaneous.
19.1    Exception to Service Vesting Requirements Under Certain Awards. Notwithstanding any other provision of subsections 9.1(a), 10.1(a), (b), and (c), and 11.1 hereof but subject to all other limits and provisions of the Plan, up to but not in excess of 400,000 Common Shares (in the aggregate) may be issued or paid (i) under awards of restricted stock, performance shares, share-based performance units, and/or nonshare-based performance units that do not impose the restrictions or conditions set forth in subsections 9.1(a) and 10.1(a), (b), and (c) that otherwise would require (for the applicable Participant to receive, or retain without forfeiting, the compensation reflected by the award) that the Participant must either be an employee of the Company for a specified continuous period of time or terminate employment with the Company in special circumstances and (ii) under awards of non-restricted stock.
19.2    Section 83(b) Election. A Participant may, with respect to any award granted to him or her under the Plan with respect to which an election could be made under Section 83(b) of the Code (generally to include in his or her gross income for Federal income tax purposes in the year the award is transferred to him or her the amounts specified in such Code section), make such election provided that (i) the terms and conditions of such award fail to prohibit the Participant making such election and (ii) the Participant provides written notice to the Committee of such election, and satisfies any tax withholding requirements that are then applicable to the award because of his or her election under Code Section 83(b), within ten days after he or she has filed a written notice of such election with the Internal Revenue Service (as well as meeting all other notice and additional requirements for such election that are required by Section 83(b) of the Code).
19.3    Deferrals of Award Payments. The Committee may, in its discretion and if performed in accordance with the terms and conditions of an award granted under the Plan or under any plan maintained by CBI, permit Participants to elect to defer the payment otherwise required under all or part of any award granted under the Plan. Such deferral shall not be permitted by the Committee unless such deferral meets all of the conditions of Section 409A of the Code.

19.4    Prohibition on Reduction of Exercise Price. Subject to the provisions of subsection 16.1 hereof but notwithstanding any other provision of the Plan, in no event shall the exercise or other similar price applicable to an award granted under the Plan, including a stock option or a stock appreciation right granted under the Plan, be reduced, directly or indirectly, by an amendment to the award, by the cancellation of the award and the granting of a new award, or by any other means unless such reduction is approved by CBI's shareholders (with such approval meeting the same conditions as are described in subsection 18.2 hereof as to the approval of a Plan amendment).
19.5    No Right To Employment. Nothing contained in the Plan or any award granted under the Plan shall confer on any Participant any right to be continued in the employment of the Company or interfere in any way with the right of the Company to terminate the Participant's employment at any time and in the same manner as though the Plan and any awards granted under the Plan were not in effect.
19.6    No Advance Funding of Plan Benefits. All payments required to be made under awards granted under the Plan shall be made by the Company out of its general assets. In this regard, the Plan shall not be funded and the Company shall not be required to segregate any assets to reflect any awards granted under the Plan. Any liability of the Company to any person with respect to any award granted under the Plan shall be based solely upon the contractual obligations that apply to such award, and no such liability shall be deemed to be secured by any pledge of or other lien or encumbrance on any property of the Company.
19.7    Plan Benefits Generally Not Part of Compensation for Other Company Benefit Plans. Any payments or other benefits provided to a Participant with respect to an award granted under the Plan shall not be deemed a part of the Participant's compensation for purposes of any termination or severance pay plan, or any other pension, profit sharing, or other benefit plan, of the Company unless such plan expressly or clearly indicates that the payments or other benefits provided under an award granted under the Plan shall be considered part of the Participant's compensation for purposes of such plan or unless applicable law otherwise requires.
19.8    No Issuance of Common Shares Unless Securities Laws Permit Issuance. Notwithstanding any other provision of the Plan to the contrary, in no event shall CBI be obligated to issue or deliver any Common Shares under the Plan in connection with an award granted under the Plan unless and until CBI determines that such issuance or delivery will not constitute a violation of the provisions of any applicable law (or regulation issued under such law) or the rules of any securities exchange on which Common Shares are listed and will not be subject to restrictions not generally applicable to Common Shares. In addition, with respect to any Participant who is subject to the requirements of Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable requirements of Rule 16b-3. To the extent any provision of the Plan or an award granted under the Plan or action by the Committee fails to so comply, it shall be deemed to be null and void to the extent permitted by law or deemed advisable by the Committee.
19.9    Awards To Employees of CBI Affiliate May Be Made In Shares of Subsidiary. Notwithstanding any other provision of the Plan, any award granted under the Plan to an Employee who is, at the time of the grant of the award, an employee of a corporation (other than CBI) that is part of a controlled group of corporations (within the meaning of Section 1563(a) of the Code, but determined without regard to Code Section 1563(a)(4) and (e)(3)(C)) that includes CBI may be based on common shares of such other corporation. In such case, all of the provisions of the Plan, including the Common Share limits set forth in section 6 hereof, shall apply to such award in the same manner as if such other corporation's common shares were Common Shares.
19.10    Applicable Law. Except to the extent preempted by any applicable Federal law, the Plan shall be subject to and construed in accordance with the laws of the State of Ohio.
19.11    Counterparts and Headings. The Plan may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

Appendix B

CINCINNATI BELL INC.
2007 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
(As adopted and originally effective as of May 3, 2007)
(As amended and effective upon shareholder approval on May 1, 2012)

1.    Introduction to Plan.
1.1    Name and Sponsor of Plan. The name of this Plan is the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors, and its sponsor is CBI.
1.2    Purposes of Plan. The purposes of this Plan are (i) to attract and retain the services of experienced and knowledgeable persons to serve as independent directors of CBI for the benefit of CBI and its shareholders and (ii) to provide additional incentive for such directors to continue to work for the best interests of CBI and its shareholders.
1.3    Effective Date and Duration of Plan.
(a)    The Plan is effective as of the Effective Date (May 3, 2007), subject to the Plan's approval by a majority of the voting shares present or represented and entitled to vote on the Plan at the 2007 annual meeting of CBI's shareholders.
(b)    The Plan shall remain in effect thereafter until the earliest of (i) the date on which the Plan is terminated in accordance with section 14 hereof, (ii) the date on which the maximum number of Common Shares which may be issued or paid under or with respect to all of the awards granted under the Plan during the Plan's entire existence (as determined under the other provisions of the Plan) have been issued or paid, or (iii) May 2, 2017. Upon the termination of the Plan, no awards may be granted under the Plan after the date of such termination but any award granted under the Plan on or prior to the date of such termination shall remain outstanding in accordance with the terms of the Plan and the terms of the award.
2.    General Definitions. For all purposes of the Plan, the following terms shall have the meanings indicated below when used in the Plan, unless the context clearly indicates otherwise.
2.1    “Board” means the Board of Directors of CBI.
2.2    “CBI” means Cincinnati Bell Inc. (and, except for purposes of determining whether a Change in Control has occurred, any legal successor to Cincinnati Bell Inc. that results from a merger or similar transaction).
2.3    “Change in Control” means the occurrence of any of the events described in subsection 11.3 hereof.
2.4    “Code” means the Internal Revenue Code of 1986, as it exists as of the Effective Date and as it may thereafter be amended. A reference to a specific section of the Code shall be deemed to be a reference both (i) to the provisions of such section as it exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded (by future legislation) and (ii) to the provisions of any government regulation that is issued under such section as of the Effective Date or as of a later date.
2.5    “Common Shares” means common shares, par value $0.01 per share, of CBI.
2.6    “Company” means, collectively, (i) CBI, (ii) each other corporation that is part of a controlled group of corporations (within the meaning of Section 1563(a) of the Code, but determined without regard to Code Section 1563(a)(4) and (e)(3)(C)) that includes CBI, and (iii) each other organization (a partnership, sole proprietorship, etc.) that is under common control (within the meaning of Section 414(b) of the Code) with CBI.
2.7    “Effective Date” means May 3, 2007.
2.8    “Exchange Act” means the Securities Exchange Act of 1934, as it exists as of the Effective Date and as it may thereafter be amended. A reference to a specific section of the Exchange Act shall be deemed to be a reference both (i) to the provisions of such section as it exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded (by future legislation) and (ii) to the provisions of any government regulation or rule that is issued under such section as of the Effective

Date or as of a later date.
2.9    “Outside Director” means any member of the Board who is not an employee (on an employee payroll) of the Company.
2.10    “Plan” means this document, named the “Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors,” as set forth herein and as it may be amended.
2.11    “Regulation 1.83-3(i)” means Treasury Regulation Section 1.83-3(i) issued by the Department of the Treasury under Section 83 of the Code, as such regulation exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded.
2.12    “Retirement” means, with respect to any Outside Director, the Outside Director's ceasing to be a director of CBI either (i) after he or she has attained at least age 68, (ii) after he or she has completed at least three full years of service as a director of CBI (with one year of service being credited to the Outside Director for this purpose for each twelve months as a CBI director, whether or not consecutive), or (iii) with the express consent of the Board that such cessation will be treated as the Outside Director's retirement for purposes of the Plan.
2.13    “Rule 16b-3” means Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Exchange Act, as such rule exists as of the Effective Date and as it is subsequently amended, renumbered, or superseded.
3.    Administration of Plan. The Plan shall be administered by the Board. The Board shall have the sole and complete authority to grant awards to Outside Directors in accordance with the provisions of section 5 hereof and, subject to the limitations and other provisions of the Plan, to interpret the Plan, to adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, and to make all other determinations and to take all other actions it deems necessary or advisable for the proper administration of the Plan. Except to the extent otherwise required by applicable law, the Board's determinations on any matter within its authority shall be conclusive and binding on CBI, all Outside Directors, and all other parties.
4.    Class of Persons Eligible for Plan. Awards may be granted under the Plan to, and only to, Outside Directors.
5.    Awards under Plan.
5.1    Type of Awards. Awards under the Plan may be granted in either or both of the following forms, both of which shall be based on Common Shares: (i) stock options; and (ii) restricted stock. The subsequent provisions of the Plan provide certain rules and conditions that apply to each of such award forms.
5.2    Grant of Awards.
(a)    Any individual who first becomes an Outside Director on or after the Effective Date shall be granted a stock option to purchase 25,000 Common Shares on the first day of such individual's first term of office as an Outside Director; except that, notwithstanding the foregoing, (i) the Board may in its discretion change the number of Common Shares to be subject to purchase under such stock option to any number of Common Shares above or below 25,000 Common Shares, (ii) the Board may also in its discretion issue on such day restricted stock of any number of Common Shares, and (iii) the number of Common Shares to be subject to such stock option and/or restricted stock shall in any event be subject to and constrained by the limits of section 6 hereof and the other terms of this Plan.
(b)    On the date of each annual meeting of the shareholders of CBI that occurs on or after the Effective Date, each Outside Director who first became an Outside Director prior to such annual meeting and who will continue to serve as an Outside Director after such annual meeting shall be granted a stock option to purchase 9,000 Common Shares; except that, notwithstanding the foregoing, (i) the Board may in its discretion change the number of Common Shares to be subject to purchase under such stock option to any number of Common Shares above or below 9,000 Common Shares, (ii) the Board may also in its discretion issue on such date restricted stock of any number of Common Shares, and (iii) the number of Common Shares to be subject to such stock option and/or restricted stock shall in any event be subject to and constrained by the limits of section 6 hereof and the other terms of this Plan.
(c)    The Board shall (i) exercise its discretion when changing the number of Common Shares to be subject to any stock option award granted to any Outside Director under the provisions of paragraph (a) or (b) of this subsection 5.2 (to a number of Common Shares that is above or below the number of Common Shares that are otherwise prescribed for such stock option award under the provisions of such paragraph (a) or (b)), and (ii) exercise its discretion when issuing any restricted stock award under the provisions of paragraph (a) or (b) of this subsection 5.2, with the intent that such awards, together with other compensation that is either paid in the form of Common Shares or has its value determined in relation to the value of Common Shares (such awards and such other compensation referred to in this paragraph (c) as “equity-based compensation”) and taking into account the fair market value of a Common Share when granting or providing such equity-based compensation, provide equity-based compensation for the Outside Directors that each year is approximately equal to the median level of the value of equity-based compensation provided by a group of comparable peer group companies to their non-employee directors.
(d)    Any Common Shares that are to be issued or paid under any award granted under the Plan may consist, in whole or in part, of Common Shares that are authorized but unissued or Common Shares that are treasury shares.
6.    Limits on Shares Subject to Plan Awards.
6.1    Common Share Limit. Subject to the following provisions of this subsection 6.1 and the provisions of subsections 6.2 and 12.1 hereof, the following limits set forth in paragraphs (a) through (c) of this subsection 6.1 (which generally involve the maximum number of Common Shares that may be issued or paid under the Plan and its various types of awards during the Plan's entire existence) shall apply to the grant of awards under the Plan. No award may be granted under the Plan to the extent it would cause any of the following limits to be violated.
(a)    The maximum number of Common Shares which may be issued or paid under or with respect to all of the awards (considered in the aggregate) granted under the Plan during the Plan's entire existence shall be equal to 1,000,000 Common Shares.
(b)    The maximum number of Common Shares which may be issued or paid under or with respect to all stock options (considered in the aggregate but separately from all restricted stock forms of awards) granted under the Plan during the Plan's entire existence shall be equal to 1,000,000 Common Shares.
(c)    The maximum number of Common Shares which may be issued or paid under or with respect to all restricted stock (considered in the aggregate but separately from all stock option forms of awards) granted under the Plan during the Plan's entire existence shall be equal to 1,000,000 Common Shares.
6.2    Rules For Applying Award Limits. For purposes of applying the award limits set forth in subsection 6.1 hereof and for all other purposes of the Plan, the following provisions of this subsection 6.2 shall apply.
(a)    If any award or portion thereof granted under the Plan is forfeited, expires, or in any other manner terminates without the payment of Common Shares or any other amount or consideration, the number of Common Shares on which such award or portion of an award was based (i) shall again be available to be issued or paid under the Plan and to be the basis on which other awards may be granted under the Plan and (ii) thus shall not be counted as Common Shares that were issued or paid under the Plan in determining whether any of the limits set forth in subsection 6.1 hereof are met.
(b)    Any Common Shares that would be issued or paid under an award granted under the Plan but are withheld in payment of any exercise price, purchase price, or tax withholding requirements (in accordance with the provisions of section 13 hereof) (i) shall not again be deemed to be available to be issued or paid under the Plan or to be the basis on which other awards may be granted under the Plan and (ii) thus shall be counted as Common Shares that were issued or paid under the Plan in determining whether any of the limits set forth in subsection 6.1 hereof are met.
7.    Stock Option Awards. Any awards granted under the Plan in the form of stock options shall be subject to the following terms and conditions of this section 7.
7.1    Nature of Stock Option. A stock option means an option to purchase any number of Common Shares, up to a fixed maximum number of Common Shares, in the future at a fixed price (for purposes of this section 7, the “Exercise Price”) that applies to the Common Shares to which the purchase relates. Stock options granted under the Plan to any Outside Director shall be stock options that are not incentive stock options (within the meaning of Section 422 of the Code).
7.2    Terms and Conditions of Stock Option To Be Determined by Board. Subject to the other provisions of this section 7 and the other sections of the Plan, the terms and conditions of any stock option granted under the Plan shall be determined by the Board. The grant of a stock option shall be evidenced by a written agreement signed by the Board or a representative thereof, which agreement shall contain the terms and conditions of the stock option (as set by the Board).

7.3    Exercise Price of Stock Option. Unless otherwise prescribed by the Board to be higher, the Exercise Price with respect to any number of Common Shares that are subject to a stock option granted under the Plan shall be 100% (and may not in any event be less than 100%) of the fair market value of such number of Common Shares (disregarding lapse restrictions as defined in Regulation 1.83-3(i)) on the date the stock option is granted.
7.4    Expiration of Stock Option.
(a)    Unless otherwise prescribed by the Board, any stock option granted under the Plan shall be exercisable in whole or in part at any time after the date on which it is granted. However, subject to the provisions of paragraph (b) of this subsection 7.4, a stock option granted under the Plan shall not in any event be exercisable after the expiration of ten years after the date on which it is granted (or after any earlier expiration date that is otherwise prescribed for the stock option by the Board).
(b)    Unless otherwise prescribed by the Board and subject in any event to the provisions of paragraph (a) of this subsection 7.4, if an Outside Director ceases to be a director of CBI other than for death or Retirement when still eligible to exercise a stock option granted to him or her under the Plan (to the extent such stock option has not previously been exercised), such stock option shall no longer be exercisable after the earlier of the expiration of ten years after the date on which the stock option was granted or the expiration of six months after the date on which the Outside Director ceased to be a director of CBI; except that, if such Outside Director dies after he or she ceased to be a director of CBI but prior to the expiration of six months after the date on which he or she ceased to be a director of CBI, the first reference in this paragraph (b) to “six months” shall be deemed to be a reference to “one year.”
7.5    Procedures for Exercise of Stock Option.
(a)    With respect to each exercise of a stock option granted under the Plan, written notice of the exercise must be given and the purchase price for the Common Shares being purchased upon the exercise and any taxes required to be withheld upon the exercise must be paid in full at the time of the exercise. The procedures for meeting such requirements shall be established under the provisions of section 13 hereof.
(b)    As soon as administratively practical after the receipt of the written notice and full payment applicable to the exercise of any stock option granted under the Plan in accordance with the procedures established under the provisions of section 13 hereof, CBI shall deliver to the applicable Outside Director (or such other person who is exercising the stock option) a certificate or certificates representing the acquired Common Shares.
8.    Restricted Stock Awards. Any awards granted under the Plan in the form of restricted stock shall be subject to the following terms and conditions of this section 8.
8.1    Nature of Restricted Stock.
(a)    Restricted stock shall constitute Common Shares that may not be disposed of by the Outside Director to whom the restricted stock is granted until certain restrictions and conditions established by the Board lapse. Such restrictions shall include but not necessarily be limited to restrictions that provide that the Outside Director must, in order to dispose of all of the Common Shares reflected in a restricted stock award granted under the Plan, complete at least three full years of service as a director of CBI (with one year of service being credited to the Outside Director for this purpose for each twelve months as a CBI director, whether or not consecutive) or terminate service with CBI in special circumstances (such as upon the Outside Director's death, disability, or Retirement that occurs after he or she has attained at least age 68). Any restrictions imposed under a restricted stock award shall also similarly restrict the ability of the Outside Director to dispose of other rights issued with respect to such restricted stock.
(b)    Any restricted stock award granted under the Plan may provide that the satisfaction of certain but not all (or a certain level but not the highest level) of the restrictions and conditions applicable to such restricted stock will permit the lapse of the applicable restrictions and conditions that restrict the right to dispose of such restricted stock as to a percentage (that is reasonably related to the percentage of all or the highest level of the restrictions and conditions applicable to the entire restricted stock award that have been satisfied), but not the maximum number, of the Common Shares reflected by such restricted stock.
8.2    Terms and Conditions of Restricted Stock To Be Determined by Board. Subject to the other provisions of this section 8 and the other sections of the Plan, all of the restrictions and other terms and conditions that apply to any restricted stock awarded under the Plan shall be determined by the Board. The grant of any restricted stock under the Plan shall be evidenced by a written agreement signed by the Board or a representative thereof, which agreement shall contain the restrictions and other terms and conditions of the restricted stock (as set by the Board) and shall be referenced on the certificates representing the Common

Shares that constitute such restricted stock.
8.3    Procedures for Payment of Taxes Upon Vesting of Restricted Stock. Any taxes required to be withheld upon the lapse of any restrictions applicable to any restricted stock granted under the Plan (and, if applicable, any minimum purchase price for the restricted stock that may be required by applicable law) must be paid in full at the time such restrictions lapse. The procedures for meeting such requirements shall be established under the provisions of section 13 hereof.
8.4    Right of Participant Under Restricted Stock. Any Outside Director who has been granted restricted stock under the Plan shall have, during the period in which restrictions on his or her ability to dispose of such stock apply, all of the rights of a shareholder of CBI with respect to the Common Shares awarded as restricted stock (other than the right to dispose of such shares), including the right to vote the shares and the right to receive any cash or stock dividends, unless the Board shall otherwise provide in the terms of the applicable restricted stock award and except as may otherwise be provided in subsection 8.5 hereof.
8.5    Restrictions for Additional Common Shares Issued under Stock Split or Dividend. Any Common Shares issued with respect to restricted stock as a result of a stock split, stock dividend, or similar transaction shall be restricted to the same extent as the applicable restricted stock, unless otherwise provided by the Board in the terms of the applicable restricted stock award.
8.6    Forfeiture of Restricted Stock. If any restrictions or conditions on an Outside Director's ability to dispose of any restricted stock granted to him or her are not satisfied in accordance with the terms of such restricted stock award, such restricted stock shall be forfeited (subject to such exceptions, if any, as are authorized by the Board). For instance, if an Outside Director to whom restricted stock has been granted under the Plan terminates his or her service with CBI during the period in which restrictions on his or her ability to dispose of such stock apply (and prior to the satisfaction of the requirements applicable to such restrictions), such restricted stock shall be forfeited (subject to such exceptions, if any, as are authorized by the Board as to a termination of service that reflects the Outside Director's death, disability, or Retirement that occurs after the Outside Director has attained at least age 68 or as to other special circumstances).
9.    Fair Market Value of Common Shares. For purposes of the Plan, the fair market value of a Common Share on any date (for purposes of this section 9, the “subject date”) shall be deemed to be the closing price of a Common Share on the New York Stock Exchange on the subject date (or, if no trading in any stocks occurred at all on such exchange on the subject date, on the next subsequent date on which trading of stocks occurred on such exchange). Notwithstanding the foregoing, if Common Shares are not listed or traded at all on the New York Stock Exchange on the date as of which a Common Share's fair market value for the subject date is to be determined under the terms of the immediately preceding sentence, then the fair market value of a Common Share on the subject date shall be determined by the Board in good faith pursuant to methods and procedures established by the Board.
10.    Nonassignability of Awards. Except as may be required by applicable law, no award granted under the Plan to an Outside Director may be assigned, transferred, pledged, or otherwise encumbered by the Outside Director otherwise than by will, by designation of a beneficiary to take effect after the Outside Director's death, or by the laws of descent and distribution. Each stock option award shall be exercisable during the Outside Director's lifetime only by the Outside Director (or, if permissible under applicable law, by the Outside Director's guardian or legal representative). Notwithstanding the foregoing provisions of this section 10, the Board may, in its discretion, permit transfers of stock option awards by gift or otherwise, subject to such terms and conditions as the Board may prescribe.
11.    Provisions Upon Change in Control.
11.1    Effect of Change in Control on Awards. In the event a Change in Control occurs on or after the Effective Date, then, unless otherwise prescribed by the Board in the terms of an applicable award, (i) all outstanding stock options granted under the Plan to an Outside Director shall immediately become exercisable in full upon the date of the Change in Control and (ii) the restrictions still then in force and applicable to any Common Shares awarded as restricted stock under the Plan to an Outside Director shall immediately lapse upon the date of the Change in Control.
11.2    Cashout of Stock Options. In addition, unless the Board shall otherwise prescribe in the terms of a stock option that was awarded under the Plan, in the event of a Change in Control the Board shall have discretion to cause a cash payment to be made to the person who then holds such stock option, in lieu of the right to exercise such stock option or any portion thereof, provided (i) that such stock option is still outstanding as of the Change in Control and (ii) that the aggregate fair market value (on the date of the Change in Control) of the Common Shares that are subject to such stock option exceeds the aggregate exercise price of such Common Shares under such stock option. In the event the Board exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the amount by which (i) the aggregate fair market value (on the date of the Change in Control) of the Common Shares that are subject to such stock option exceeds (ii) the aggregate exercise price of such Common Shares under such stock option.
11.3    Definition of Change in Control.     For purposes of the Plan, a “Change in Control” means the occurrence of any one of the events described in the following paragraphs of this subsection 11.3.
(a)    A majority of the Board as of any date not being composed of Incumbent Directors. For purposes of this subsection 11.3, as of any date, the term “Incumbent Director” means any individual who is a director of CBI as of such date and either: (i) who was a director of CBI at the beginning of the 24 consecutive month period ending on such date; or (ii) who became a CBI director subsequent to the beginning of such 24 consecutive month period and whose appointment, election, or nomination for election was approved by a vote of at least two-thirds of the CBI directors who were, as of the date of such vote, Incumbent Directors (either by a specific vote or by approval of the proxy statement of CBI in which such person is named as a nominee for director). It is provided, however, that no individual initially appointed, elected, or nominated as a director of CBI as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall ever be deemed to be an Incumbent Director.
(b)    Any “person,” as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, being or becoming “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CBI representing 20% or more of the combined voting power of CBI's then outstanding securities eligible to vote for the election of the Board (for purposes of this subsection 11.3, the “CBI Voting Securities”). It is provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control if such event results from any of the following: (i) the acquisition of any CBI Voting Securities by the Company, (ii) the acquisition of any CBI Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company, (iii) the acquisition of any CBI Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a Non-Qualifying Transaction (as defined in paragraph (c) of this subsection 11.3).
(c)    The consummation of a merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company (for purposes of this paragraph (c), a “Reorganization”) or sale or other disposition of all or substantially all of the assets of CBI to an entity that is not an affiliate of CBI (for purposes of this paragraph (c), a “Sale”), that in each case requires the approval of CBI's shareholders under the law of CBI's jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of CBI in such Reorganization or Sale), unless immediately following such Reorganization or Sale:
(1)    more than 60% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (i) the entity resulting from such Reorganization or the entity which has acquired all or substantially all of the assets of CBI (for purposes of this paragraph (c) and in either case, the “Surviving Entity”), or (ii) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (for purposes of this paragraph (c), the “Parent Entity”), is represented by CBI Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such CBI Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such CBI Voting Securities among the holders thereof immediately prior to the Reorganization or Sale;
(2)    no person (other than any employee benefit plan sponsored or maintained by the Surviving Entity or the Parent Entity or the related trust of any such plan) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity); and
(3)    at least a majority of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in subparagraphs (1), (2), and (3) of this paragraph (c) being deemed to be a “Non-Qualifying Transaction” for purposes of this subsection 11.3).
(d)    The shareholders of CBI approving a plan of complete liquidation or dissolution of CBI.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the CBI Voting Securities as a result of the acquisition of CBI Voting Securities by CBI which reduces the number of CBI Voting Securities outstanding; provided that, if after such acquisition by CBI such person becomes the beneficial owner of additional CBI Voting Securities that increases the percentage of outstanding CBI Voting Securities beneficially owned by such person, a Change in Control shall then occur.
12.    Adjustments.
12.1    Adjustments for Stock Dividends, Stock Splits, and Other Corporate Transactions.
(a)    In the event of any change affecting the Common Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change, or any distributions to common shareholders other than cash dividends, then, subject to the provisions of paragraph (b) of this subsection 12.1, the Board shall make such substitution or adjustment in the aggregate number or class of shares which may be distributed under the Plan and in the number, class, and exercise price or other price of shares on which the outstanding awards granted under the Plan are based as it determines to be necessary or appropriate in order to prevent the enlargement or dilution of rights under the Plan or under awards granted under the Plan.
(b)    The Board shall not take any action under the provisions of paragraph (a) of this subsection 12.1 with respect to any specific award granted under the Plan to the extent it determines that such action would otherwise cause such award to become subject to the requirements of Code Section 409A when such award would not be subject to such requirements in the absence of such adjustment.
12.2    Adjustments To Correct Errors or Omissions. The Board shall be authorized to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award granted under the Plan in the manner and to the extent it shall determine is needed to reflect the intended provisions of the Plan or that award or to meet any law that is applicable to the Plan (or the provisions of any law which must be met in order for the normal tax consequences of the award to apply).
13.    Procedures For Satisfying Payment and Withholding Requirements.
13.1    Board May Develop Payment/Withholding Procedures. The Board may, in its discretion, establish procedures governing the exercise of, lapse of restrictions under, and/or payment of any award granted under the Plan and to compel under such procedures that, to the extent applicable under such award, any purchase price for Common Shares being obtained under such award and/or taxes required to be withheld by the terms of such award or under applicable law (with any such purchase price and/or tax withholding requirements being referred to in this section 13 as the “payment/withholding requirements”) be paid in full. The Board may provide for different rules as to the satisfying of the payment/withholding requirements with respect to each type of award granted under the Plan and even among awards of the same type that are granted under the Plan. The Board's procedures applicable to the satisfaction of any payment/withholding requirements that apply to an award granted under the Plan may, in the discretion of the Board, include commonly accepted electronic or telephonic notices given via the internet or an interactive voice response system to a third party broker which is designated by the Board to facilitate and/or administer the exercise, issuance, or payment of any awards granted under the Plan.
13.2    Default Payment/Withholding Procedures. Unless the Board otherwise prescribes in the written agreement by which an award is granted under the Plan, any Outside Director to whom an award under the Plan is granted (or, if applicable, such other person who is exercising the award) may, in his or her sole discretion, satisfy the payment/withholding requirements that apply to such award by using any one or more of the following methods or any combination of the following methods:
(a)    by making a payment to CBI of an amount in cash (which, for purposes of the Plan, shall be deemed to include payment in U.S. currency or by certified check, bank draft, cashier's check, or money order) equal to the amount of such payment/withholding requirements;
(b)    by making a payment to CBI in Common Shares which are previously owned by the Outside Director (or such other person) and have a fair market value on the date of payment equal to the amount of such payment/withholding requirements;
(c)    by having CBI retain Common Shares which are otherwise being purchased, issued, or paid under the award and have a fair market value on the date of payment equal to the amount of such payment/withholding requirements; and/or

(d)    by having CBI retain an amount of cash that is payable under any other compensation applicable to the Outside Director (or such other person) and equal to the amount of such payment/withholding requirements.
13.3    Right of CBI To Retain Amount To Meet Payment/Withholding Requirements If Requirements Are Not Otherwise Met. If any Outside Director (or other person) who is responsible for satisfying any payment/withholding requirements that apply to an award granted under the Plan otherwise fails to satisfy such payment/withholding requirements under the procedures or other rules set forth in the foregoing provisions of this section 13, CBI shall have the right to retain from such award or the payment thereof (or from any other amount that is payable as compensation to the Outside Director or such other person), as appropriate, a sufficient number of Common Shares or cash otherwise applicable to the award (or otherwise applicable to such other compensation amount) in order to satisfy such payment/withholding requirements.
14.    Amendment or Termination of Plan.
14.1    Right of Board To Amend or Terminate Plan. Subject to the provisions of paragraph (b) of subsection 1.3 hereof but notwithstanding any other provision hereof to the contrary, the Board may amend or terminate the Plan or any portion or provision thereof at any time, provided that no such action shall materially impair the rights of an Outside Director with respect to a previously granted Plan award without the Outside Director's consent. Notwithstanding the foregoing, the Board may not in any event, without the approval of CBI's shareholders, adopt an amendment to the Plan which shall: (i) increase the total number of Common Shares which may be issued or paid during the existence of the Plan; (ii) change the class of persons eligible to receive awards under the Plan; or (iii) make any other change in the Plan that is required by applicable law to be approved by CBI's shareholders in order to be effective.
14.2    Rules When Shareholder Approval for Amendment Is Required. If approval of CBI's shareholders is required to a Plan amendment pursuant to the provisions of subsection 14.1 hereof, then such approval must comply with all applicable provisions of CBI's corporate charter, bylaws and regulations, and any applicable state law prescribing a method and degree of shareholder approval required for issuance of Common Shares. If the applicable state law fails to prescribe a method and degree in such cases, then such approval must be made by a method and degree that would be treated as adequate under applicable state law in the case of an action requiring shareholder approval of an amendment to the Plan.
15.    Miscellaneous.
15.1    Section 83(b) Election. An Outside Director may, with respect to any award granted to him or her under the Plan with respect to which an election could be made under Section 83(b) of the Code (generally to include in his or her gross income for Federal income tax purposes in the year the award is transferred to him or her the amounts specified in such Code section), make such election provided that (i) the terms and conditions of such award fail to prohibit the Outside Director making such election and (ii) the Outside Director provides written notice to the Committee of such election within ten days after he or she has filed a written notice of such election with the Internal Revenue Service (as well as meeting all other notice and additional requirements for such election that are required by Section 83(b) of the Code).
15.2    Prohibition on Reduction of Exercise Price. Subject to the provisions of subsection 12.1 hereof but notwithstanding any other provision of the Plan, in no event shall the exercise price applicable to a stock option award granted under the Plan be reduced, directly or indirectly, by an amendment to the award, by the cancellation of the award and the granting of a new award, or by any other means unless such reduction is approved by CBI's shareholders (with such approval meeting the same conditions as are described in subsection 14.2 hereof as to the approval of a Plan amendment).
15.3    No Right To Employment as Director. Nothing contained in the Plan or any stock option granted under the Plan shall confer on any Outside Director any right to be continued as a director of CBI or interfere in any way with the right of CBI to terminate the Outside Director's service as a director at any time and in the same manner as though the Plan and any stock options granted under the Plan were not in effect.
15.4    No Advance Funding of Plan Benefits. The Plan shall not be funded and CBI shall not be required to segregate any assets to reflect any awards granted under the Plan. Any liability of CBI to any person with respect to any award granted under the Plan shall be based solely upon the contractual obligations that apply to such award, and no such liability shall be deemed to be secured by any pledge of or other lien or encumbrance on any property of CBI.
15.5    No Issuance of Common Shares Unless Securities Laws Permit Issuance. Notwithstanding any other provision of the Plan to the contrary, in no event shall CBI be obligated to issue or deliver any Common Shares under the Plan in connection with an award granted under the Plan unless and until CBI determines that such issuance or delivery will not constitute a violation of the provisions of any applicable law (or regulation issued under such law) or the rules of any securities exchange on which Common Shares are listed and will not be subject to restrictions not generally applicable to Common Shares. In addition, with respect to any Outside Director who is subject to the requirements of Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable requirements of Rule 16b-3. To the extent any provision of the Plan or an award granted under the Plan or action by the Board fails to so comply, it shall be deemed to be null and void to the extent permitted by law or deemed advisable by the Board.
15.6    Applicable Law. Except to the extent preempted by any applicable Federal law, the Plan shall be subject to and construed in accordance with the laws of the State of Ohio.
15.7    Counterparts and Headings. The Plan may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

VOTE BY INTERNET - www.proxyvote.com
CINCINNATI BELL INC. ATTN: CHRISTOPHER WILSON 221 EAST 4TH STREET, RM 103-1290 CINCINNATI, OH 45202-2301
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M31671-P08044-Z54895	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CINCINNATI BELL INC.
The Board of Directors recommends you vote FOR Proposals 1, 2, 3, 4, and 5:
1.	Election of Directors
Nominees:
	To be elected for terms expiring in 2013.	For	Against	Abstain
	1a. Phillip R. Cox	¬	¬	¬		For	Against	Abstain
	1b. Bruce L. Byrnes	¬	¬	¬	2. To approve, by non binding vote, executive compensation.	¬	¬	¬
	1c. John F. Cassidy	¬	¬	¬
	1d. Jakki L. Haussler	¬	¬	¬	3.To reapprove the material terms of the performance goals of the Cincinnati Bell Inc. 2007 Long Term Incentive Plan.	¬	¬	¬
	1e. Craig F. Maier	¬	¬	¬
	1f. Alan R. Schriber	¬	¬	¬	4.To approve an amendment to the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors.	¬	¬	¬
	1g. Alex Shumate	¬	¬	¬
	1h. Lynn A. Wentworth	¬	¬	¬	5.Ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal 2012.	¬	¬	¬
	1i. Gary J. Wojtaszek	¬	¬	¬
	1j. John M. Zrno	¬	¬	¬
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

CINCINNATI BELL INC.
SOLICITATION OF PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2012

The undersigned hereby appoints Phillip R. Cox, Lynn A. Wentworth and John M. Zrno, each or any of them, as proxies, with full power of substitution, to represent and to vote all common shares and 6 3/4% Cumulative Convertible Preferred Shares of Cincinnati Bell Inc. held of record by the undersigned at the close of business on March 2, 2012, at the Annual Meeting and at any adjournment or postponement thereof, notice of which Annual Meeting together with the related Proxy Statement has been received. The proxies are directed to vote the shares as indicated on the reverse side.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4 AND FOR PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)